As filed with the U.S. Securities and Exchange Commission on January 10, 2023

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

T STAMP INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	20-2222203
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3017 Bolling Way NE, Floors 1 and 2,

Atlanta, Georgia, 30305, USA

(404) 806-9906

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gareth Genner

c/o T Stamp Inc.

3017 Bolling Way NE, Floors 1 and 2,

Atlanta, Georgia, 30305, USA

(404) 806-9906

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED JANUARY 10, 2023

T Stamp Inc.

Up to 2,925,000 Shares of Class A Common Stock

This prospectus relates to the resale from time to time of up to an aggregate of 2,925,000 shares of our Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) of which (i) 975,000 shares were issued to a certain investor in a private placement offering consummated on September 14, 2022; and (ii) 1,950,000 shares are underlying Class A Common Stock purchase warrants (the “Warrants”) that were sold to that investor (the “Selling Stockholder”) in the same private placement. We are registering these shares as required by the Registration Rights Agreement that we entered into with the Selling Stockholder. The Selling Stockholder may offer and sell their shares in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices.

As provided by Rule 416 of the Securities Act of 1933, as amended, this prospectus also covers any additional shares of Class A Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Selling Stockholder may sell all or a portion of shares through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder, the purchasers of the shares, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold. We will not receive any of the proceeds from the sale of the 975,000 shares by the Selling Stockholder. However, in the case of the Warrants, upon exercise of the Warrants for cash, the Selling Stockholder would pay us an exercise price of $1.77 per share of Class A Common Stock, subject to any adjustment pursuant to the terms of the Warrants, or an aggregate of approximately $3,451,500 if the Warrants are exercised in full for cash. The Warrants are also exercisable on a cashless basis, and if the Warrants are exercised on a cashless basis, we would not receive any cash payment from the Selling Stockholder upon any such exercise of the Warrants. We have agreed to bear the expenses (other than underwriting discounts, commissions or agent’s commissions and legal expenses of the Selling Stockholder) in connection with the registration of the Class A Common Stock being offered under this prospectus by the Selling Stockholder.

We will pay the expenses of registering these shares, but all selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder. See “Plan of Distribution.”

We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under federal securities laws, and, as such have elected to take advantage of certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Our Class A Common Stock is quoted on The NASDAQ Capital Market under the symbol “IDAI.” On January 9, 2023, the last reported sale price of our Class A Common Stock on The NASDAQ Capital Market was $0.59 per share. Our Class A Common Stock was also listed on the Euronext Growth Exchange under the symbol “AIID”. As of October 14, 2022, the Company voluntarily delisted its securities from Euronext Growth Exchange, with the last reported sale price of our Class A Common Stock being $3.80 per share on this exchange.

You should read this prospectus carefully before you invest in any of our securities.

Investing in securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2022

ABOUT THIS PROSPECTUS

The registration statement on Form S-1, of which this prospectus forms a part and that we have filed with the Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus.

Additionally, we incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information.” You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not, and the Selling Stockholder has not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the Selling Stockholder are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholder have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus and any free writing prospectus related to this Offering are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Unless the context otherwise requires, the terms “T Stamp,” “Trust Stamp”, the “Company,” “we,” “us” and “our” refer to T Stamp Inc. and its subsidiaries on a collective basis.

This prospectus includes industry and market data and other information, which we have obtained from, or is based upon, market research, independent industry publications or other publicly available information. Although we believe each such source to have been reliable as of its respective date, we have not independently verified the information contained in such sources. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this prospectus.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Common Stock discussed under “Risk Factors”, “The Company’s Business”, and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy our Class A Common Stock

Overview

T Stamp Inc. was incorporated on April 11, 2016 in the State of Delaware. T Stamp Inc. and its subsidiaries (“Trust Stamp”, “we”, or the “Company”) develops and markets identity authentication software for enterprise and government partners and peer-to-peer markets.

Trust Stamp develops proprietary artificial intelligence-powered identity and trust solutions at the intersection of biometrics, privacy, and cybersecurity, that enable organizations to protect themselves and their users, while empowering individuals to retain ownership of their identity data and prevent fraudulent activity using their identity.

Trust Stamp tackles industry challenges including data protection, regulatory compliance, and financial accessibility, with cutting edge technology including biometric science, cryptography, and machine learning. Our core technology irreversibly transforms identity information to create tokenized identifiers that enable accurate authentication without the need to store or share sensitive data. By retaining the usefulness of biometric-derived data while minimizing the risk, we allow businesses to adopt biometrics and other anti-fraud initiatives while protecting personal information from hacks and leaks.

Trust Stamp’s key sub-markets are identity authentication for the purpose of account opening, access and fraud detection, the creation of tokenized digital identities to facilitate financial and societal inclusion, and in-community case management software for alternatives to detention and other governmental uses.

As biometric solutions proliferate, so does the need to protect biometric data. Stored biometric images and templates represent a growing and unquantified financial, security and PR liability and are the subject of governmental, media and public scrutiny, since biometric data cannot be “changed” once they are hacked, as they are directly linked to the user’s physical features and/or behaviors. Privacy concerns around biometric technology have led to close attention from regulators, with multiple jurisdictions placing biometrics in a special or sensitive category of personal data and demanding much stronger safeguards around collection and safekeeping.

To address this unprecedented danger and increased cross-industry need to establish trust quickly and securely in virtual environments, Trust Stamp has developed its Irreversibly Transformed Identity Token, or IT2, solutions, which replace biometric templates with a cryptographic hash that can never be rebuilt into the original data and cannot be used to identify the subject outside the environment for which it is designed.

Trust Stamp’s data transformation and comparison technology is vendor and modality agnostic, allowing organizations including other biometric services providers to benefit from the increased protection, efficiency, and utility of our proprietary tokenization process. With online and offline functionality, Trust Stamp technology is effective in even the most remote locations in the world.

Trust Stamp also offers end-to-end solutions for multi-factor biometric authentication for account access and recovery, KYC/AML compliance, customer onboarding, and more, which allow organizations to approve more genuine users, keep bad actors from accessing systems and services, and retain existing users with a superior user experience.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements, and unaudited interim financial statements for the three and nine months ended September 30, 2022 and 2021. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;
●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);
●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.07 billion or more in annual gross revenues; (ii) the end of fiscal year 2026; (iii) our issuance, in a three year period of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

Going Concern

Our auditor has included an “Emphasis of Matter Regarding Liquidity” note in its report on our consolidated financial statements for the fiscal years ended December 31, 2021 and 2020. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

The unaudited condensed consolidated financial statements for the nine months ended September 30, 2022 and 2021 also have been prepared on a going concern basis, expressing substantial doubt about our ability to continue as an ongoing business for the next twelve months.

If we cannot secure the financing needed to continue as a viable business, our shareholders may lose some or all of their investment in us.

Recent Developments

Securities Purchase Agreement and Private Placement

On September 11, 2022, the Company entered into a Securities Purchase Agreement (the “SPA”) with a certain institutional investor (the “Selling Stockholder”). Pursuant to the terms of the SPA, the Company agreed, at the closing of the SPA (the “Closing”), to sell and issue to the Selling Stockholder in a private placement (the “Private Placement”) 975,000 shares of Class A Common Stock of the Company and warrants to purchase 1,950,000 shares of Class A Common Stock of the Company (the “Warrants”) for a total purchase price of $1,511,250.

The Warrants have an exercise price of $1.77 per share, with such exercise price being subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Class A Common Stock that occur while the Warrants are outstanding.

The Warrants also allow for a “cashless exercise” if, at any time after the six (6) month anniversary of the issue date of the Warrants there is no effective registration statement registering the resale of the Class A Common Stock issuable pursuant to the Warrants. In such a case, then Warrants may also be exercised, in whole or in part, by means of a cashless exercise in which the Selling Stockholder will be entitled to receive a number of shares of Class A Common Stock as described in the Warrants.

The Warrants may be exercised at any time by the Selling Stockholder starting on the issuance date (i.e. September 14, 2022) until the five (5) year and six (6) month anniversary thereafter.

Additionally, pursuant to the SPA, the Company agreed to provide the Selling Stockholder a right of participation in any subsequent financings of the Company from the date of the Closing until the date that is 18 months thereafter in which the Company issues shares of its common stock (or common stock equivalents). In such an event, the Selling Stockholder will have the right to participate that financing in up to an amount equal to 30% of the amount raised in that financing on the same terms, conditions and price provided to other investors in the financing.

The Closing of the SPA was subject to a number of customary closing conditions, including, but not limited to, the Company’s entry into a Registration Rights Agreement and the Company’s officers and directors entering into Lock-Up Agreements, the execution of which were conditions to the Closing of the SPA.

On September 14, 2022 (the “Closing Date”), the Closing of the SPA occurred. The Private Placement also closed on the Closing Date, whereby the Selling Stockholder purchased 975,000 shares of Class A Common Stock from the Company at a purchase price of $1.55 per share, and the Company issued the Selling Stockholder the Warrants to purchase 1,950,000 shares of Class A Common Stock on the Closing Date.

The Company received gross proceeds from the Private Placement of $1,511,250 before deducting offering expenses payable by the Company. The Company intends to use the net proceeds of the Private Placement for working capital and other general corporate purposes.

The Company engaged Maxim Group LLC (“Maxim”) as the Company’s placement agent for the Private Placement pursuant to a Placement Agent Agreement dated as of September 11, 2022. Pursuant to the Placement Agent Agreement, the Company agreed to pay Maxim a cash placement fee equal to 6.0% of the gross proceeds of the Private Placement, plus reimbursement of certain expenses and legal fees.

Registration Rights Agreement

Pursuant to the SPA, the Company agreed to enter into a registration rights agreement (the “Registration Rights Agreement”) with the Selling Stockholder, pursuant to which the Company must file a registration statement on Form S-3 (or, if the Company is ineligible to use a Form S-3, another appropriate form) with the SEC to register for resale the 975,000 shares of Class A Common Stock to be purchased pursuant to the SPA, as well as the 1,950,000 shares of Class A Common Stock issuable upon exercise of the Warrants within 15 days of the Closing of the SPA, with such registration statement becoming effective within 45 days after the Closing, subject to adjustment in the event of a review by the SEC. The Company is subject to customary penalties and liquidated damages in the event it does not meet certain filing requirements and deadlines set forth in the Registration Rights Agreement.

The Company entered into the Registration Rights Agreement on September 11, 2022.

Lock-Up Agreements

Pursuant to the SPA, the Company agreed to enter into lock-up agreements (collectively the “Lock-Up Agreements”) with our executive officers and directors at the Closing. Under the Lock-Up Agreements, our executive officers and directors may not offer, sell, contract to sell, lend, hypothecate, pledge or otherwise dispose of all shares of the Company’s Common Stock beneficially owned by them for a period of sixty (60) after the effective date of the registration statement contemplated in the Registration Rights Agreement.

On the Closing Date, each of the Company’s executive officers and directors entered into Lock-Up Agreements.

The descriptions of each of the SPA, Warrants, Registration Rights Agreement, Placement Agent Agreement, and Form of Lock-Up Agreement are qualified by reference to the copies of these agreements included as Exhibits to this registration statement.

Corporate Information

Our principal executive office is located at 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305, United States of America, which serves as our headquarters. Our telephone number is (404) 806-9906. Our website address is www.truststamp.ai. Information contained on our website on that can be accessed through our website is not incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available in the investors section of our website at www.truststamp.ai. You may also read and copy any document we file with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330.

This prospectus omits some information contained in the registration statement of which this prospectus forms a part in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

THE OFFERING

This prospectus relates to the resale from time to time by the Selling Stockholder identified herein of up to 2,925,000 shares of our Class A Common Stock. We are not directly offering any shares for sale under the registration statement of which this prospectus is a part.

Class A Common Stock outstanding prior to this prospectus (as of January 10, 2023):	24,271,512

Class A Common Stock offered by the Selling Stockholder hereunder:	2,925,000 (2)

Class A Common Stock to be outstanding after this prospectus:	26,221,512 (1)

Use of Proceeds:

We will not receive any proceeds from the sale of our Class A Common Stock offered by the Selling Stockholder under this prospectus. However, in the case of the Warrants issued to the Selling Stockholder on September 14, 2022 being exercised by the Selling Stockholder for cash, the Selling Stockholder would pay us an exercise price of $1.77 per share of Class A Common Stock, subject to any adjustment pursuant to the terms of the Warrants, or an aggregate of approximately $3,451,500 if the Warrants are exercised in full for cash. The Warrants are also exercisable on a cashless basis, and if the Warrants are exercised on a cashless basis, we would not receive any cash payment from the Selling Stockholder upon any such exercise of the Warrants.

Offering Price:	The Selling Stockholder may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Risk Factors:	Investing in our securities involves a high degree of risk and purchasers may lose their entire investment. See the disclosure under the heading “Risk Factors” beginning on page 13 of this prospectus.

NASDAQ Trading Symbol:	IDAI
(1)

The above discussion is based on 24,271,512 shares of Class A Common Stock outstanding as of January 10, 2023 and includes the 975,000 shares of Class A Common Stock issued on September 14, 2022 but excludes the following:

●	Restricted Stock Units (“RSUs”) (1,457,444 shares),
●	stock options (1,942,403 shares), and
●	warrants (6,430,593 shares), and
●	up to 1,950,000 shares of Class A Common Stock issuable upon the exercise of the Warrants offered hereby; and
●	stock grants (323,368 shares).
(2)

Compromised of 975,000 shares of Class A Common Stock currently held by the Selling Stockholder, and 1,950,000 shares of Class A Common Stock underlying the Warrants that may be exercised by the Selling Stockholder.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following summary consolidated financial data together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the statements of operations data for the nine months ended September 30, 2022 and 2021 and balance sheet data as of September 30, 2022 from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus, and we have derived the consolidated statements of operations data for the years ended December 31, 2021 and 2020 from our audited consolidated financial statements appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our results for any interim period are not necessarily indicative of results that may be expected for any full year.

Statements of Operations Data:	For the years ended December 31,		For the nine months ended September 30,
			(Unaudited)	(Unaudited)
	2021	2020	2022	2021
Net revenue	$3,677,896	$2,648,322	$4,877,809	$1,581,796
Operating expenses:	(12,568,888)	(11,044,523)	(12,899,961)	(8,505,948)
Operating loss	(8,890,992)	(8,396,201)	(8,022,152)	(6,924,152)
Total other expense, net	(167,914)	(2,287,423)	(32,088)	(110,973)
Net loss before taxes	(9,058,906)	(10,683,624)	(8,054,240)	(7,035,125)
Income tax expense	—	—	—	—
Net loss including noncontrolling interest	(9,058,906)	(10,683,624)	(8,054,240)	(7,035,125)
Net loss attributable to noncontrolling interest	(1,743)	(63)	—	(1,304)
Net loss attributable to T Stamp Inc. (2)	$(9,057,163)	$(10,683,561)	$(8,054,240)	$(7,033,821)
Basic and diluted net loss per share attributable to T Stamp Inc. (1)	$(0.48)	$(0.90)	$(0.35)	$(0.37)

(1)See Note 1 to our consolidated financial statements for the years ended December 31, 2021 and 2020 and for the nine months ended September 30, 2022 and 2021 for an explanation of the method used to compute basic and diluted net loss per share.

(2)We have provided the reconciliations between the net losses and Adjusted EBITDA under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Balance Sheet Data:	As of December 31,		As of September 30,
			(Unaudited)	(Unaudited)
	2021	2020	2022	2021
Cash and cash equivalents	$3,475,695	$1,469,952	$2,930,591	$173,879
Total Assets	$8,664,654	$4,812,766	$8,082,094	$3,975,345
Total Liabilities	$(3,630,938)	$(2,739,107)	$(4,324,882)	$(3,037,270)
Total Stockholders' Equity (Deficit)	$(5,033,716)	$(2,073,659)	$(3,757,212)	$(938,075)

RISK FACTORS

An investment in our Class A Common Stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Common Stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our securities if you can bear the risk of loss of your entire investment.

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently riskier than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	We are a comparatively early-stage company that has incurred operating losses in the past, expect to incur operating losses in the future, and may never achieve or maintain profitability.
●	Our technology continues to be developed, and there is no guarantee that we will ever successfully develop the technology that is essential to our business to a point at which no further development is needed.
●	We may be subject to numerous data protection requirements and regulations.
●	We operate in a highly competitive industry that is dominated by a number of exceptionally large, well-capitalized market leaders and the size and resources of some of our competitors may allow them to compete more effectively than we can.
●	We rely on third parties to provide services essential to the success of our business.
●	We currently have three customers that account for substantially all of our revenues.
●	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.
●	In connection with the audit of our financial statements for the year ended December 31, 2021, our auditor identified material weaknesses in our internal control over financial reporting.
●	Our auditor has included an “Emphasis of Matter Regarding Liquidity” note in its report on our consolidated financial statements for the fiscal years ended December 31, 2021 and 2020. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.
●	The unaudited condensed consolidated financial statements for the nine months ended September 30, 2022 and 2021 also have been prepared on a going concern basis, expressing substantial doubt about our ability to continue as an ongoing business for the next twelve months.
●	The impact of COVID-19 may affect consumer behavior in ways that we cannot accurately predict and may negatively affect our results of operations.

●	As the vast majority of our revenue is US Dollar denominated and a significant percentage of our expenses are incurred in other currencies, we are subject to risks relating to foreign currency fluctuations.

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance and have not yet generated profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our Company was incorporated under the laws of the State of Delaware on April 11, 2016, and we have not yet generated profits. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We have historically operated at a loss, which has resulted in an accumulated deficit. For the fiscal year ended December 31, 2021, we incurred a net loss of $9.1 million, compared to a net loss of $10.7 million for the fiscal year ended December 31, 2020. For the nine months ended September 30, 2022, we had a net loss of $8.1 million. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in our Class A Common Stock price.

Our consolidated financial statements for the fiscal years ended December 31, 2021 and 2020, and our interim unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2022 and 2021 have been prepared on a going concern basis. We have not yet generated profits and have an accumulated deficit of $27.2 million as of December 31, 2021, and an accumulated deficit of $35.3 million as of September 30, 2022. We may not have enough funds to sustain the business until it becomes profitable. Even if we raise additional funding through future financing efforts, we may not accurately anticipate how quickly we may use such funds and whether such funds would be sufficient to bring the business to profitability.

Our technology continues to be developed, and it is unlikely that we will ever develop our technology to a point at which no further development is required. Trust Stamp is developing complex technology that requires significant technical and regulatory expertise to develop, commercialize and update to meet evolving market and regulatory requirements. If we are unable to successfully develop and commercialize our technology and products, it will significantly affect our viability as a company.

If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities. In the ordinary course of our business, we may collect and store sensitive data, including protected health information (“PHI”), personally identifiable information (“PII”), owned or controlled by ourselves or our customers, and other parties. We communicate sensitive data, including patient data, electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including research and development information, patient data, commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. As a custodian of this data, Trust Stamp therefore inherits responsibilities related to this data, exposing itself to potential threats. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the resulting fallout stemming from these breaches can be costly, time-consuming, and damaging to a company’s reputation. Further, data breaches need not occur from malicious attack or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.

We are subject to substantial governmental regulation relating to our technology and will continue to be for the lifetime of our Company. By virtue of handling sensitive PII and biometric data, we are subject to numerous statutes related to data privacy and additional legislation and regulation should be anticipated in every jurisdiction in which we operate. Examples of federal (US) and European statutes we could be subject to are:

●	Health Insurance Portability and Accountability Act (HIPAA)
●	Health Information Technology for Economic and Clinical Health Act (HITECH)

Any such access, breach, or other loss of information could result in legal claims or proceedings, liability under federal or state laws that protect the privacy of personal information under HIPAA and/or “HITECH”. Notice of breaches must be made to affected individuals, the Secretary of the Department of Health and Human Services (“HHS”), and for extensive breaches, notice may need to be made to the media or state attorneys general. Penalties for violations of these laws vary. For instance, penalties for failure to comply with a requirement of HIPAA and HITECH vary significantly, and include significant civil monetary penalties and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one-year imprisonment. The criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer or use identifiable health information for commercial advantage, personal gain, or malicious harm.

Further, various states, such as California, have implemented similar privacy laws and regulations, such as the California Confidentiality of Medical Information Act, that impose restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. California’s patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and data we receive, use and share, potentially exposing us to additional expense, adverse publicity, and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PII or PHI, along with increased customer demands for enhanced data security infrastructure, could greatly increase our cost of providing our services, decrease demand for our services, reduce our revenues and/or subject us to additional liabilities.

Compliance with U.S. and international data protection laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Moreover, complying with these various laws could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We rely on our customers to obtain valid and appropriate consents from data subjects whose biometric samples and data we process on such customers’ behalf. Given that we do not obtain direct consent from such data subjects and we do not audit our customers to ensure that they have obtained the necessary consents required by law, the failure of our customers to obtain consents that are in compliance with applicable law could result in our own non-compliance with privacy laws. Such failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition and results of operations.

We anticipate sustaining operating losses for the foreseeable future. It is anticipated that we will sustain operating losses into 2022 as we, continue with research and development, and strive to gain new customers for our technology and market share in our industry. Our ability to become profitable depends on our ability to expand our customer base, consisting of companies willing to license our technology. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

If our products do not achieve broad acceptance both domestically and internationally, we will not be able to achieve our anticipated level of growth. Our revenues are derived from licensing our identity authentication solutions. We cannot accurately predict the future growth rate or the size of the market for our technology. The expansion of the market for our solutions depends on a number of factors, such as

●	the cost, performance and reliability of our solutions and the products and services offered by our competitors;
●	customers’ perceptions regarding the benefits of biometrics and other authentication solutions;
●	public perceptions regarding the intrusiveness of these solutions and the manner in which organizations use biometric and other identity information collected;
●	public perceptions regarding the confidentiality of private information;
●	proposed or enacted legislation related to privacy of information
●	customers’ satisfaction with biometrics solutions; and
●	marketing efforts and publicity regarding biometrics solutions.

Even if our technology gains wide market acceptance, our solutions may not adequately address market requirements and may not continue to gain market acceptance. If authentication solutions generally or our solutions specifically do not gain wide market acceptance, we may not be able to achieve our anticipated level of growth and our revenues and results of operations would suffer.

We operate in a highly competitive industry that is dominated by multiple very large, well-capitalized market leaders and is constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us. The level of competition in the identity authentication industry is high, with multiple exceptionally large, well-capitalized competitors holding a majority share of the market. Currently, we are not aware of any direct competitors of the Company able to offer our main technological offering. Nonetheless, many of the companies in the identity authentication market have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. At any point, these companies may decide to devote their resources to creating a competing technology solution which will impact our ability to maintain or gain market share in this industry. Further, such companies will be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

We face competition from companies with greater financial, technical, sales, marketing, and other resources, and, if we are unable to compete effectively with these competitors, our market share may decline, and our business could be harmed. We face competition from well established companies. Many of our competitors have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

The Company may be unable to effectively protect its intellectual property. To date, the Company has been issued twelve patents related to its products and technology in the current year. The Company has many more pending patent applications as of the date of this prospectus. There is no guarantee that the Company will ever be issued patents on the applications it has submitted. In addition, in order to control costs, we have filed patent applications only in the United States. This may result in our having limited or no protection in other jurisdictions. Our success depends to a significant degree upon the protection of our products and technology. If we are unable to secure patents for our products and technology, or are otherwise are unsuccessful at protecting our technology, other companies with greater resources may copy our technology and/or products, or improve upon them, putting us at a disadvantage to our competitors.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. We believe our products and technology may be highly disruptive to a very large and growing market. Our competitors are well capitalized with significant intellectual property protection and resources and they (and/or patent trolls) may initiate infringement lawsuits against our Company. Such litigation could be expensive and could also prevent us from selling our products, which would significantly harm our ability to grow our business as planned.

Our failure to attract and retain highly qualified personnel in the future could harm our business. As the Company grows, it will be required to hire and attract additional qualified professionals, additional staff for research and development, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

We rely on third party service providers. Our third-party partners provide a variety of essential business functions, including hosting, contract labor, and others. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the Company.

We currently have three customers that account for substantially all of our current revenues. During the Company’s development, we have focused on developing strong relationships with a few significant partners and customers. As such, our historical financial results identify that for a number of years we generated substantially all of our revenue from two customers – which increased to three customers in 2021 with the addition of the ICE Contract (as defined below), which ended in August of 2022. In September of 2022, we entered into a long-term technology contract with a new customer restoring the number of significant revenue-generating customers to three as of the date of this prospectus.

In the opinion of our management, we would be able to continue operations without our current customers. However, the unanticipated loss of the Company’s current customers could have an adverse effect on the company’s financial position.

Our future success is dependent on the continued service of our small management team. Eight directors and four executive officers provide leadership to Trust Stamp. Four of the directors are also executive officers. Our success is dependent on their ability to manage all aspects of our business effectively. Because we are relying on our small management team, we lack certain business development resources that may hurt our ability to grow our business. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. We do not maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of our directors or officers.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund future growth and development, the Company will likely need to raise additional funds in the future by offering shares of its Common or Preferred Stock and/or other classes of equity, or debt that convert into shares of common or Preferred Stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution”. In order to issue sufficient shares in this regard, we may be required to amend our certificate of incorporation to increase our authorized capital stock, which would be require us to obtain consent of a majority of our shareholders. Furthermore, if the Company raises capital through debt, the holders of our debt would have priority over holders of common and Preferred Stock and the Company may be required to accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results, or prospects.

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the operations of the Company, which could negatively impact your investment in our securities.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

We are subject to risks related to foreign currency exchange rates. We operate on a global basis. We have operations (through our subsidiaries and/or directly) in many foreign countries and territories, including, but not limited to, Great Britain, Poland, Rwanda, and the Republic of Malta. The translation from any currencies to United States Dollars for financial statement presentation resulted in a foreign currency loss of $159,270 for the year ended December 31, 2021, and $92,631 loss for the nine months ended September 30, 2022. Such foreign currency translation losses could have a material adverse effect on our business.

We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies could make our Class A Common Stock less attractive to investors. We are an emerging growth company, as defined in the Jumpstart Our Business Startups (JOBS) Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved, and an exemption from compliance with the requirement of the PCAOB regarding the communication of critical audit matters in the auditor’s report on the financial statements. We could be an emerging growth company for up to five years following the year in which we completed our IPO, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the closing of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that are held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We cannot predict if investors will find our Class A Common Stock less attractive because we may rely on the reporting exemptions and the extended transition period for complying with new or revised accounting standards. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our share price may be more volatile.

We have not maintained effective internal controls over financial reporting as is required for a public company, and there are limitations on the effectiveness of such controls, and a failure of our control systems to prevent error or fraud may materially harm us and represent material weaknesses in our internal controls over financial reporting. As provided in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, we previously did not establish effective internal controls over financial accounting and reporting. The resulting material weaknesses related to certain corporate finance and accounting oversight functions over the detection of errors that were present within the Company’s calculation of stock-based awards as well as the financial reporting close process. The failure to establish effective internal controls left us without the ability to properly account for important transactions accurately, to reliably compile our financial information, and significantly impaired our ability to prevent error and detect fraud. In response to these identified material weaknesses, the Company has established additional operational processes to prevent the incorrect recording of stock-based awards, as well as to address weaknesses in its financial reporting close process. Such additional operational processes that have been established include, but are not limited to:

Financial Reporting:

●	Employed a specialized person solely responsible for assisting with our Company’s SEC filings.
●	Contracted with third party professional accounting firms with whom we consult regarding complex accounting applications and issues.
●	Implemented bank account reconciliations prepared by our accountants and reviewed and approved by our financial controller.
●	Established automated controls, such as processing controls, and automated calculations, utilizing software that keeps track of accounting transactions, accounting deadlines, task ownership, SEC reporting calendar, and other important financial reporting matters.
●	Addressing material presentation errors in the Company’s equity section in the consolidated financial statements

Calculation of Stock-Based Awards

●	Established multiple layers of reviews of equity awards calculations to ensure that the calculations match the terms in corresponding award agreement and formulas are correct.
●	Regular check between our legal and accounting staff to ensure that new award agreement do not go unaccounted for. On a monthly basis, we also review all active agreements to check for expirations, so that they are properly accounted for and recorded.
●	Perform regular reconciliations between information in our internal records and our transfer agent’s records to ensure that issued shares and warrants are captured accurately.
●	Implemented multiple tiers of checks and reviews between data entry in our internal records and the use of such data to calculate stock-based compensation entries for our financial statements.

The Company’s management tested the effectiveness of these recently implemented internal control processes during the preparation and filing of the Company’s Quarterly Report on Form 10-Q for the three and nine month periods ended September 30, 2022, and believes that such measures were effective at remediating the material weaknesses described above. Nonetheless, while our management believes these actions have remediated these material weaknesses, the Company cannot guarantee these actions have fully remediated the material weaknesses described further above. Further, there is no guarantee that the Company will not again fail to establish effective internal controls over financial accounting and reporting at some point in the future. Finally, we note that these efforts have not been evaluated by our independent auditor for effectiveness.

Risks Related to the Securities in this Offering

Sales of large numbers of shares could adversely affect the price of our Class A Common Stock Most of our shares of Class A Common Stock that are currently outstanding were issued as “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. In addition to the shares being registered for resale by virtue of this filing, all outstanding shares of Class A Common Stock are currently or will be eligible for resale in the public markets at various times within the next six months with respect to affiliates, subject to compliance with the volume and manner of sale requirements of Rule 144 under the Securities Act of 1933, as amended, and with respect to all restricted securities held by affiliates.

In general, under Rule 144 as currently in effect, any affiliate (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least six months has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our Class A Common Stock or the average weekly trading volume in our Class A Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 by affiliates also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least six months has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell such shares under Rule 144 without regard to any of the volume limitations or other requirements described above. Sales of substantial amounts of Class A Common Stock in the public market could adversely affect prevailing market prices.

The value of your investment will be diluted if the Company issues stock, options, or other equity awards to employees, contractors, advisors, or Board members. The Company may (with the approval of the Board of Directors) issue stock or options to employees, contractors, advisors, or Board members as an element of their compensation package. Any such issuance will dilute your investment.

The Company has a significant amount of authorized but unissued Series A Preferred Stock. No shareholder consent is required to issue these authorized shares. As such, the Company may issue additional Series A Preferred Stock in a future round without first receiving the consent of shareholders of the Company, which could lead to changes in voting control of the Company, or dilution of existing shareholders.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A Common Stock offered by the Selling Stockholder under this prospectus. However, if the Selling Stockholder exercises the Warrants for cash, the Selling Stockholder would pay us an exercise price of $1.77 per share of Class A Common Stock, subject to any adjustment pursuant to the terms of the Warrants, or an aggregate of $3,451,500 if the Warrants are exercised in full for cash. The proceeds to us of such Warrant exercises, if any, are expected to be used for working capital and general corporate purposes. If there is no effective registration statement registering the resale of the Class A Common Stock issuable pursuant to the Warrants within six-months of the issuance of the Warrants, the Warrants will become exercisable on a cashless basis, and if the Warrants are exercised on a cashless basis, we would not receive any cash payment from the Selling Stockholder upon any such exercise of the Warrants.

We note that, as of January 9, 2023, our Class A Common Stock is trading at $0.59 per share. As such, unless the trading price of our Class A Common Stock significantly increases, it is unlikely the Selling Stockholder will exercise the Warrants.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Currently, our Class A Common Stock is traded on the Nasdaq Capital Market under the symbol “IDAI”. During the year ended December 31, 2021, our Class A Common Stock was traded on the OTC Markets Group Inc.’s OTCQX quotation platform under the trading symbol “IDAI” and on the Euronext Growth market in Dublin under “AIID”. However, Trust Stamp received approval from Nasdaq to have our Class A Common Stock listed on the Nasdaq Capital Market under the symbol “IDAI” with trading commencing on January 31, 2022. As a result of our Nasdaq approval, our Class A Common Stock was no longer listed on the OTCQX market as of January 31, 2022.

Holders

As of January 9, 2023, there were approximately 2,872 registered holders of record of our Class A Common Stock and the last reported sale price of our Class A Common Stock on the Nasdaq Capital Market was $0.59 per share on January 9, 2023.

The number of shares of our Class A Common Stock that are freely tradeable as of January 9, 2023 was 10,002,654.

The following table sets forth, for the periods indicated the high and low bid quotations for our Class A Common Stock on OTCQX. These quotations represent inter-dealer quotations, without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

Period
Fiscal Year 2021	High**	Low**
First Quarter (January 1, 2021* – March 31, 2021)	$5.00	$2.00
Second Quarter (April 1, 2021 – June 30, 2021)	$4.40	$2.50
Third Quarter (July 1, 2021 – September 30, 2021)**	$4.94	$1.01
Fourth Quarter (October 1, 2021 – December 31, 2021)	$9.00	$3.35
*	The Company was initially quoted on OTCQX on February 24, 2021.

**On August 18, 2021, by written consent of the stockholders, the Company effected a 5-for-1 forward stock split. The prices listed in the table above have been retroactively restated to reflect the stock split. The stock split was effective for trading on the market opening of both Euronext Growth and OTCQX on August 23, 2021.

The following table sets forth, for the periods indicated the high and low sales prices for our Class A Common Stock on the Nasdaq Capital Market.

Period
Fiscal Year 2022	High*	Low*
First Quarter (January 1, 2022 – March 31, 2022)	$7.35	$2.10
Second Quarter (April 1, 2022 – June 30, 2022)	$8.05	$1.21
Third Quarter (July 1, 2022 – September 30, 2022)	$1.97	$0.80
Fourth Quarter (October 1, 2022 – December 31, 2022)	$1.02	$0.40

*On August 18, 2021, by written consent of the stockholders, the Company effected a 5-for-1 forward stock split. The prices listed in the table above have been retroactively restated to reflect the stock split. The stock split was effective for trading on the market opening of both Euronext Growth and OTCQX on August 23, 2021.

Euronext Growth Dublin (Ticker code: “AIID”).

On December 8, 2020, Trust Stamp was listed on Euronext Growth Dublin through the admission to trading of 17,943,255 shares under a direct listing. The admission and issue price of our Class A Common Stock was set at $1.56 per share.

The last reported sale price of our Class A Common Stock on the Euronext Growth Dublin on May 7, 2021 was $3.80 per share.

The following table sets forth, for the periods indicated the high and low bid quotations for our Class A Common Stock on Euronext Growth Dublin. These quotations represent inter-dealer quotations, without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

Period
Fiscal Year 2021	High*	Low*
First Quarter (January 1, 2021 – March 31, 2021)	$1.56	$1.56
Second Quarter (April 1, 2021 – June 30, 2021)	$3.80	$1.56
Third Quarter (July 1, 2021 – September 30, 2021)*	$3.80	$3.80
Fourth Quarter (October 1, 2021 – December 31, 2021)	$3.80	$3.80

*On August 18, 2021, by written consent of the stockholders, the Company effected a 5-for-1 forward stock split. The prices listed in the table above have been retroactively restated to reflect the stock split. The stock split was effective for trading on the market opening of both Euronext Growth and OTCQX on August 23, 2021.

Period
Fiscal Year 2022	High*	Low*
First Quarter (January 1, 2022 – March 31, 2022)	$3.80	$3.80
Second Quarter (April 1, 2022 – June 30, 2022)	$3.80	$3.80
Third Quarter (July 1, 2022 – September 30, 2022)	$3.80	$3.80
Fourth Quarter (October 1, 2022 – October 14, 2022)**	$3.80	$3.80

*On August 18, 2021, by written consent of the stockholders, the Company effected a 5-for-1 forward stock split. The prices listed in the table above have been retroactively restated to reflect the stock split. The stock split was effective for trading on the market opening of both Euronext Growth and OTCQX on August 23, 2021.

**On September 15, 2022, the Company notified Euronext regarding the cancellation of its admission to Euronext with a final trading date of October 13, 2022.

Performance Graph

We are a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

Dividend Policy

To date, we have not paid any dividends on our Class A Common Stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends on the Class A Common Stock is at the discretion of our Board of Directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our Board of Directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our Class A Common Stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

On April 9, 2019, management created a new entity, TStamp Incentive Holdings (“TSIH”) to which the Company issued 1,620,565 shares of Class A Common Stock that the Board of Directors of TSIH could use for employee stock awards in the future. As of December 31, 2020, 282,565 of these shares were outstanding, and 282,565 remained available for issuance. The purpose of the entity was to provide an analogous structure to a traditional stock incentive plan. Any equity compensation approved by the Company would be issued by TSIH. As of the date of this prospectus, 282,565 shares of Class A Common Stock are still held by TSIH – however, all of these shares of Class A Common Stock have been allocated for issuance pursuant to RSUs that will vest on January 2, 2023. The Company has no plans to issue additional equity securities to TSIH. As such, once these remaining shares are issued, it is expected this entity will become dormant going forward.

The Company expects to adopt another equity compensation plan in the near future but has not yet done so as of the date of this prospectus.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole discretion. Our Board of Directors reserves the right to pay our executives or any future executives a salary, and/or issue them shares of Class A Common Stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, the Board of Directors has granted and reserves the right to grant performance-based equity awards in the future, if the Board of Directors in its sole determination believes such grants would be in our best interests.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in our best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-Term, Stock-Based Compensation

In order to attract, retain and motivate executive talent necessary to support our long-term business strategy we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors.

Recent Sales of Unregistered Securities

			Number of				Date Closed
Offering		Date	shares	Class of	Proceeds	Use of	(if Open,
Type	Intermediary	Commenced	issued	Securities	Raised	Proceeds	N/A)
2020 Reg A	SI Securities LLC	5/5/2020	1,264,452	Series A Preferred Stock	$8.4 million	Product development, marketing, and working capital	7/17/2020
2021 Reg D	n/a	3/12/2021	1,301,225	Class A Common Stock	$4.0 million	Product development, marketing, and working capital	6/4/2021
2021 Reg CF	Dalmore Group LLC	8/25/2021	1,137,975	Units of Class A Common Stock and Warrants to acquire Class A Common Stock	$4.6 million	Product development, marketing, and working capital	2/18/2022
2021 Reg D	n/a	8/25/2021	240,989	Units of Class A Common Stock and Warrants to acquire Class A Common Stock	$1.0 million	Product development, marketing, and working capital	2/1/2022
2021 Reg S	n/a	8/25/2021	56,104	Units of Class A Common Stock and Warrants to acquire Class A Common Stock	$0.2 million	Product development, marketing, and working capital	1/7/2022
2022 Reg A	n/a	1/26/2022	14,250	Shares issuable pursuant to exercise of Warrants	$57 thousand	Product development, marketing, and working capital	n/a
2022 Reg D	Maxim Group LLC	9/14/2022	975,000	Class A Common Stock and Warrants to purchase Class A Common Stock	$1.51 million	Working Capital	9/14/2022

SELLING STOCKHOLDERS

The shares of Class A Common Stock being offered by the Selling Stockholder are those previously issued to the Selling Stockholder, and those issuable to the Selling Stockholder, upon exercise of the Warrants. For additional information regarding the issuances of those shares of Class A Common Stock and Warrants, see “Recent Developments” above. We are registering the shares of Class A Common Stock in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the ownership of the shares of Class A Common Stock and the Warrants, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below lists beneficial ownership information of the Selling Stockholder as of the date of this prospectus, as well as the expected beneficial ownership of the Selling Stockholder after the conclusion of this offering.

In accordance with the terms of the Registration Rights Agreement with the Selling Stockholder, this prospectus generally covers the resale of the sum of (i) the number of shares of Class A Common Stock issued to the Selling Stockholder in the Private Placement described above and (ii) the maximum number of shares of Class A Common Stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Warrants, the Selling Stockholder may not exercise Warrants to the extent such exercise would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Class A Common Stock which would exceed 4.99% (or, at the option of the Selling Stockholder, up to 9.99%), as applicable, of our then outstanding Class A Common Stock following such exercise, excluding for purposes of such determination shares of Class A Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the table do not reflect this limitation. The Selling Stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

	Number of shares of		Maximum Number of shares		Number of shares of
Name of Selling	Common Stock Owned		of Common Stock to be Sold		Common Stock
Stockholder	Prior to Offering		Pursuant to this prospectus		Owned After Offering
Armistice Capital Master Fund Ltd.	2,925,000	(1)	2,925,000	(2)	—	(3)
(1)	Consists of 975,000 shares of Class A Common Stock and 1,950,000 shares of Class A Common Stock underlying the Warrants.
(2)

The securities to be sold pursuant to this prospectus include 975,000 shares of common stock and 1,950,000 shares that may be exercised pursuant to the Warrants, all of which are directly held by Armistice Capital Master Fund Ltd. (the “Selling Stockholder”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Selling Stockholder; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The Warrants are subject to a 9.99% beneficial ownership limitation, which limitations prohibit the Selling Stockholder from exercising any portion of the Warrants if, following such exercise, the Selling Stockholder’s ownership of our Class A Common Stock would exceed the applicable ownership limitation. This beneficial ownership limitation may be increased up to 4.99% at the option of the Selling Stockholder. The address of the Selling Stockholder is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Assumes the sale of all shares offered by the Selling Stockholder pursuant to this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the principal trading market (The Nasdaq Capital Market) or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2022 on an actual basis. We note that the below table reflects the sale of 975,000 shares of Class A Common Stock at $1.55 per share, which occurred on September 14, 2022. We further note that, as of January 9, 2023, the last reported sale price of our Class A Common Stock on The NASDAQ Capital Market was $0.59 per share. Unless (and until) this price increases over $1.77, it is unlikely any of the Warrants would be exercised. As such, we are not presenting our consolidated cash and cash equivalents and capitalization as of September 30, 2022 on a pro forma and pro forma as adjusted basis to assume the exercise of the Warrants in the table below.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

September 30, 2022
ASSETS
Cash (1)	$2,930,591

Total Current Liabilities	3,115,467
Non-convertible notes payable	804,613
Warrant liabilities	286,327
Long-term financial liability	118,475
Total Liabilities	4,324,882

Class A Common Stock outstanding (2) (3)	242,641
Additional paid-in capital	38,503,926
Noncontrolling interest	161,439
Stockholders’ notes receivable	(46,477)
Accumulated other comprehensive loss	158,109
Accumulated deficit	(35,262,426)
Total Stockholders’ Equity (Deficit)	3,757,212
Total Liabilities and Stockholders’ Equity (Deficit)	$8,082,094
(1)	Does not include an estimated $47,000 of additional direct offering costs to be incurred in relation to this offering, of which $125,921 had been incurred as of September 30, 2022.
(2)	The number of shares of our Class A Common Stock shown as issued and outstanding as of September 30, 2022.
(3)	The number of shares of our Class A Common Stock shown as issued and outstanding as of September 30, 2022 on a pro forma as adjusted basis in the table above excludes:
●	1,937,496 shares of Class A Common Stock issuable upon the exercise of stock options with exercise prices between $0.63 - $1.80 and all are vested as of September 30, 2022, such options are exercisable by the holders.
●	296,380 shares of Class A Common Stock outstanding pursuant to stock grants of which 260,752 were vested but not issued and 35,628 were not yet vested. As of September 30, 2022, 260,752 stock grants are issuable at any time at the option of the holder but have not yet been issued.
●	1,429,843 shares of Class A Common Stock issuable pursuant to restricted share units (“RSUs”), 206,510 of which were vested and issuable; 1,223,333 were not yet vested. All granted and outstanding RSUs will fully vest by July 31, 2024.
●	1,419,568 shares of Class A Common Stock issuable upon the exercise of certain warrants at an exercise price of $4.00 per share, the terms of which are set forth in exhibits 4.8, 4.9, and 4.10 to the registration statement of which this prospectus forms a part.

●	400,641 shares of Class A Common Stock issuable upon the exercise of certain warrants at an exercise price of $0.62 per share, the terms of which are set forth in exhibit 4.2 to the registration statement of which this prospectus forms a part.
●	932,210 shares of Class A Common Stock issuable upon the exercise of certain warrants at an exercise price of $1.60 per share, the terms of which are set forth in exhibit 4.6 to the registration statement of which this prospectus forms a part.
●	2,622,995 shares of Class A Common Stock issuable upon the exercise of certain warrants at an exercise price of $1.60 per share, the terms of which are set forth in exhibit 4.7 to the registration statement of which this prospectus forms a part.
●	Up to 312,500 Class A Common Stock shares are issuable for a purchase price of up to $1,000,000 total at a per share price representing a 20% discount to the $4.00 cost in the current round. These are contingently issuable pursuant to warrants with terms set forth in exhibit 4.3 to this registration statement of which this prospectus forms a part.
●	32,092 Class A Common Stock share issuable based upon a fair value of $50,000 issuable pursuant to warrants with terms set forth in exhibit 4.5 to this registration statement of which this prospectus forms a part.
●	1,950,000 shares of Class A Common Stock issuable upon the exercise of the Selling Stockholder’s Warrants at an exercise price of $1.77 per share, the terms of which are set forth in exhibit 10.13 to the registration statement of which this prospectus forms a part.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Financial Data” our condensed and consolidated financial statements for the three and nine months ended September 30, 2022; and our combined and consolidated audited financial statements and the related notes thereto for the years ended December 31, 2021 and 2020 included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

T Stamp Inc. was incorporated on April 11, 2016 in the State of Delaware. T Stamp Inc. and its subsidiaries (“Trust Stamp”, “we”, or the “Company”) develops and markets identity authentication software for enterprise and government partners and peer-to-peer markets.

Trust Stamp develops proprietary artificial intelligence-powered identity and trust solutions at the intersection of biometrics, privacy, and cybersecurity, that enable organizations to protect themselves and their users, while empowering individuals to retain ownership of their identity data and prevent fraudulent activity using their identity.

Trust Stamp tackles industry challenges including data protection, regulatory compliance, and financial accessibility, with cutting edge technology including biometric science, cryptography, and machine learning. Our core technology irreversibly transforms identity information to create tokenized identifiers that enable accurate authentication without the need to store or share sensitive data. By retaining the usefulness of biometric-derived data while minimizing the risk, we allow businesses to adopt biometrics and other anti-fraud initiatives while protecting personal information from hacks and leaks.

Trust Stamp’s key sub-markets are identity authentication for the purpose of account opening, access and fraud detection, the creation of tokenized digital identities to facilitate financial and societal inclusion, and in-community case management software for alternatives to detention and other governmental uses.

As biometric solutions proliferate, so does the need to protect biometric data. Stored biometric images and templates represent a growing and unquantified financial, security and PR liability and are the subject of governmental, media and public scrutiny, since biometric data cannot be “changed” once they are hacked, as they are directly linked to the user’s physical features and/or behaviors. Privacy concerns around biometric technology have led to close attention from regulators, with multiple jurisdictions placing biometrics in a special or sensitive category of personal data and demanding much stronger safeguards around collection and safekeeping.

To address this unprecedented danger and increased cross-industry need to establish trust quickly and securely in virtual environments, Trust Stamp has developed its Irreversibly Transformed Identity Token, or IT2, solutions, which replace biometric templates with a cryptographic hash that can never be rebuilt into the original data and cannot be used to identify the subject outside the environment for which it is designed.

Trust Stamp’s data transformation and comparison technology is vendor and modality agnostic, allowing organizations including other biometric services providers to benefit from the increased protection, efficiency, and utility of our proprietary tokenization process. With online and offline functionality, Trust Stamp technology is effective in even the most remote locations in the world.

Trust Stamp also offers end-to-end solutions for multi-factor biometric authentication for account access and recovery, KYC/AML compliance, customer onboarding, and more, which allow organizations to approve more genuine users, keep bad actors from accessing systems and services, and retain existing users with a superior user experience.

Key Business Measures

In addition to the measures presented in our consolidated financial statements, we use the following key non-GAAP business measure to help us evaluate our business, identify trends affecting our business, formulate business plans and financial projections, and make strategic decisions.

Adjusted EBITDA

This discussion includes information about Adjusted EBITDA that is not prepared in accordance with U.S. GAAP. Adjusted EBITDA is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similar measures presented by other companies. A reconciliation of this non-GAAP measure is included below.

Adjusted EBITDA is a non-GAAP financial measure that represents U.S. GAAP net income (loss) adjusted to exclude (1) interest expense, (2) interest income, (3) provision for income taxes, (4) depreciation and amortization, (5) changes in assets and liabilities, and (6) certain other items management believes affect the comparability of operating results.

Management believes that Adjusted EBITDA, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management, and it will be a focus as we invest in and grow the business.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.
●	Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs.
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.
●	Adjusted EBITDA does not include the impact of certain charges or gains resulting from matters we consider not to be indicative of our ongoing operations.

Due to these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only as a supplement to our U.S. GAAP results.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net loss before taxes	$(3,439,892)	$(3,036,344)	$(8,054,240)	$(7,035,125)
Add: Other expense	7,484	49,178	102,269	85,217
Less: Other income	(3,546)	—	(16,160)	(10,865)
Add: Interest expense (income)	2,889	3,801	9,202	43,850
Add: Stock-based compensation	850,801	892,898	1,598,233	1,722,936
Add: Impairment loss of digital assets	1,260	—	25,144	—
Add: Non-cash expenses for in-kind services	27,930	27,930	83,790	83,864
Add: Depreciation and amortization	203,106	149,103	547,737	422,727
Adjusted EBITDA loss (non-GAAP)	$(2,349,968)	$(1,913,434)	$(5,704,025)	$(4,687,396)

Adjusted EBITDA loss (non-GAAP) for the three months ended September 30, 2022, increased by 22.81%, to $2.35 million from $1.91 million for the three months ended September 30, 2021. The overall increase in adjusted EBITDA loss (non-GAAP) was driven primarily by an increase in selling, general and administrative expenses of $989 thousand and research and development expenses of $199 thousand and cost of services of $280 thousand during the three months ended September 30, 2022. See “Results of Operations” below for further discussion on the drivers behind the increase in gross margin and selling, general and administrative expenses during the three months ended September 30, 2022.

Adjusted EBITDA loss (non-GAAP) for the nine months ended September 30, 2022, increased by 21.69%, to $5.70 million from $4.69 million for the nine months ended September 30, 2021. The overall increase in adjusted EBITDA loss (non-GAAP) was driven by a $2.91 million increase in selling, general and administrative expenses, research and development expenses of $639 thousand, and cost of services of $718 thousand during the nine months ended September 30, 2022, offset by an increase in net revenues of $3.30 million during the nine months ended September 30, 2022. See “Results of Operations” below for further discussion on the drivers behind the increase in gross margin and selling, general and administrative expenses during the nine months ended September 30, 2022.

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2022 and 2021

The following table summarizes our condensed consolidated statements of operations for the three and nine months ended September 30, 2022 and 2021:

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Net revenue	$1,348,478	$330,104	$4,877,809	$1,581,796
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	529,023	249,357	1,571,166	853,370
Research and development	777,800	578,763	1,766,164	1,126,914
Selling, general, and administrative	3,281,661	2,292,182	9,014,894	6,102,937
Depreciation and amortization	203,106	149,103	547,737	422,727
Total Operating Expenses	4,791,590	3,269,405	12,899,961	8,505,948
Operating Loss	(3,443,112)	(2,939,301)	(8,022,152)	(6,924,152)
Non-Operating Income (Expense):
Interest income (expense)	(2,889)	(3,801)	(9,202)	(43,850)
Change in fair value of warrant liability	11,307	(54,372)	88,367	(54,372)
Grant income	—	10,308	—	61,601
Impairment of digital assets	(1,260)	—	(25,144)	—
Other income	3,546	—	16,160	10,865
Other expense	(7,484)	(49,178)	(102,269)	(85,217)
Total Other Income (Expense), Net	3,220	(97,043)	(32,088)	(110,973)
Net loss before Taxes	(3,439,892)	(3,036,344)	(8,054,240)	(7,035,125)
Income tax expense	—	—	—	—
Net loss including noncontrolling interest	(3,439,892)	(3,036,344)	(8,054,240)	(7,035,125)
Net loss attributable to noncontrolling interest	—	(440)	—	(1,304)
Net loss attributable to T Stamp Inc.	$(3,439,892)	$(3,035,904)	$(8,054,240)	$(7,033,821)
Basic and diluted net loss per share attributable to T Stamp Inc.	$(0.15)	$(0.16)	$(0.35)	$(0.37)
Weighted-average shares used to compute basic and diluted net loss per share	23,467,324	19,358,016	23,163,414	18,847,797

Comparison of the Three Months Ended September 30, 2022 and 2021

Net revenue

	Three months ended September 30,
	2022	2021	$Change	% Change
Net revenue	$1,348,478	$330,104	$1,018,374	308.50%

Net revenue increased by $1.02 million, or 308.50% during the three months ended September 30, 2022, and consisted of $844 thousand from ICE, $198 thousand from Mastercard, $241 thousand from a S&P500 bank, and the remaining $66 thousand from various other customers.

During the three months ended September 30, 2022, the Company implemented its “Orchestration Layer” platform with two new customers through its partnership with FIS. This platform is designed to provide easy integration with and access to Trust Stamp's products, chargeable on a per use basis. Additionally, during the three months ended September 30, 2022, $133 thousand in revenue was generated from a new statement of work (“SOW”) with Mastercard with a total contract value of $390 thousand.

The majority of revenue during the three months ended September 30, 2022 is a result of the ICE Contract including $124 thousand, derived from the remaining of the $325 thousand billed for the pro rata 18-day (March 27, 2022 – April 14, 2022) period from the contract modification which was valued at $3.25 million and executed on April 4, 2022. Upon termination, the Company proposed to ICE for reimbursement of the reasonably unavoidable costs which the Company incurred during the pause period (April 15, 2022 – August 17, 2022) for a total of $720 thousand which included expenses such as payroll, mobile carrier costs, storage, and other costs related to the ICE contract. ICE agreed to the proposal and the Company subsequently invoiced the entire amount. Refer to the Liquidity and Capital Resources subsection below for an expanded discussion of the 90-day and 60-day cessation as well as termination of the ICE Contract.

Cost of services

	Three months ended September 30,
	2022	2021	$Change	% Change
Cost of services	$529,023	$249,357	$279,666	112.15%

Cost of services (“COS”) increased by $280 thousand or 112.15% for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. The increase was driven primarily by $264 thousand in mobile carrier costs related to servicing requirements from the ICE modification contract, which was not incurred during the three months ended September 30, 2021. Furthermore, we incurred $62 thousand more in web hosting charges during the three months ended September 30, 2022, both internally and with our customers, which was driven by additional customer implementations and usage. Web hosting costs totaled $220 thousand during the three months ended September 30, 2022, of which $105 thousand was invoiced to our customers, compared to the three months ended September 30, 2021, which had $133 thousand in web hosting charges and $80 thousand invoiced to customers.

The COS increases for the three months ended September 30, 2022 were offset by a $30 thousand decrease in stock-based compensation and a $21 thousand decrease in internal COS for the three months ended September 30, 2022 despite new customer implementations of the Orchestration Layer, a feature of the platform's easy integration design.

Gross profit during the comparative periods increased significantly by 914.84% or $739 thousand from $81 thousand for the three months ended September 30, 2021, to $819 thousand for the three months ended September 30, 2022. Gross margins improved by 36.31% from 24.46% for the three months ended September 30, 2021, to 60.77% for the three months ended September 30, 2022.

Research and development

	Three months ended September 30,
	2022	2021	$Change	% Change
Research and development	$777,800	$578,763	$199,037	34.39%

Research and development (“R&D”) expense increased by $199 thousand, or 34.39% for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. The increase in R&D expense during the three months ended September 30, 2022 was driven by an increase in R&D expenses related to additional employees hired which did not exist during the three months ending September 30, 2021. Comparing the three months ended September 30, 2021 to the three months ended September 30, 2022, the Company grew its R&D team from 51 to 64 full-time equivalents (“FTE”).

Selling, general, and administrative

	Three months ended September 30,
	2022	2021	$Change	% Change
Selling, general, and administrative	$3,281,661	$2,292,182	$989,479	43.17%

Selling, general, and administrative expense (“SG&A”) increased by $989 thousand, or 43.17% for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. The increase in SG&A expense during the three months ended September 30, 2022 was driven mostly by the $369 thousand increase from mobile carrier costs during the period after the termination of the ICE Contract.

Additionally, during the three months ended September 30, 2022, there was a $129 thousand or 118.72% increase in legal, professional, and consulting services fees related to a variety of legal, financial, and human resource consulting services. Also related to human resources was a $108 thousand redundancy payment for employees in our U.K. office.

During the three months ended September 30, 2022, there was also a $92 thousand increase in SG&A from $25 thousand to $117 thousand from corporate and commercial travelling costs related to industry events, meetings with prospective customers, and investor conferences.

Finally, the remainder of the increase in SG&A expenses from the three months ended September 30, 2021 to the three months ended September 30, 2022 was driven mostly was driven mostly by the increase in SG&A FTE and associated overhead.

Depreciation and amortization

	Three months ended September 30,
	2022	2021	$Change	% Change
Depreciation and amortization	$203,106	$149,103	$54,003	36.22%

Depreciation and amortization (“D&A”) increased by $54 thousand, or 36.22% for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. The primary increase in D&A expense during the three months ended September 30, 2022 is $30 thousand for the depreciation of mobile hardware assets. There were no mobile hardware assets or related depreciation expense during the three months ended September 30, 2021.

Also driving the increase is the capitalized internal-use software depreciation expense due to a significant portion of lower allocations of capitalized internal-use software, specifically from the years ended December 31, 2016 and 2017, reaching the completion of their 5 year useful lives. The lower allocations are being replaced by larger allocations of capitalized internal-use software, specifically from years ended December 31, 2018 through 2022, resulting in increased depreciation. For instance, the average monthly capitalization of internal-use software added during the year ended December 31, 2017 was $23 thousand compared to $40 thousand for the capitalization of internal-use software added during the year ended December 31, 2021.

We continue to see a trend of increasing software capitalization. The development of new software has resulted in additional capitalized internal-use software amortization, or microservices, that once reaching technical feasibility, the Company begins to capitalize and subsequently amortize the related costs over a period of 5 years.

In addition, patent amortization increased during the three months ended September 30, 2022 as a result of new pending patent applications and issued patents with the United States Patent and Trademark Office. During the nine months ended September 30, 2022, the Company added twelve new pending patents and eight issued patents.

Operating loss

	Three months ended September 30,
	2022	2021	$Change	% Change
Operating loss	$(3,443,112)	$(2,939,301)	$(503,811)	17.14%

Operating loss increased by $504 thousand, or 17.14% for the three months ended September 30, 2022 compared to the three months ended September 30, 2021. The primary reason for the increase in operating loss was the growth in SG&A, COS, D&A and R&D expenses during the three-months ended September 30, 2022, compared to the three months ended September 30, 2021.

While total operating costs, including COS, R&D, D&A, and SG&A, increased by 46.56% or $1.52 million, it took only $3.55 to produce $1.00 in net revenue in the three months ended September 30, 2022, versus $9.90 in total operating expense to produce $1.00 in net revenue in the three months ended September 30, 2021; an improvement of 64.12% and an indicator of better operating efficiencies during the comparative periods.

Interest income (expense)

	Three months ended September 30,
	2022	2021	$ Change	% Change
Interest income (expense)	$(2,889)	$(3,801)	$912	23.99%

Interest income (expense) decreased by $912, or 23.99% for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. During the three months ending September 30, 2022, there was $1 thousand and $4 thousand of interest income and interest expense, respectively. During the three months September 30, 2021, there $4 thousand of interest expense. All interest earned and expensed during the comparative periods were a result of standard operating activities.

Change in fair value of warrant liability

	Three months ended September 30,
	2022	2021	$ Change	% Change
Change in fair value of warrant liability	$11,307	$(54,372)	$65,679	120.80%

The Company recognized a change in fair value of warrant liability during the three months ended September 30, 2022, of $11 thousand based on the fair value assessment and adjustment for one warrant liability as described in Note 4 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Grant income

	Three months ended September 30,
	2022	2021	$ Change	% Change
Grant income	$—	$10,308	$(10,308)	—

Grant income during the three months ended September 30, 2021 relates to the Business Development and Continuity Scheme secured by the Company’s subsidiary, Trust Stamp Malta. This agreement with the Republic of Malta is described in more detail in Note 12 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus. During the three months ended September 30, 2022 there was no grant income recorded.

Impairment of digital assets

	Three months ended September 30,
	2022	2021	$ Change	% Change
Impairment of digital assets	$(1,260)	$—	$(1,260)	—

The Company recognized an impairment on digital assets during the three months ended September 30, 2022 of $1 thousand. Digital assets are considered indefinite-lived intangible assets under applicable accounting rules. Accordingly, any decrease in their fair values below our carrying values for such assets at any time subsequent to their acquisition requires recognition of impairment.

Other income

	Three months ended September 30,
	2022	2021	$ Change	% Change
Other income	$3,546	$—	$3,546	100%

Other income increased by $4 thousand for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. The other income increase was primarily due to miscellaneous income from GAAP entries.

Other expense

	Three months ended September 30,
	2022	2021	$ Change	% Change
Other expense	$(7,484)	$(49,178)	$41,694	-84.78%

Other expense decreased by $42 thousand for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. The Company recorded $48 thousand in unrealized exchange losses during the three months ended September 30, 2021.

During the nine months ended September 30, 2022, the Company determined that there is currently no intention to settle intercompany accounts in the foreseeable future; therefore, future fluctuations in foreign currencies between the Company and its subsidiaries will be booked to accumulated other comprehensive income on the balance sheet.

Comparison of the Nine Months Ended September 30, 2022 and 2021

Net revenue

	Nine months ended September 30,
	2022	2021	$Change	% Change
Net revenue	$4,877,809	$1,581,796	$3,296,013	208.37%

During the nine months ended September 30, 2022, net revenue increased by $3.30 million, or 208.37% compared to the nine months ended September 30, 2021, and consisted of $3.29 million from ICE, $536 thousand from Mastercard, $791 thousand from a S&P500 bank, and the remaining $266 thousand from various other customers.

During the period, the Company implemented its "Orchestration Layer" platform with two new customers through its partnership with FIS. This platform is designed to provide easy integration with and access to Trust Stamp's products, chargeable on a per use basis. Additionally, $337 thousand in revenue was generated from a new statement of work (“SOW”) with Mastercard with a total contract value of $390 thousand.

The majority of revenue during the period came from the ICE Contract for an alternative to detention program which was subsequently modified to $7.18 million, effective March 27, 2022. During the nine months ended September 30, 2022, the Company booked $3.29 million related to the ICE Contract. Refer to the Liquidity and Capital Resources subsection below for an expanded discussion of the 90-day and 60-day cessation as well as termination of the ICE Contract.

Cost of services

	Nine months ended September 30,
	2022	2021	$ Change	% Change
Cost of services	$1,571,166	$853,370	$717,796	84.11%

Cost of services provided increased by $718 thousand, or 84.11% for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. The increase during the nine months ended September 30, 2022 was primarily driven by the ICE Contract which the Company executed during the nine months ended September 30, 2021 and was subsequently modified effective March 27, 2022. During the nine months ended September 30, 2022, the Company booked $802 thousand in labor and third-party carrier costs related to servicing the requirements of the ICE Contract. During the nine months ended September 30, 2022, web services also increased by $149 thousand due to an increase in the level of services provided to customers and an increase in usage by customers. The increases were offset by a decrease of $107 thousand in stock-based compensation as well as $108 thousand in costs to service the FIS contract that did not recur in the nine months ended September 30, 2022.

Additionally, gross profit during the comparative periods increased significantly by 353.94% or $2.58 million from $728 thousand for the nine months ended September 30, 2021, to $3.31 million for the nine months ended September 30, 2022. Gross margins improved by 21.74% from 46.05% for the nine months ended September 30, 2021, to 67.79% for the nine months ended September 30, 2022.

Research and development

	Nine months ended September 30,
	2022	2021	$ Change	% Change
Research and development	$1,766,164	$1,126,914	$639,250	56.73%

Research and development (“R&D”) increased by $639 thousand, or 56.73% for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. The increase in R&D expenses during the nine months ended September 30, 2022, was driven by an increase in R&D activities related to the ICE contract which did not exist until the end of the three months ending September 30, 2021, and was therefore immaterial. This increase was offset by a decrease of $164 thousand in stock-based compensation during the nine months ended September 30, 2022. Comparing the nine months ended September 30, 2021 to the nine months ended September 30, 2022, the Company grew its R&D team from 51 to 64 full-time equivalents (“FTE”) by adding $260 thousand in compensation costs which is a 32.68% increase between the comparison periods.

Selling, general, and administrative

	Nine months ended September 30,
	2022	2021	$Change	% Change
Selling, general, and administrative	$9,014,894	$6,102,937	$2,911,957	47.71%

Selling, general, and administrative expense (“SG&A”) increased by $2.91 million, or 47.71% for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. The increase during the nine months ended September 30, 2022 was driven mostly by the $763 thousand increases in legal and professional services fees and other fees related to the listing of the Company’s Class A Common stock on the Nasdaq Capital Market.

Additionally, the Company incurred $433 thousand in sales commissions in the nine months ended September 30, 2022 compared to $48 thousand during the nine months ended September 30, 2021; an increase of $384 thousand or 792.39%. The increase in commissions paid during the nine months ended September 30, 2022 is directly related to the substantial increase in cash received on revenue contracts during the comparative periods, and include commissions paid on the customer contracts with ICE, FIS, and others.

Other notable variances during the nine months ended September 30, 2022 include a $369 thousand increase in mobile carrier costs during the nine months ended September 30, 2022 incurred after the termination of the ICE revenue contract. Additionally, there were $330 thousand in total compensation costs during the nine months ended September 30, 2022, from corporate and commercial travelling which is an 18.01% or $242 thousand increase from $88 thousand during the nine months ended September 30, 2021.

The remainder of the increase in SG&A expenses from the nine months ended September 30, 2021 to the nine months ended September 30, 2022 was driven mostly by the increase in SG&A FTE and associated overhead.

Depreciation and amortization

	Nine months ended September 30,
	2022	2021	$Change	% Change
Depreciation and amortization	$547,737	$422,727	$125,010	29.57%

Depreciation and amortization (“D&A”) increased by $125 thousand, or 29.57% for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. The primary increase in D&A expense during the nine months ended September 30, 2022 is $60 thousand for the depreciation of mobile hardware assets. There were no mobile hardware assets or related depreciation expense during the nine months ended September 30, 2021.

Also driving the increase is the capitalized internal-use software depreciation expense due to a significant portion of lower allocations of capitalized internal-use software, specifically from the years ended December 31, 2016 and 2017, reaching the completion of their 5 year useful lives. For instance, the average monthly capitalization of internal-use software added during the year ended December 31, 2017 was $23 thousand compared to $40 thousand for the capitalization of internal-use software added during the year ended December 31, 2021.

We continue to see a trend of increasing software capitalization. The development of new software has resulted in additional capitalized internal-use software amortization, or microservices, that once reaching technical feasibility, the Company begins to capitalize and subsequently amortize the related costs over a period of 5 years.

In addition, patent amortization increased during the three months ended September 30, 2022 as a result of new pending patent applications and issued patents with the United States Patent and Trademark Office. During the nine months ended September 30, 2022, the Company added twelve new pending patents and eight issued patents.

Operating loss

	Nine months ended September 30,
	2022	2021	$Change	% Change
Operating loss	$(8,022,152)	$(6,924,152)	$(1,098,000)	15.86%

Operating loss increased by $1.1 million, or 15.86% for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The increase was primarily due to an increase in SG&A, COS, and R&D expenses.

Interest income (expense)

	Nine months ended September 30,
	2022	2021	$Change	% Change
Interest income (expense)	$(9,202)	$(43,850)	$34,648	79.01%

Interest income (expense) increased by $35 thousand, or 79.01% for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. The decrease was driven due to the Company paying off its venture loan with Second Century Ventures (“SCV”) in April 2021. The remaining net interest expense relates to various immaterial interest-bearing and interest-earning accounts.

During the nine months ending September 30, 2022, there was $3 thousand and $12 thousand of interest income and expense, respectively. During the nine months ending September 30, 2021, there was $1 thousand and $45 thousand of interest income and expense, respectively. All interest, other than that related to the SCV venture loan, earned and expensed during the comparative periods were a result of standard operating activities.

Change in fair value of warrant liability

	Nine months ended September 30,
	2022	2021	$Change	% Change
Change in fair value of warrant liability	$88,367	$(54,372)	$142,739	262.52%

The Company recognized a change in fair value of warrant liability during the nine months ended September 30, 2022, of $88 thousand based on the fair value assessment and adjustment for one warrant liability as described in Note 4 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Grant income

	Nine months ended September 30,
	2022	2021	$Change	% Change
Grant income	$—	$61,601	$(61,601)	(100)%

Grant income during the nine months ended September 30, 2021, relates to $62 thousand received in grant income that the Company’s subsidiary, Trust Stamp Malta, entered with the Republic of Malta that would provide for a grant of up to €200 thousand as reimbursement for operating expenses over the first 12 months following incorporation in the Republic of Malta with the Republic of Malta described in Note 12 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus. During the nine months ended September 30, 2022, there was no grant income recorded.

Impairment of digital assets

	Nine months ended September 30,
	2022	2021	$Change	% Change
Impairment of digital assets	$(25,144)	$—	$(25,144)	—

The Company recognized an impairment on digital assets during the nine months ended September 30, 2022, of $25 thousand. Digital assets are considered indefinite-lived intangible assets under applicable accounting rules. Accordingly, any decrease in their fair values below our carrying values for such assets at any time after their acquisition requires recognition of impairment.

Other income

	Nine months ended September 30,
	2022	2021	$Change	% Change
Other income	$16,160	$10,865	$5,295	48.73%

Other income increased by $5 thousand or 48.73% for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. The increase consists primarily of miscellaneous income from GAAP entries.

Other expense

	Nine months ended September 30,
	2022	2021	$Change	% Change
Other expense	$(102,269)	$(85,217)	$(17,052)	(20.01)%

Other expense increased by $17 thousand or 20.01%% for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. The increase was primarily due to an unrealized loss on foreign currency translations for intercompany transactions between the parent company, T Stamp Inc., and its subsidiary, Trust Stamp Malta Limited with currencies denominated in United States Dollars and European Union Euros, respectively.

During the nine months ended September 30, 2021, there was an unrealized loss on foreign currency translations that is recorded to other income for foreign currencies held by the Company’s subsidiaries to meet expenses denominated in those currencies, the U.S. dollar cost of which expenses has fallen commensurately, therefore the unrealized loss will have no cash impact until the accounts are settled.

During the nine months ended September 30, 2022, the Company determined that there is currently no intention to settle intercompany accounts in the foreseeable future; therefore, future fluctuations in foreign currencies between the Company and its subsidiaries will be booked to accumulated other comprehensive income on the balance sheet.

Comparison of the Years Ended December 31, 2021 and 2020

The following table sets forth the components of our consolidated statements of operations data as a percentage of revenue:

	For the years ended
	December 31,
	2021	2020
Net sales	100%	100%
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization shown separately below)	31	57
Research and development	69	104
Selling, general, and administrative	226	241
Depreciation and amortization	16	15
Total Operating Expenses	342	417
Operating Loss	(242)	(317)
Non-Operating Income (Expense):
Interest income (expense)	(1)	(7)
Change in fair value of warrant liability	(2)	—
Warrant expense	—	(53)
Impairment of investment in related party	—	(36)
Grant income	2	7
Other income	2	3
Other expense	(4)	—
Total Other Expense, Net	(5)	(86)
Net Loss before Taxes	(246)	(403)
Income tax expense	—	—
Net Loss	(246)%	(403)%

Net sales

	For the years ended December 31,
	2021	2020	$Change	% Change
Net sales	$3,677,896	$2,648,322	$1,029,574	38.9%

Net sales increased by $1.03 million, or 38.9%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was driven by revenue contracts executed by newly acquired and existing customers. Total net sales from new revenue contracts signed in 2021 produced $2.51 million, consisting of  $1.68 million from ICE, $211 thousand from an SP500 bank, a statement of work (“SOW”) from Mastercard for $334 thousand, $224 thousand from FIS, and the remaining $61 thousand from various other new SOW.

Additionally, the Company saw large increases in revenue from SOW that existed in 2020, specifically a 400% increase from an SOW with an SP500 bank, and SOW 6 and 10 with Mastercard that increased by 33.33% and 50.00%, respectively. Finally, and most notably, during the third quarter 2021, the Company executed a 6-month, $3.92 million revenue contract with ICE, which launched in the fourth quarter of 2021 and provides six monthly payments of $653 thousand until its completion on March 27, 2022.

Cost of services provided

	For the years ended December 31,
	2021	2020	$Change	% Change
Cost of services provided	$1,151,057	$1,520,297	$(369,240)	(24.3)%

Cost of services provided (“COS”) decreased by $369 thousand, or 24.3%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This decrease was primarily driven by the completion of a contract with Emergent Technology Holdings (“Emergent”) in the year ended December 31, 2020, which accounted for $781 thousand or 51.35% of COS for the year ended

December 31, 2020. The reduction of year-over-year (“YOY”) COS, due to the completion of the Emergent contract, was offset in 2021 by a 55.6% increase in COS related to new and existing customer implementations.

During the year ended December 31, 2021, gross profit increased by 124.0% or $1.40 million from $1.13 million for the year ended December 31, 2020 to $2.53 million for the year ended December 31, 2021. Gross margins improved by 26.1% from 42.6% for the year ended December 31, 2020 to 68.7% for the year ended December 31, 2021.

This considerable improvement in gross profit and margin is a result of the Company’s revenue mix transition. Historically, revenue contracts consisted mostly of services-based SOW to build fully customized solutions, which as a result, funded the development of the Company’s internal-use software or microservices. These microservices can be arranged in various ways to deliver semi-customizable solutions for many customers over time. As the Company transitions its revenue mix from fully-custom to semi-custom solutions, using its existing technology, margins improve dramatically as there is a relatively nominal cost to implementing existing technology, which is currently evident in the gross profit margin of the ICE revenue contract. Additionally, during the year ended December 31, 2021, the ICE revenue contract enjoyed even higher margins than expected due to certain performance obligations that were not fulfilled as of December 31, 2021. The Company anticipates it will incur higher costs in fiscal year 2022 related to other performance obligations under the ICE contract not yet delivered as of December 31, 2021, therefore, the ICE revenue contract is expected to experience lower margins in the first quarter of 2022.

Research and development

	For the years ended December 31,
	2021	2020	$Change	% Change
Research and development	$2,529,501	$2,742,349	$(212,848)	(7.8)%

Research and development expense decreased by $213 thousand, or 7.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease is driven by the $1.00 million in non-cash equity compensation that was awarded to R&D team members for 2019 services and vested on December 8th, 2020 upon the Company’s public listing on Euronext Growth Exchange. This one-off award caused an unusual spike in R&D expenses for 2020. The 2021 R&D expense increases that offset the YOY variance due to the 2019 award spike were driven by the Company’s continued investment in R&D mostly by ramping up headcount during the fiscal years 2020 and 2021. In 2021, the Company’s R&D subsidiary, Trust Stamp Malta Limited, grew its headcount from 23 to 40 full-time equivalents (“FTE”). Additionally, the Company opened its African R&D center, Trust Stamp Rwanda Limited in Rwanda, staffing 11 FTE by the end of 2021. Finally, the Company added 3 new technical staff members in the US to service the ICE contract.

Selling, general, and administrative

	For the years ended December 31,
	2021	2020	$Change	% Change
Selling, general, and administrative	$8,314,575	$6,375,637	$1,938,938	30.4%

Selling, general and administrative expense increased by $1.94 million, or 30.4%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase is driven mostly by the 64.9% growth in team member headcount and associated overhead for 57 to 94 FTE. Similarly, the addition of new personnel resulted in an increase of $808 thousand in non-cash, stock-based compensation which accounted for 41.7% of the increase. YOY stock-based compensation was driven, in part, by the Company’s stock price input which is used in accounting estimates to determine the non-cash expense for equity contracts. As the Company’s stock price increased from $1.56 to $4.00 YOY, the associated expense increased exponentially.

Depreciation and amortization

	For the years ended December 31,
	2021	2020	$Change	% Change
Depreciation and amortization	$573,755	$406,240	$167,515	41.2%

Depreciation and amortization expense increased by $168 thousand, or 41.2%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily attributable to depreciation and amortization charged amounting to $67 thousand for the year ended December 31, 2021 on assets purchased in Malta to establish research and development center as compared to depreciation and amortization amounting to $9 thousand for the year ended December 31, 2020. The increase is further attributable to three new patent issuances during the year ended December 31, 2021 which resulted in $34 thousand in additional amortization.

Interest income (expense)

	For the years ended December 31,
	2021	2020	$Change	% Change
Interest income (expense)	$(39,970)	$(182,794)	$142,824	(78.1)%

Interest expense decreased by $143 thousand, or 78.1%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was primarily attributable to conversion of the SixThirty Cyberfund note in June 2020 which produced a one-time beneficial conversion expense of $100 thousand. Additionally, Company paid off its promissory note entered with Second Century Ventures (“SCV”) in April 2021.

Change in fair value of warrant liability

	For the years ended December 31,
	2021	2020	$Change	% Change
Change in fair value of warrant liability	$(86,944)	$—	$(86,944)	—

The Company recognized a change in fair value of warrant liability for the year ended December 31, 2021 of $87 thousand based on the fair value assessment and adjustment for the warrant liability related to warrants held by SixThirty Cyberfund as described in Note 4 to the audited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Warrant expense

	For the years ended December 31,
	2021	2020	$Change	% Change
Warrant expense	$—	$1,413,273	$(1,413,273)	—%

Warrant expense for the year ended December 31, 2021 is due to sale of warrants to SCV which resulted in a one-time non-cash warrant expense of $1.41 million as described below in the “Liquidity and Capital Resources” section of this prospectus.

Impairment of investment in related party

	For the years ended December 31,
	2021	2020	$Change	% Change
Impairment of investment in related party	$—	$(962,000)	$962,000	—%

Impairment of investment in related party during the year ended December 31, 2020 relates to impairment of investment in Emergent Technology Holdings LLP made by the Company in July 2019 by purchasing 9.62 Class A units from shareholder of the Company in exchange for 2,235,575 shares of Class A Shares of Common Stock in the Company. See Note 16, “Investment in Related Party”, to the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Grant income

	For the years ended December 31,
	2021	2020	$Change	% Change
Grant income	$61,601	$189,507	$(127,906)	(67.5)%

Grant income decreased by $128 thousand, or 67.5%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. Grant income for both 2020 and 2021 relate to the Business Development and Continuity Scheme grant with the Malta Enterprise for €200 thousand. The grant proceeds were received over a 2 year period and converted from EUR to USD for a total of $251 thousand, of which $189 thousand was received in the year ended December 31, 2020 and the balance of $62 thousand was received in the year ended December 31, 2021.

Other income

	For the years ended December 31,
	2021	2020	$Change	% Change
Other income	$56,932	$81,137	$(24,205)	(29.8)%

Other income decreased by $24 thousand, or 29.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, which is primarily due to there being no realized foreign currency gains during the year ended December 31, 2021.

Other expense

	For the years ended December 31,
	2021	2020	$Change	% Change
Other expense	$(159,533)	$—	$(159,533)	—

Other expense increased by $160 thousand for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to realized losses related to the fluctuation in foreign currency balances and other miscellaneous non-operating expenses.

Liquidity and Capital Resources

As of September 30, 2022 and December 31, 2021, we had approximately $2.93 million and $3.48 million cash in our banking accounts, respectively. The decrease of $545 thousand in cash from December 31, 2021 to September 30, 2022 was a result of the net negative cash inflow from the combination of financing and operating activities. During the nine months ended September 30, 2022, contributors to the cash outflows from operations include $499 thousand for AT&T carrier fees, $426 thousand in sales commissions, $200 thousand NASDAQ listing fee, $468 thousand in a cash bonus to meet the Company’s commitment to pay taxes on behalf of employees for their 2019 stock bonuses, $240 thousand to the Disney Institute for management consulting, and other normal operating activities.

Total current assets for the comparative periods decreased by 17.30% or $997 thousand from $5.76 million as of December 31, 2021, to $4.77 million during the nine months ended September 30, 2022. The current assets decrease was primarily driven by the decrease in cash (discussed above) and $517 thousand decrease in prepaid expenses and other current assets. Additionally, there was an increase in total current liabilities of 29.81% or $715 thousand, from $2.40 million at December 31, 2021 to $3.12 million as of September 30, 2022. In effect, the Company’s current ratio, that is, the ratio of the Company’s total current assets as a multiple of total current liabilities or the Company’s ability to service its current liabilities with its current cash assets, changed from 2.40 as of December 31, 2021, to 1.53 as of September 30, 2022. The change in current ratio is mostly a result of the $1.1 million increase in deferred revenue primarily related to the addition of $1.50 million received for a new 12-year revenue contract that the Company executed towards the end of the nine months ended September 30, 2022. See Note 1 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus for more details.

The receipt of cash as prepayment on various revenue contracts and resulting deferred revenue entry was the main driver for the increase in current liabilities as of September 30, 2022 compared to December 31, 2021. Various SOWs that accrued deferred revenue as of September 30, 2022, including $1.50 million received for a new 12-year revenue contract, $63 thousand received in cash in relation to the Mastercard License fee, and $13 thousand for FIS. Customer deposit liabilities as of December 31, 2021, included deferred revenue related to the ICE Contract. Since there is a provision in government contracts which provides for termination on convenience, the Company reclassed this amount to customer deposit liabilities. During the nine months ended September 30, 2022, the Company converted this entire balance to recognized revenue.

Effective September 3, 2019, the Company entered into a software license agreement with a customer pursuant to which the Company received total fees of $150 thousand in 2020, $200 thousand in 2021, and will receive minimum total fees of $250 thousand in 2022, rising by 15% in each subsequent year beginning in 2023 with a cap of $1.00 million. The Company has recognized $188 thousand of the software license agreement fees during the nine months ended September 30, 2022.

On March 12, 2021, the Company launched a Regulation D raise limited to accredited investors for a maximum of $5.00 million or 1,633,986 shares. The raise was marketed only to the Company’s existing investor email list with an initial minimum investment of $25 thousand and a share price of $3.06 per share. The initial tranche of the round closed on April 5, 2021, with $3.9 million of reserved investment with the contracted sale of 1,279,825 shares of Class A Common Stock. After the initial tranche, on April 6, 2021, the Company then offered up to $700 thousand or 182,291 of additional shares, again only to accredited investors, with a $5 thousand minimum investment and at a share price of $3.84 per share. The second tranche of the round closed on June 4, 2021 with $82 thousand of reserved investment at $3.84 per share with the contracted sale of 21,400 shares of Class A Common Stock.

On August 25, 2021, the Company launched concurrent offerings under Regulation Crowdfunding (“Regulation CF”), Regulation D and Regulation S. The Company initially sought to raise up to $5.00 million in the aggregate between the three offerings through the sale of units but had the discretion to accept up to $5.00 million in each offering. Each unit consists of 1 share of the Company’s Class A Common Stock, par value $0.01 per share, and 1 warrant to purchase 1 share of Class A Common Stock of the Company in a future registered or exempt offering of the Company (i.e. a Regulation CF, Regulation D, or Regulation S Warrant, as applicable). The minimum target amount under the Regulation CF offering was $100 thousand, which the Company achieved.

On November 19, 2021, we closed the Regulation CF offering, having received binding commitments for 1,250,000 units at $4.00 per unit for a total of $5,000,000 in gross proceeds. We continued to hold closings on investments from investors who subscribed prior to November 19, 2021. We raised a final total of $4,551,900 in gross proceeds from the issuance of 1,137,975 Regulation CF units to investors in this offering.

On August 25, 2022, we refunded $5,000 in Regulation CF Units to two investors. We raised a final total of $4,546,900 in gross proceeds from the issuance of 1,136,725 Regulation CF units to investors in this offering.

On December 21, 2021, REach® executed a Notice of Exercise for its warrants to purchase 400,641 shares of Class A Common Stock at an exercise price of $0.1664 per share for a total purchase price of $67 thousand.

On December 21, 2021, a SCV executed a Notice of Exercise for certain of its warrants to purchase 2,037,560 shares of Class A Common Stock at an exercise price of $1.6000 per share for a total purchase price of $3.3 million.

On January 7, 2022, we closed on an initial tranche of investments from the Regulation D offering. We raised a final total of $863,956 in gross proceeds from the issuance of 215,989 Regulation D units to investors in this offering. We conducted an additional close on February 2, 2022, receiving gross proceeds of $100,000 and issuing 25,000 Regulation D units to that investor.

On January 7, 2022, we closed the Regulation S offering. We raised a final total of $224,416 in gross proceeds from the issuance of 56,104 Regulation S units to investors in this offering.

On January 26, 2022, we initially qualified an offering with the Securities and Exchange Commission under Regulation A to allow for the exercise of warrants issued pursuant to the Regulation CF, Regulation D, and Regulation S unit offerings. As of September 30, 2022, warrants for 14,250 shares have been exercised for $57 thousand by investors.

On September 23, 2021, the Company was awarded a $3,920,764 contract with ICE (the “ICE Contract”).

Executed on April 5, 2022, and made effective March 27, 2022, Trust Stamp agreed to a modification of the ICE Contract, increasing the total contract award value to $7,176,364 from the original $3,920,764 and extending the delivery period until September 26, 2022 (subject to a right of early termination by ICE). However, due to a recent change in legislation (enacted through H.R. 2471: Consolidated Appropriations Act, 2022) which requires a Congressional notification in order for ICE to award a contract or subcontract to a particular entity for any pilot or demonstration program that uses more than 5 full-time equivalents or costs in excess of $1,000,000, effective April 15, 2022, the Company entered into an Amendment with ICE to amend the terms of the ICE Contract, implementing an up to 90-day cessation of performance of the Company’s and ICE’s obligations under the ICE Contract. This change in legislation was retroactively applied to the March 27, 2022, modification to the ICE Contract. The up to 90-day cessation of the ICE Contract provided by the Amendment was intended to allow ICE ample time to complete a Congressional notification for the modification of the ICE Contract, so that the Company could continue to provide services to ICE under the ICE Contract. However, as of July 15, 2022 (the end of the 90-day cessation period), ICE had not yet been able to complete such a Congressional notification.

On July 15, 2022, the Company entered into a second amendment agreement with ICE to amend the terms of the ICE Contract (as modified on March 27, 2022. The second amendment had the effect of implementing an additional up to 60-day cessation of performance of the Company’s and ICE’s obligations under the ICE Contract previously agreed to be performed between March 27, 2022, and

September 26, 2022. Furthermore, this second amendment was intended to provide ICE additional time to complete such a Congressional notification, so that the Company could continue to provide services to ICE under the ICE Contract. During the cessation period, Trust Stamp continued to incur maintenance costs specific to the April 5, 2022 modification contract, without recognizing or receiving the revenue, in order that we could be positioned to restart immediately if and when the cessation was lifted.

On August 17, 2022, Trust Stamp received notification from ICE that it was terminating the ICE Contract for convenience effective immediately. ICE has paid Trust Stamp for the ICE Contract services performed prior to the amendment effective April 15, 2022. Additionally, Trust Stamp has received written notice that ICE will pay $720 thousand in cancellation expenses incurred during the period between April 15, 2022 and August 17, 2022 for mobile service expense, storage expense, and payroll expense. The Company expects that human resources costs – i.e., compensation for new and existing officers, directors, and employees – will be the largest material cash obligation for the Company within the next twelve months, with projected human resources costs totaling approximately $639 thousand per month, a reduction from $750 thousand per month as reported as of March 31, 2022. The Company believes, as described above, that revenues from its existing operations will be sufficient to cover these costs, and that any funds from new client contracts or offerings would provide additional operational capacity for the Company going forward.

On September 11, 2022, the Company entered into a Securities Purchase Agreement (the “SPA”) with Armistice Capital Master Fund Ltd. Pursuant to the terms of the SPA, the Company agreed, at the closing of the SPA, to sell and issue to Armistice Capital Master Fund Ltd. in a private placement 975,000 shares of Class A Common Stock of the Company and warrants to purchase 1,950,000 shares of Class A Common Stock of the Company for a total purchase price of $1,511,250. Trust Stamp received the $1,511,250 payment during the nine months ended September 30, 2022 and issued the 975,000 shares of Class A Common Stock and 1,950,000 warrants to purchase shares of Class A Common Stock on September 14, 2022. A Form D related to this sale was filed on September 16, 2022.

On September 15, 2022, the Company entered into a Master Services Agreement (“the MSA”) with Innovative Government Solutions (“IGS”) under which the Company and IGS will jointly offer services and IGS is granted a 12-year (renewable) license (“the license”) to resell the Company’s technology subject to payment by IGS of agreed revenue advances and end user license fees. On execution of the MSA, IGS agrees to pay $1,500,000 to the Company as a non-refundable revenue advance, an additional $1,500,000 non-refundable revenue advance on the first anniversary of the MSA, and $1,000,000 on each of the next two anniversaries of the MSA as additional non-refundable revenue advances. IGS has the right to terminate the MSA for convenience before the additional non-refundable revenue advances become due in which case the unpaid additional non-refundable revenue advances will not be payable and the license will terminate. During the nine months ended September 30, 2022, Trust Stamp received the initial $1.5 million payment, recorded the non-refundable revenue advance to deferred revenue, and recognized no IGS revenue.

Going Concern

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits, with a loss in the nine months ended September 30, 2022 of $8.05 million, operating cash outflows of $4.84 million for the same period, and an accumulated deficit of $35.26 million as of September 30, 2022.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Refer to Revenue Recognition in Note 1 to the consolidated financial statements for an expanded discussion of the 90-day cessation, subsequent 60-day cessation, and eventual termination of the ICE renewal. Management has evaluated these conditions and plans to generate revenue and raise capital as needed to satisfy its capital needs. While the negotiation of significant additional revenue is well advanced, it has not reached a stage that allows it to be factored into a going concern evaluation. In addition, although the Company has previously been successful in raising capital as needed and has already made plans to do so as well as restructuring expenses to meet the Company’s cash needs, no assurance can be given that the Company will be successful in its capital raising efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

Equity, Notes, and Warrants

Regulation A, Regulation D, Regulation S and Regulation CF Offerings. See more information on Regulation D, Regulation S, and Regulation CF fundraising efforts, as well as exercise of warrants by existing warrant holders of the Company, in the Liquidity and Capital Resources subsection above.

On September 14, 2022, we closed the Private Placement, issuing 975,000 shares of Class A Common Stock and the Warrants to purchase 1,950,000 shares of Class A Common Stock of the Company for a total purchase price of $1,511,250 to the Selling Stockholder (see “Recent Developments” for a description of the Warrants).

Operating Activities

Net cash used in operating activities decreased by 8.15% from $5.27 million for the nine months ended September 30, 2021 to $4.84 million for the nine months ended September 30, 2022. Of the $8.05 million net loss for the nine months ended September 30, 2022, there was a non-cash expense of $1.60 million related to an accounting estimate used to calculate stock-based compensation, decrease in warrant liability of $88 thousand, repayment of shareholder loan through in-kind services of $84 thousand, digital asset impairment of $25 thousand, and $548 thousand for depreciation and amortization that was added back to net loss. Additionally, $1.05 million from the timing of accrual was subtracted from net loss to arrive at a $4.84 million cash outflow from operating activities.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2022 was $735 thousand, compared to net cash of $632 thousand used in the nine months ended September 30, 2021. Cash used in investing activities for the nine months ended September 30, 2022 and 2021 were related primarily to continued investments to develop future technologies that we intend to capitalize and monetize over time. During the nine months ended September 30, 2022, capitalized internal-use software increased by 59.85% compared the nine months ended September 30, 2021. This is also a result of the Company’s investments in R&D, which, during the nine months ended September 30, 2022, produced twelve new pending patent applications and eight issued patents with the United States Patent and Trademark Office.

During the nine months ended September 30, 2021, we completed an acquisition of Pixelpin Ltd (completed on March 18, 2021), in exchange for $91 thousand in cash. Pixelpin Ltd is an image-based “Pin-on-Glass” account access solution that alleviates pain-points of traditional login methods while ensuring the security of authentication. This acquisition further enhances Trust Stamp’s innovative portfolio of technology solutions that enable improved customer experiences and reputation while broadening the scope of internal risk-management strategies and providing additional options for multi-factor authentication.

Financing Activities

For the nine months ended September 30, 2022, net cash provided by financing activities was $5.08 million, compared to net cash of $4.53 million for the nine months ended September 30, 2021. During the nine months ended September 30, 2022, cash received included the $3.38 million from a warrant exercise received in December 2021 from SCV and REach® Ventures, $78 thousand from the exercise of options, $1.42 million from the sale of Class A Common Stock and warrants exercisable into Class A Common Stock in a private investment in public equity agreement with Armistice Capital Master Fund Ltd. (“Armistice PIPE”), $254 thousand in units sold and warrants exercised in connection to the Company’s 2021 raises under Regulation CF, Regulation D, and Regulation S in preparation for our Nasdaq listing, an offset of $60 thousand for principal payments made for the financial liability, and.

During the nine months ended September 30, 2021, cash received primarily related to our private fundraise under SEC Regulations D and Regulation S, from which the Company closed $3.97 million in net proceeds. Additionally, the Company received $858 thousand in proceeds from a soft loan, a potentially repayable loan, from the government of Malta. On April 22, 2021, the Company paid off its remaining hard loan balance on the books which was a venture loan with Second Century Ventures, LLC for $379,053 including interest.

Contractual Obligations and Commitments

The following table summarizes our non-cancellable contractual obligations as of September 30, 2022:

Payments Due by Period
		Less Than
	Total	1 Year	1-3 Years	3-5 Years
Operating lease obligations	$539,119	$111,290	$425,404	$2,425
Financial liability obligations	237,340	29,715	207,625	—

Total contractual obligations	$776,459	$141,005	$633,029	$2,425

The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without a significant penalty are not included in the table above.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

The critical accounting policies and estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Capitalized Internal-Use Software, Net

Costs related to software acquired, developed, or modified solely to meet our internal requirements, with no substantive plans to market such software at the time of development are capitalized. The Company capitalizes eligible costs to develop internal-use software that are incurred subsequent to the preliminary project stage through the development stage. These costs consist of personnel costs (including related benefits and stock-based compensation) that are incurred during the application development stage. Costs incurred during the preliminary project stage and during the post-implementation operational stage are expensed as incurred. Maintenance costs are expensed as incurred. The estimated useful life of costs capitalized is evaluated for each specific project. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore changes in amortization expense in future periods.

Revenue Recognition

The Company derives its revenue primarily from professional services. Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive or the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through the application of the following steps:

●	Identification of the contract, or contracts with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the Company satisfies the performance obligations.

At contract inception, the Company will assess the services agreed upon within each contract and assess whether each service is distinct and determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. In general, each contract with a customer consists of a single performance obligation to perform services in which revenue is recognized when the service has been delivered.

During the year ended December 31, 2021, the Company entered into a significant contract with ICE that contained multiple performance obligations, including software application development, mobile hardware, and services to assist ICE. The Company allocates the transaction price for this contract based on the stand-alone selling price of each performance obligation. The Company uses the expected cost-plus margin approach for determining the stand-alone selling prices of the mobile hardware and services to assist ICE, as this is believed to be the most accurate method of allocating the transaction price to these performance obligations, maximizing the use of observable inputs. As the Company does not have a similar software application that has been sold to another customer, the Company uses the residual approach for determining the stand-alone selling price of the software application development by subtracting the sum of the stand-alone selling prices for the mobile hardware and services to assist ICE from the total transaction price.

Executed on April 5, 2022, and made effective March 27, 2022, Trust Stamp agreed to a modification of this contract with ICE, increasing the total contract award value to $7,176,364 from the original $3,920,764 and extending the delivery period until September 26, 2022 (subject to a right of early termination by ICE). However, due to a recent change in legislation (enacted through H.R. 2471: Consolidated Appropriations Act, 2022) which requires a Congressional notification in order for ICE to award a contract or subcontract to a particular entity for any pilot or demonstration program that uses more than 5 full-time equivalents or costs in excess of $1,000,000, effective April 15, 2022, the Company entered into an amendment with ICE to amend the terms of the ICE Contract, implementing an up to 90-day cessation of performance of the Company’s and ICE’s obligations (the “Amendment”). This change in legislation was retroactively applied to the March 27, 2022, modification to the ICE Contract. The up to 90-day cessation of the ICE Contract provided by the Amendment was intended to allow ICE ample time to obtain a Congressional notification for the modification of the ICE Contract, so that the Company could continue to provide services to ICE under the ICE Contract. During the cessation period, Trust Stamp continued to incur maintenance costs specific to the April 5, 2022 modification contract, without recognizing or receiving the revenue, in order that we could be positioned to restart immediately if and when the cessation is lifted. Refer to the Liquidity and Capital Resources subsection below for an expanded discussion of the 90-day and 60-day cessation as well as termination of the ICE Contract.

On September 15, 2022, the Company entered into a Master Services Agreement (“the MSA”) with Innovative Government Solutions (“IGS”) under which the Company and IGS will jointly offer services and IGS is granted a 12-year (renewable) license (“the license”) to resell the Company’s technology subject to payment by IGS of agreed revenue advances and end user license fees. On execution of the MSA, IGS agrees to pay $1,500,000 to the Company as a non-refundable revenue advance, an additional $1,500,000 non-refundable revenue advance on the first anniversary of the MSA, and $1,000,000 on each of the next two anniversaries of the MSA as additional non-refundable revenue advances. IGS has the right to terminate the MSA for convenience before the additional non-refundable revenue advances become due in which case the unpaid additional non-refundable revenue advances will not be payable and the license will terminate. During the nine months ended September 30, 2022, Trust Stamp received the initial $1.5 million payment, recorded the non-refundable revenue advance to deferred revenue, and recognized no IGS revenue.

Contract Balances

The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, the Company bills many of its customers in advance of the provision of services under its contracts, resulting in contract liabilities consisting of either deferred revenue (a “contract liability”) or customer deposit liabilities. Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. Such amounts are recognized by the Company over the life of the contract upon meeting the revenue recognition criteria, but generally within one year. Customer deposit liabilities consist of billings or payments received in advance of the start of the contractual term or for anticipated revenue generating activities for the portion of a contract term that is subject to cancellation for convenience. Certain of the Company’s arrangements generally include terms that allow the customer to terminate the contract for convenience and receive a refund of the amount of the customer deposit for the percentage of the work not performed prior to the notice of termination. In these arrangements, the Company concluded there are no enforceable rights and obligations after such notice period and therefore the consideration received or due from the customer that is subject to termination for convenience is recorded as customer deposit liabilities.

The payment terms and conditions vary by contract; however, the Company’s terms generally require payment within 30 to 60 days from the invoice date. In instances where the timing of revenue recognition differs from the timing of payment, the Company elected to apply the practical expedient in accordance with ASC 606 to not adjust contract consideration for the effects of a significant financing component, as the Company expects, at contract inception, that the period between when promised goods and services are transferred to the customer and when the customer pays for those goods and services will be one year or less. As such, the Company determined its contracts do not generally contain a significant financing component.

Costs to Obtain and Fulfill Contracts

Incremental costs of obtaining a contract include only those costs that are directly related to the acquisition of contracts, including sales commissions, and that would not have been incurred if the contract had not been obtained. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it is expected that the economic benefit and amortization period will be longer than one year. Costs to obtain contracts were not material in the periods presented. The Company recognizes an asset for the costs to fulfill a contract with a customer if the costs are specifically identifiable, generate or enhance resources used to satisfy future performance obligations, and are expected to be recovered. Costs to fulfill contracts were not material in the periods presented. The Company elected to apply the practical expedient in accordance with ASC 340, which allows the Company to expense commissions as incurred when the contract term is twelve months or less in total.

Warrants

The Company accounts for stock warrants as either equity instruments, derivative liabilities, or liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”), depending on the specific terms of the warrant agreement.

Stock- Based Compensation

The Company accounts for its stock-based compensation arrangements at fair value. Fair value of each option grant is estimated on the date of grant using either the Black-Scholes-Merton Model for stock options granted or using the fair value of a common stock for grants and restricted stock units. The calculated fair value is recognized as an expense over the requisite service period, net of estimated forfeitures, using the straight-line method.

Income Taxes

The Company records a provision for income taxes for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax bases of assets and liabilities, as well as for loss and tax credit carryforwards. The deferred assets and liabilities are measured using the statutorily enacted tax rates anticipated to be in effect when those tax assets and liabilities are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

A valuation allowance is established if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income in assessing the need for a valuation allowance.

The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not, that the position will be sustainable upon examination by the taxing authority, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is measured as the largest amount of benefit which is more likely than not (greater than 50% likely) to be realized upon ultimate settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in income tax expense. The Company makes adjustments to these reserves in accordance with the income tax guidance when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences may affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results.

Recent Accounting Pronouncements

For information on recently issued accounting pronouncements, refer to Note 1. Description of Business and Summary of Significant Accounting Policies in our condensed consolidated financial statements included elsewhere in this prospectus.

As a Nasdaq listed public reporting company, we are required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We may remain an “emerging growth company” for up to five years, beginning January 26, 2022, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

In summary, we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies” and therefore, our shareholders could receive less information than they might expect to receive from more mature public companies.

THE COMPANY’S BUSINESS

Overview

T Stamp Inc. was incorporated on April 11, 2016 in the State of Delaware. T Stamp Inc. and its subsidiaries (“Trust Stamp”, “we”, or the “Company”) develops and markets identity authentication software for enterprise and government partners and peer-to-peer markets.

Trust Stamp develops proprietary artificial intelligence-powered identity and trust solutions at the intersection of biometrics, privacy, and cybersecurity, that enable organizations to protect themselves and their users, while empowering individuals to retain ownership of their identity data and prevent fraudulent activity using their identity.

Trust Stamp tackles industry challenges including data protection, regulatory compliance, and financial accessibility, with cutting edge technology including biometric science, cryptography, and machine learning. Our core technology irreversibly transforms identity information to create tokenized identifiers that enable accurate authentication without the need to store or share sensitive data. By retaining the usefulness of biometric-derived data while minimizing the risk, we allow businesses to adopt biometrics and other anti-fraud initiatives while protecting personal information from hacks and leaks.

Trust Stamp’s key sub-markets are identity authentication for the purpose of account opening, access and fraud detection, the creation of tokenized digital identities to facilitate financial and societal inclusion, and in-community case management software for alternatives to detention and other governmental uses.

As biometric solutions proliferate, so does the need to protect biometric data. Stored biometric images and templates represent a growing and unquantified financial, security and PR liability and are the subject of governmental, media and public scrutiny, since biometric data cannot be “changed” once they are hacked, as they are directly linked to the user’s physical features and/or behaviors. Privacy concerns around biometric technology have led to close attention from regulators, with multiple jurisdictions placing biometrics in a special or sensitive category of personal data and demanding much stronger safeguards around collection and safekeeping.

To address this unprecedented danger and increased cross-industry need to establish trust quickly and securely in virtual environments, Trust Stamp has developed its Irreversibly Transformed Identity Token, or IT2, solutions, which replace biometric templates with a cryptographic hash that can never be rebuilt into the original data and cannot be used to identify the subject outside the environment for which it is designed.

Trust Stamp’s data transformation and comparison technology is vendor and modality agnostic, allowing organizations including other biometric services providers to benefit from the increased protection, efficiency, and utility of our proprietary tokenization process. With online and offline functionality, Trust Stamp technology is effective in even the most remote locations in the world.

Trust Stamp also offers end-to-end solutions for multi-factor biometric authentication for account access and recovery, KYC/AML compliance, customer onboarding, and more, which allow organizations to approve more genuine users, keep bad actors from accessing systems and services, and retain existing users with a superior user experience.

Our Markets

Management has evaluated the market potential for its services in part by reviewing the following reports, articles, and data sources, none of which were commissioned by the Company, and none of which are to be incorporated by reference:

Data security and fraud

●	In 2021, 4,145 publicly disclosed breaches exposed over 22 billion records according to the 2021 Year End Data Breach QuickView Report.
●	eCommerce, airline ticketing, money transfer and banking services are estimated to cumulatively lose over $200 billion to online payment fraud between 2020 and 2024, according to a 2020 Juniper Research report on Online Payment Fraud.

Trust Stamp addresses this market with biometric identity verification and biometric authentication - which utilizes Trust Stamp’s proprietary irreversible identity token to perform biometric matching in a secure and tokenized domain, matching tokenized personally identifiable information and liveness detection.

Biometric authentication

●	Juniper research estimates that biometrics will annually authenticate over $3 trillion in payment transactions by 2025.
●	The global biometric system market is projected to grow from $24.1 billion in 2020 to $82.8 billion by 2027 according to a 2021 Global Industry Analysts, Inc report.

Trust Stamp addresses this market through its biometric authentication and liveness detection - which utilizes Trust Stamp’s proprietary irreversible identity token to perform biometric matching in a secure and tokenized domain.  This permits biometric authentication without the risk of storing pictures and biometric templates.

Financial and societal inclusion

●	As of 2017, 1.7 billion people lacked basic financial services including a bank account, and 4 billion people were underbanked according to the World Bank Global Findex 2017 report. (NB. estimates for people lacking basic financial services are now closer to 1.4 billion people).
●	More than 200 million small and medium-sized enterprises in emerging markets lack access to finance, limiting their ability to grow and thrive (UNGSA Financial Inclusion)
●	The global market for Microfinance is estimated at $156.7 Billion in the year 2020, and is projected to reach $304.3 billion by 2026 according to the Global Microfinance Market Report 2022.

Trust Stamp’s biometric authentication, liveness detection, and information tokenization enable individuals to verify and establish their identities using biometrics.  While individuals in this market lack traditional means of identity verification, Trust Stamp provides a means to authenticate identity that preserves an individual’s privacy and control over that identity.

Alternatives to Detention (“ATD”)

●	The ATD market includes Federal, State and Municipal agencies for both criminal justice and immigration purposes and there is an accelerating interest in technology-based solutions that the Company is able to offer.
●	Amongst the use cases, a large and growing market is for the provision of alternatives to detention for immigrants that are awaiting a final disposition of their processing. Addressing the House Appropriations Subcommittee for Homeland Security on May 17, 2022, ICE Acting Director stated that the financial year 2023 Budget submitted by ICE for approval included an additional $75,000,000 for the Alternatives to Detention (“ATD”) program over and above the present appropriation and that ICE is “focusing on ATD” instead of more expensive physical detention programs; both because of the threat of COVID and because ATD is less expensive and more humane. On that same day, the Ranking Member of the Subcommittee shared that 230,000 participants were then in the ICE ATD program with a planned increase to 600,000 participants.

Trust Stamp addresses the ATD market with an application built on Trust Stamp’s privacy-preserving biometrics.  Trust Stamp provides hardware and software that provides for the ethical and human tracking of individuals to comply with ATD requirements.

Trust Stamp’s key sub-markets are:

i)	Identity authentication for the purpose of account opening, access and fraud detection;
ii)	The creation of tokenized digital identities to facilitate financial and societal inclusion; and
iii)	In-community case-management services for governmental agencies.

In addition to its key sub-markets, the Company is developing products and working with partners and industry organizations in other sectors that offer significant market opportunities, in particular, the travel, healthcare, Metaverse platform and cryptographic key and account credential safekeeping sectors.

Principal Products and Services

Trust Stamp’s most important technology is the Irreversible Identity Token TM (also known as the IT2TM, Evergreen HashTM, EgHashTM and MyHashTM) combined with a data architecture that can use one or multiple sources of biometric or other identifying data. Once a “hash translation” algorithm is created, like-modality hashes are comparable regardless of their origin. The IT2 protects against system and data redundancy providing a lifelong “digital-DNA” that can store (or pivot to) any type of KYC or relationship data with fields individually hashed or (salted and) encrypted, facilitating selective data sharing. Products utilizing the IT2 are Trust Stamp’s primary products, accounting for the majority of its revenues during the year ended December 31, 2021 and for the nine months ended September 30, 2022.

IT2 Solutions

The IT2 (for Irreversibly Transformed Identity Token) replace biometric templates and scans with meaningless numbers, letters and symbols in order to remove sensitive data from the reach of criminals using a proprietary process by which a deep neural network irreversibly converts biometric and other identifying data, from any source, into the secure tokenized identity. This IT2 is unique to the user, is different every time generated from a live subject and cannot be reverse engineered and rebuilt into the user’s face or other original identity data.

Each token can be stored and compared to all other tokens from the same modality allowing the Company’s AI-powered analytics to predict if a single subject has generated two or more tokens, even if the subject has passed conventional KYC using, e.g., falsified identity documents. Using this technology, the users’ IT2 can be used for re-authentication purposes including account recovery, password-less login, new account creation, and more across the organization or even within a consortium of organizations, all in a low-cost and low friction delivery that is fast and secure.

Our technology is being used for enhanced due diligence, KYC/AML compliance and “second chance” approval for customer onboarding and account access together with the delivery of humanitarian and development services. The solution allows organizations to approve more users, keep bad actors from accessing systems and services, and retain existing users with a superior user experience.

Our hashing and matching technology can maximize the effectiveness of all types of identity data while rendering it safer to use, store and share. Whatever the source of identity data, it can be stored and compared as an IT2. See the chart below for examples.

Distribution

Through licensing we allow customers to utilize our technology in a wide variety of applications. Uses can include (e.g.):

●	The provision of hashing / services to enterprises, NGOs, and government to overlay on third-party biometric and identity data
●	Hash licensing, translation, and certification services for biometric vendors
●	Management of zero-knowledge-proof services whether as a tributary between Identity Lakes or operating consortium lakes
●	Tokenized identity creation for large scale deployments such as humanitarian and government identity programs.

Trust Stamp enters into licensing agreements, typically as a hosted offering, on-premise solution or both, with its customers, pursuant to which the customer pays for the initial product development plus a license fee for the use of Trust Stamp’s technologies on a periodic and/or volume-based basis. In addition to consuming and paying for Trust Stamp’s services for their own use, some key customers also serve as channel partners by offering Trust Stamp products to their own customer base whether as stand-alone products or integrated into their own services as upgraded product offerings.

Competition

We can work with any identity data from any source, potentially breaking vendor, and modality lock-in, but our primary market target is the biometric service industry which is growing exponentially while being threatened by a consumer, media, and legislative backlash against storing biometric data. The IT2 can potentially be overlaid on any biometric or other identity data provider.

In general, we compete for customer budget with any company in the identity authentication industry and our business plan calls for our capturing a fraction of one percent of the projected expenditure for biometric authentication services. Major competitors in this space include companies such as NEXT Biometrics, Gemalto, IDEMIA, Synaptics, Cognitec, Innovatrics, Suprema, FaceTec, Rank One Computing, Acuant, Jumio, Onfido and Mitek. However, we believe that, due to the uniqueness of our technology solution, the Company does not at this time have any direct competitors for the core IT2 solutions upon which the growth in our business plan is focused.

The commercial advantage of our solution is our ability to work across providers and modalities and we continue to pursue a first-mover advantage including our global-scale-partnership which is achieving a network-effect in the global Humanitarian and Development market. We believe that this combination will make it unattractive for a potential competitor to replicate the 6-years and multi-million dollars that we have already expended to try and circumvent our multiple (and continuing) patent filings and/or offer a parallel product based upon a different technology.

We believe that given sufficient time and resources, we can augment any biometric modalities including face, hand, iris, voice, gait, and behavior together with any other identifying data which places us in a unique position versus providers of biometric services.

We are unaware of any other provider being able to offer or support a proliferation of authentication modalities in this fashion, and therefore, we believe we there are no other companies that directly compete with us in this space. If our go-to-market strategy is successful, biometric service providers can be a channel distributer, and not necessarily a competitor.

Growth Strategy

Our business plan calls for our capturing a small fraction of one percent (1%) of the projected expenditure for biometric authentication services. Our strategy in this respect is to:

●	Expand the scope and range of services that we provide to and through our existing clients
●	Continue to add significant new clients for our current and future services
●	Offer our services via channel partners with substantial distribution networks
●	Offer our technology on a “low code” basis, providing access via an orchestration layer and/or open-APIs to enable implementation by a broader range of clients
●	The addition of alternate authentication tools including non-facial-biometric options and non-biometric knowledge and device-based tools facilitating two and multi-factor authentication
●	Offer our IT2 technology for use by other biometric and data services providers to protect and extend the usability of their data
●	Provide ready-to-use / customizable platforms that leverage our IT2 technology in specialized markets

Employees

Given the geographic diversity of its team and to facilitate cost-effective administration, Trust Stamp secures the services of its permanent team members through a variety of administrative structures that include wholly owned subsidiaries, professional employer organizations and consulting contracts. The Company currently has 7 full-time team members that work out of the United States, as well as 34 full-time team members that work out of Malta. We have 7 full-time team members in Poland and Central Europe and 1 full-time and 4 part-time team members in the United Kingdom as well as 1 full-time team member in the Isle of Man. We have 16 full-time team members working in the Philippines, 14 full-time team members working in Rwanda, 1 part-time team member working in the Netherlands, 1 full-time team member working in Denmark and 1 full-time team member working remotely in India. Our permanent team is augmented as needed by contract development and other staff on both long and short-term basis.

Outsourcing

We design and develop our own products. We use an outsourcing company - 10Clouds - for additional development staff as needed. In addition, we also utilize SourceFit, a company in the Philippines, for PEO services, representing approximately 2-3% of our operating expenses in 2021. As we increase our in-house resources, we anticipate reducing our reliance upon development staff outsourcing. Amazon Web Services provides cloud hosting and processing services, representing approximately 2-3% of our operating expenses in 2021.

Key Customers

Historically, the Company generated most of its income through a relationship with a SP500 bank, in which services were provided pursuant to a Master Software Agreement and statements of work. The scope of services provided to the SP500 bank has grown throughout the relationship and additional growth has been seen in 2020 and 2021 and to date in 2022. In 2020, 2021, and 2022, the Company has also expanded its customer base to include relationships with Mastercard International (“Mastercard”), Fidelity Information Services, LLC (“FIS”) and other customers. With respect to FIS, we continued to expand our work with our proprietary tokenization technology being utilized in FIS’ new global identity authentication system. To date, two banks have committed to FIS pilots using Trust Stamp technology and it is anticipated that a number of additional banks will be onboarded into pilots by the end of 2022. The pilots utilize the Company’s next-generation identity package, offering rapid deployment across devices and platforms, with custom workflows that seamlessly orchestrate trust across the identity lifecycle for a consistent user experience in processes for onboarding and KYC/AML, multi-factor authentication, account recovery, fraud prevention, compliance, and more. The orchestration layer that has been developed facilitates no-code and low-code implementations of the Company’s technology making adoption faster and even more cost-effective for a broader range of potential customers.

Under a ten-year technology services agreement (“the TSA”) with Mastercard International entered into in March 2019, the Company’s IT2 technology is being implemented by Mastercard for Humanitarian & Development purposes as a core element of its Community Pass and Inclusive Identity offerings. Use cases include not only financial services for individuals and businesses but also empowering people and communities to meet basic needs, such as nutritious food, clean water, housing, education, and healthcare including Ethiopia’s implementation of Mastercard’s Wellness Pass within Ethiopia’s health information system to promote efficiency in healthcare tracking and offline portability of health records. Under the TSA, the Company is paid to develop and host software solutions utilizing the IT2 and to support Mastercard’s implementations. In addition, the Company is paid on a “per use” basis for all transactions utilizing its technology. To date the Company has received guaranteed minimum annual payments on account of usage but anticipates significant use-based revenue starting in 2023 and growing year-on-year thereafter. The TSA may be terminated by either party in the event of a material breach by the other party that remains uncured within thirty days after notice is received of such a breach. Either party may terminate the TSA if the other party becomes, including but not limited to, insolvent, subject to a bankruptcy, dissolved or liquidated. Unless the TSA is terminated, the TSA will automatically renew for additional one year-periods unless either party provides written notice within ninety days of intent not to renew.

As a result of investments in new business development staff and systems, as well as the introduction and expansion of the customer relationships described above, and while we value the relationship highly, management believes that we are no longer financially dependent on our relationship with the SP500 bank and Mastercard. As an example, the SP500 bank and Mastercard made up 27% of total revenue during the nine months ended September 30, 2022 compared to 82% of total revenue for the nine months ended September 30, 2021.

On September 23, 2021, the Company was awarded a $3,920,764 contract with ICE. This engagement required an investment in productization, business development, and satisfying extensive due diligence processes. Effective March 27, 2022, Trust Stamp agreed to a bilateral modification of the fixed price purchase order announced in September 2021 with U.S. Immigration and Customs Enforcement (“ICE”), a federal agency under the U.S. Department of Homeland Security. The modification covered software development and services related to rapid enrolment in the ICE alternative to detention program and increased the total contract award value to $7,176,364 from the original $3,920,764.

On August 17, 2022, Trust Stamp received notification from ICE for termination of the ICE Contract, for convenience, effective immediately. ICE has indicated that it will pay to Trust Stamp compensation for cancellation on a basis to be agreed upon. The Company expects that human resources costs – i.e., compensation for new and existing officers, directors, and employees – will be the largest material cash obligation for the Company within the next twelve months, with projected human resources costs totaling approximately $639 thousand per month, a reduction from $750 thousand per month as reported as at March 31, 2022. The Company believes, as described above, that revenues from its existing operations will be sufficient to cover these costs, and that any funds from new client contracts or offerings would provide additional operational capacity for the Company going forward.

On September 15, 2022, the Company entered into a Master Services Agreement (“the MSA”) with Innovative Government Solutions (“IGS”) under which the Company and IGS will jointly offer services and IGS is granted a 12-year (renewable) license (“the license”) to resell the Company’s technology subject to payment by IGS of agreed revenue advances and end user license fees. On execution of the MSA, IGS agrees to pay $1,500,000 to the Company as a non-refundable revenue advance, an additional $1,500,000 non-refundable revenue advance on the first anniversary of the MSA, and $1,000,000 on each of the next two anniversaries of the MSA as additional non-refundable revenue advances. IGS has the right to terminate the MSA for convenience before the additional non-refundable revenue advances become due in which case the unpaid additional non-refundable revenue advances will not be payable and the license will terminate. During the nine months ended September 30, 2022, Trust Stamp received the initial $1.5 million payment, recorded the non-refundable revenue advance to deferred revenue, and recognized no IGS revenue.

In addition to the customers discussed above, a growing number of our engagements are structured as channel partnerships or reseller relationships, and while we anticipate some of those engagements developing into significant new revenue sources the achievement of that objective is dependent in part upon the execution of our partners and is therefore outside of our control.

As we grow, we intend to continue to expand the number of customers from which we generate revenues including through the development of channel partnerships. In the opinion of our management, we would be able to continue operations without our current customers. However, the unanticipated loss of the Company’s current customers could have an adverse effect on the company’s financial position.

Regulation

Our business is not currently subject to any licensing requirements in any jurisdiction in which we operate other than the requirement to hold a business license in the City of Atlanta (with which we are in compliance). This does not mean that licensing requirements may not be introduced in one or more jurisdiction in which we operate, and such requirements could be burdensome and/or expensive or even impose requirements that we are unable to meet.

We are subject to substantial governmental regulation relating to our technology and will continue to be for the lifetime of our Company. By virtue of handling sensitive PII and biometric data, we are subject to numerous statutes related to data privacy and additional legislation and regulation should be anticipated in every jurisdiction in which we operate. Example federal (US) and European statutes we could be subject to are:

●	Health Insurance Portability and Accountability Act (HIPAA)
●	Health Information Technology for Economic and Clinical Health Act (HITECH)
●	The General Data Protection Regulation 2016/679 (GDPR)

HIPAA and HITECH

Under the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act “HITECH”), the U.S. Department of Health and Human Services (“HHS”) issued regulations that establish uniform standards governing the conduct of certain electronic healthcare transactions and requirements for protecting the privacy and security of protected health information (“PHI”), used or disclosed by covered entities and business associates. Covered entities and business associates are subject to HIPAA and HITECH. Our subcontractors that create, receive, maintain, transmit, or otherwise process PHI on behalf of us are HIPAA “business associates” and must also comply with HIPAA as a business associate.

HIPAA and HITECH include privacy and security rules, breach notification requirements, and electronic transaction standards.

The privacy rules cover the use and disclosure of PHI by covered entities and business associates. The privacy rules generally prohibit the use or disclosure of PHI, except as permitted under certain limited circumstances. The privacy rules also set forth individual patient rights, such as the right to access or amend certain records containing his or her PHI, or to request restrictions on the use or disclosure of his or her PHI.

The security rules require covered entities and business associates to safeguard the confidentiality, integrity, and availability of electronically transmitted or stored PHI by implementing administrative, physical, and technical safeguards. Under HITECH’s Breach Notification Rule, a covered entity must notify individuals, the Secretary of the HHS, and in some circumstances, the media of breaches of unsecured PHI.

In addition, we may be subject to state health information privacy and data breach notification laws, which may govern the collection, use, disclosure, and protection of health-related and other personal information. State laws may be more stringent, broader in scope, or offer greater individual rights with respect to PHI than HIPAA, and state laws may differ from each other, which may complicate compliance efforts.

Entities that are found to be in violation of HIPAA as the result of a failure to secure PHI, a complaint about our privacy practices or an audit by HHS, may be subject to significant civil and criminal fines and penalties and additional reporting and oversight obligations if such entities are required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance.

GDPR

The EU-wide General Data Protection Regulation imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and policies. It requires data controllers to implement more stringent operational requirements for processors and controllers of personal data, including, for example, transparent and expanded disclosure to data subjects (in a concise, intelligible and easily accessible form) about how their personal information is to be used, imposes limitations on retention of information, increases requirements pertaining to health data and pseudonymized (i.e., key-coded) data, introduces mandatory data breach notification requirements and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. Fines for non-compliance with the GDPR will be significant—the greater of €20 million or 4% of global turnover. The GDPR provides that EU member states may introduce further conditions, including limitations, to make their own further laws and regulations limiting the processing of genetic, biometric or health data.

Intellectual Property

Patents

A summary of the Company’s issued patents and pending patent applications on January 9, 2023 is provided in the table below.

Matter No.	Application/ Patent No.	Filing/ Issue Date	Title	Priority Information	Status
32742-148653	17/725,978	04/21/2022	INTEROPERABLE BIOMETRIC REPRESENTATION	63/177,494	PENDING Awaiting Examination
32742-151107	17/849,196	06/24/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	16/855,606	PENDING Awaiting Examination
32742-149248	17/745,270	05/16/2022	SECURE REPRESENTATIONS OF AYTHEBTICITY AND PROCESSES FOR USING SAME	63/188,491	PENDING Awaiting Examination
32742-147982	17/719,975	04/13/2022	PERSONALLY IDENTIFIABLE INFORMATION ENCODER	63/174,405	PENDING Awaiting Examination
32742-148555	63/327,821	04/06/2022	METAPRESENCE SYSTEMS AND PROCESSES FOR USING SAME	--	PENDING 04/06/2023 Provisional Conversion Due
32742-148154	63/306,210	2/3/2022	METAPRESENCE SYSTEMS AND PROCESSES FOR USING SAME	---	PENDING 02/03/2023 Provisional Conversion Due
32742-148672	63/309,819	2/14/2022	BIOMETRIC PRIVACY-ASSURED TIME AND LOCATION VERIFICATION	---	PENDING 02/14/2023 Provisional Conversion Due
32742-147459	63/287,276	12/08/2021	SHAPE OVERLAY FOR PROOF OF LIVENESS	---	PENDING 12/08/2022 Provisional Conversion Due
32742-146364	63/256,347	10/15/2021	OWNERSHIP VALIDATION FOR NFT CONTRACTS USING IRREVERSIBLY TRANSFORMED IDENTITY TOKENS	---	PENDING 10/15/2022 Provisional Conversion Due
32742-144545	63/278,276	11/11/2021	MULTI-FACTOR PROCESSES FOR ENHANCED DIGITAL SECURITY	---	PENDING 11/11/2022 Provisional Conversion Deadline
32742-145020	17/401,508	08/13/2021	SYSTEMS AND METHODS FOR IDENTITY VERIFICATION VIA THIRD PARTY ACCOUNTS	62/486,210	PENDING Response to Office Action Due: 01/14/2023
32742-145019	17/401,504	08/13/2021	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED, BIOMETRIC-BASED ENCRYPTION	62/667,133	PENDING Awaiting Examination
32742-142186	17/230,684	04/14/2021	SYSTEMS AND PROCESSES FOR MULTIMODAL BIOMETRICS	63/009,809	PENDING Response to Non-final Office Action Due: 12/23/2022
32742-141508	17/205,713	03/18/2021	SYSTEMS AND PROCESSES FOR TRACKING HUMAN LOCATION AND TRAVEL VIA BIOMETRIC HASHING	62/991,352	PENDING Awaiting Examination

32742-139681	17/109,693	12/02/2020	SYSTEMS AND METHODS FOR PRIVACY-SECURED BIOMETRIC IDENTIFICATION AND VERIFICATION	62/942,311	PENDING Response to Non-Final Office Action Due: 12/22/2022
32742-130398	16/403,093 11,288,530	05/03/2019 03/29/2022	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED IDENTITY AUTHENTICATION	62/667,130	ISSUED 09/29/2025: First Maintenance Fee Due
32742-118398	15/342,994 10,924,473	11/03/2016 02/16/2021	TRUST STAMP	62/253,538	ISSUED 08/16/2024: First Maintenance Fee Due

Matter No.	Application/ Patent No.	Filing/ Issue Date	Title	Priority Information	Status
32742-142411	17/324,544	05/19/2021	FACE COVER-COMPATIBLE BIOMETRICS AND PROCESSES FOR GENERATING AND USING SAME	63/027,072	PENDING Awaiting Examination
32742-123473	15/955,270 11,095,631	04/17/2018 08/17/2021	SYSTEMS AND METHODS FOR IDENTITY VERIFICATION VIA THIRD PARTY ACCOUNTS	62/486,210	ISSUED 02/17/2025: First Maintenance Fee Due
32742-136046	16/855,576 11,263,439	04/22/2020 03/01/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 09/01/2025 First Maintenance Fee Due
32742-136047	16/855,580 11,244,152	04/22/2020 02/08/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 08/08/2025 First Maintenance Fee Due
32742-136048	16/855,588 11,263,440	04/22/2020 03/01/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 09/01/2025 First Maintenance Fee Due
32742-136049	16/855,594 11,263,441	04/22/2020 03/01/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 09/01/2025 First Maintenance Fee Due

Matter No.	Application/ Patent No.	Filing/ Issue Date	Title	Priority Information	Status
32742-136050	16/855,598 11,263,442	04/22/2020 03/01/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 09/01/2025: First Maintenance Fee Due
32742-136051	16/855,606 11,373,449	04/22/2020 06/28/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 12/28/2025 First Maintenance Fee Due
32742-130397	16/406,978	05/08/2019	SYSTEMS AND METHODS FOR ENHANCED HASH TRANSFORMS	62/668,610	PENDING First Maintenance Fee Due: 05/08/2026
32742-130399	16/403,106 11,093,771	05/03/2019 08/17/2021	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED, BIOMETRIC-BASED ENCRYPTION	62/667,133	ISSUED 02/17/2025: First Maintenance Fee Due
32742-135668	16/841,269 11,301,586	04/06/2020 04/12/2022	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	62/829,825	ISSUED 10/12/2025 First Maintenance Fee Due
32742-118149	15/782,940 10,635,894	10/13/2017 04/28/2020	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	62/407,717 62/407,852 62/407,693	ISSUED 10/28/2023: First Maintenance Fee Due
32742-147631	17/706,132	03/28/2022	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED IDENTITY AUTHENTICATION	16/403,093	PENDING Awaiting Examination
32742-149165	17/702,366	03/23/2022	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	16/841,269	PENDING Awaiting Examination
32742-149164	17/702,361	03/23/2022	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	16/841,269	PENDING Awaiting Examination
32742-149163	17/702,355	03/23/2022	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	16/841,269	PENDING Awaiting Examination
32742-153065	17/956,190	09/29/2022	SYSTEMS AND METHODS FOR ENHANCED HASH TRANSFORMS	16/406,978	PENDING Awaiting Examination

Trademarks

The following is a summary of Trust Stamp’s issued and pending Trademarks as of January 9, 2023.

Serial / Registration Number	Filing Date	Trademark	Country	Status
Serial: 88/674,108	10/30/2019	TRUSTCARD	US	PENDING SOU/3rd EOT Due: 05/10/2022
Serial: 90/041,950 Registration: 6,494,610	7/8/2020 9/21/2021	TRUSTED PAYMENTS	US	REGISTERED Section 8 & 15 Renewal Due: 09/21/2027
Serial: 87/411,586 Registration: 5,329,048	4/14/2017 11/7/2017	TRUST STAMP	US	REGISTERED Section 8 & 15 Renewal Due: 11/07/2023
Serial: 87/852,642 Registration:5,932,877	3/27/2018 12/10/2019	TRUSTED MAIL	US	REGISTERED Section 8 & 15 Renewal Due: 12/10/2025
Serial: 8/256,534 Registration: 6,103,860	1/10/2019 9/26/2019	IDENTITY LAKE	US	REGISTERED Section 8 & 15 Renewal Due: 07/14/2026
Serial: 88/708,795 Registration: 6,252,645	11/27/2019 1/19/2021	MYHASH	US	REGISTERED Section 8&15 Renewal Due: 01/19/2027
Serial: 88/709,274 Registration: 6,252,649	11/27/2019 1/19/2021	TRUSTED PRESENCE	US	REGISTERED Section 8&15 Renewal Due: 01/19/2027

Subsidiaries and Affiliates

Given the geographic diversity of our team and to facilitate cost-effective administration, Trust Stamp conducts various aspects of its operations through subsidiaries. All subsidiaries share resources across the entire Trust Stamp organization. The officers and directors of Trust Stamp have influence over the operations of all subsidiaries and employees across jurisdictions. Only one of our subsidiaries, Biometric Innovations Limited, has its own management team.

T Stamp Inc. Corporate Structure Chart

TStamp Incentive Holdings LLC. On April 9, 2019, management created a new entity, TStamp Incentive Holdings (“TSIH”) to which the Company issued 1,620,565 shares of Class A Common Stock that the Board of Directors of TSIH could use for employee stock awards in the future. The purpose of the entity was to provide an analogous structure to a traditional stock incentive plan. As of the date of this prospectus, 282,565 shares of Class A Common Stock are still held by TSIH – however, all of these shares of Class A Common Stock have been allocated for issuance pursuant to RSUs that vested on January 2, 2022. The Company has no plans to issue additional equity securities to TSIH. As such, once these remaining shares are issued, it is expected this entity will become dormant going forward.

Sunflower Artificial Intelligence Technologies. Based out of Poland, this entity acted as the contracting entity for development contractors in Poland and Central Europe but is now being dissolved as the contractors have entered into direct contracts with T Stamp Inc.

Trusted Mail Inc. The developer of an encrypted e-mail product (Trusted Mail ®) using our Company’s facial recognition technology. The Trusted Mail technology is held by Trusted Mail, Inc., which is our majority-owned subsidiary.

Biometric Innovations Limited (formerly “Trust Stamp Fintech Limited”). Biometric Innovations is our Company’s United Kingdom operating subsidiary. It was established to act as the contracting entity for development contractors in the UK, and has its own board and management team. The purpose of this entity was to establish beachhead operations in the country in order to service a contract entered by the Company with the National Association of Realtors and Property Mark. This entity serves as a sales and marketing function for the product “NAEA” which was developed for the contract between the listed parties. On June 11, 2020, the Company entered into a stock exchange transaction with Biometric Innovations Limited, becoming a 100% owner of the entity. The stock exchange transaction was not pursuant to any formal written agreement.

Trust Stamp Cayman. Trust Stamp Cayman was established with the intention of taking advantage of enterprise grants which were offered by the Cayman National Government’s Enterprise Zone. No operations have been established at this entity as of the date of this prospectus.

Trust Stamp Malta Limited. Trust Stamp Malta Limited is a wholly owned subsidiary of T Stamp Inc. It operates an R&D Campus in the Republic of Malta, for which it has entered into a lease with a local commercial landlord in Malta, Vassallo Group Realty Ltd. The goal of Trust Stamp Malta Limited is to advance our biometric authentication technology. As part of the creation of this entity, we entered into an agreement with the government of Malta for a potential repayable advance of up to €800,000 to assist in covering the costs of 75% of the first 24 months of payroll costs for any employee who begins 36 months from the execution of the agreement on July 8, 2020.

Trust Stamp Rwanda Limited. The Company opened an office in Rwanda, Africa in April 2021 and signed a one-year lease for office space commencing May 1, 2021 The Company has established an R&D center in Rwanda together with a back-office facility for the purpose of our expansion into Africa.

Metapresence Limited. Trust Stamp established Metapresence Limited on November 23, 2021 as a wholly-owned crypto-asset subsidiary in the Isle of Man. Metapresence Limited participates in The Digital Isle of Man Accelerator Program, which provides access to a range of government services including regulatory acceleration support and guided access into the regulatory sandbox, where flexible licensing conditions enable digital asset businesses to explore opportunities and adapt as the technology evolves.

Non-Operational Subsidiaries

AIID Payments Limited. Established by the Company to provide payments services to NGO’s and other non-profit and social-welfare entities and activities. As of the date of this prospectus, the entity has no operations, and is essentially dormant.

T Avatar LLC. Established by the Company to provide anonymized age-verification tools for minors participating in online activities. As of the date of this prospectus, the entity has no operations, and is essentially dormant.

Finnovation LLC. Established by the Company to provide an innovative FinTech, Blockchain and Digital Identity innovation incubator. As of the date of this prospectus, this entity has no operations, and is essentially dormant.

T Stamp LLC. As described above, the Company was originally founded as “T Stamp LLC”, formed on November 9, 2015 as a Georgia limited liability company. In 2016, the Company effected a “hive down” business reorganization whereby the business of the Company was transferred into to a newly formed, wholly owned subsidiary, which was T Stamp Inc. (i.e. the Company). As of the date of this prospectus, the Company is no longer a subsidiary of T Stamp LLC, and T Stamp LLC is no longer a majority owner of the Company. On January 6, 2022 all shares held by T Stamp LLC were distributed to its members on a pro rata basis according to their respective membership interests. As such, as of the date of this prospectus, the entity has no operations, and is essentially dormant.

DESCRIPTION OF CAPITAL STOCK

General

The Company is registering for sale by the Selling Stockholder the 975,000 shares of Class A Common Stock and 1,950,000 shares of Class A Common Stock of the Company issuable upon the exercise of the Warrants.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Trust Stamp’s amended certificate of incorporation, as amended (our “A&R Certificate of Incorporation”) and its amended and restated bylaws (our “Bylaws”), copies of which have been filed as exhibits to the Registration statement of which this prospectus is a part. For a complete description of Trust Stamp’s capital stock, you should refer to the A&R Certificate of Incorporation and Bylaws, and to the applicable provisions of Delaware law.

The authorized capital stock of the Company consists of Common Stock, par value $0.01 per share, and Preferred Stock, par value $0.01 per share. The total number of authorized shares of Common Stock of Trust Stamp is 37,500,000, all of which have been designated Class A Common Stock, and the total number of authorized shares of Preferred Stock is 2,000,000, all of which are designated as Series A Preferred Stock.

As of January 10, 2023 the outstanding shares of the Company included:

	Authorized	Issued
Series A Preferred Stock	2,000,000	0
Class A Common Stock	37,500,000	24,271,512

Common Stock

Pursuant to the Company’s A&R Certificate of Incorporation, the Board of Directors of the Company has the right to designate shares of the Company’s Common Stock as either Class A or Class B Common Stock. As of the date of this prospectus, all shares of Common Stock of the Company have been designated as Class A Common Stock, and there is no issued (or designated) Class B Common Stock. The rights and preferences of each of the Class A and Class B classes of Common Stock are summarized below.

Class A Common Stock

Voting Rights

Holders of shares of Class A Common Stock are entitled to one vote for each on all matters submitted to a vote of the shareholders, including the election of directors.

The holders of our Common Stock (Class A and Class B Common Stock) are entitled to elect four (4) directors of the corporation to our Board of Directors, so long as 25% of the Company’s initially issued shares of Preferred Stock remains outstanding (which refers to the 718,804 shares of Series A Preferred Stock issued in the Company’s Series A Preferred Stock offering under Tier 2 of Regulation A (the “Series A Preferred Offering”). As of the date of this prospectus, no shares of the Company’s Preferred Stock are outstanding.

Dividend Rights

Holders of each class of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in our A&R Certificate of Incorporation. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Class A Common Stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company.

Holders of the Series A Preferred Stock are entitled to a liquidation preference that is senior to holders of each class of the Common Stock, and therefore would receive dividends and liquidation assets prior to the holders of the Common Stock.

Exchange Rights

A holder of shares of Class A Common Stock shares that is a bank, savings association, or a holding company (or an affiliate thereof) may at any time choose to exchange all or any portion of shares of Class A Common Stock it holds for shares of Class B Common Stock. In the event of such an election, each Class A share for which the holder makes such election shall be exchanged for a Class B share on a one-for-one basis without the payment of any additional consideration. In the event of such an election, the Company will take all necessary corporate actions to effect such exchange, the holder will surrender its certificate or certificates representing the Shares of Class A Common Stock for which it made such election, and such Shares of Class A Common Stock shall be cancelled.

Transfer Rights

There are no restrictions on transfer for shares of Class A Common Stock of the Company.

Class B Common Stock

The rights and preferences of the Company’s Class B Common Stock are identical to those of the Class A Common Stock of the Company, except for as described below.

Voting Rights

Holders of shares of Class B Common Stock have no voting rights with respect to such shares; provided that the holders of Class B Common Stock shall be entitled to vote (one vote for each Class B share held) to the same extent that the holders of Shares of Class A Common Stock would be entitled to vote on matters as to which non-voting equity interests are permitted to vote pursuant to 12 C.F.R. § 225.2(q)(2) (or a successor provision thereto).

Transfer Rights

In the event a holder of shares of Class B Common Stock transfers all or any portion of his or her shares of Class B Common Stock to a “Permitted Transferee” (as defined below), such Permitted Transferee will be entitled to elect to exchange all or any portion of such Shares of Class B Common Stock for Shares of Class A Common Stock on a one-for-one basis without the payment of any additional consideration. No fractional shares may be so exchanged. In the event of such an election, the Company will take all necessary corporate actions to effect such exchange, the holder will surrender its certificate or certificates representing the Shares of Class B Common Stock for which it made such election, and such Shares of Class B Common Stock shall be cancelled. A “Permitted Transferee” is a person or entity who acquires Shares of Class B Common Stock from a bank, savings association, or a holding company (or an affiliate thereof) in any of the following transfers:

(i)	A widespread public distribution;
(ii)	A private placement in which no one party acquires the right to purchase 2% or more of any class of voting securities of the Company
(iii)

An assignment to a single party (e.g. a broker or investment banker) for the purpose of conducting widespread public distribution on behalf of a bank, savings association, or a holding company (or an affiliate thereof) and its transferees (other than transferees that are Permitted Transferees); or

(iv)

To a party who would control more than 50% of the voting securities of the Company without giving effect to the Shares of Class B Common Stock transferred by a bank, savings association, or a holding company (or an affiliate thereof) and its transferees (other than transferees that are Permitted Transferees).

Series A Preferred Stock

Voting Rights

Each holder of the Company’s Series A Preferred Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors. Each holder of Series A Preferred Stock will be entitled to one vote for each share of Common Stock into which such share of Preferred Stock could be converted. Fractional votes will not be permitted and if the conversion results in a fractional share, it will be disregarded.

Additionally, the holders of the Series A Preferred Stock are entitled to certain protective provisions that require the Company to obtain the written consent or affirmative vote of a majority of the outstanding shares of Preferred Stock prior to effecting certain corporate actions, comprised of the following:

(a)	alter the rights, powers, or privileges of the Preferred Stock in a way that adversely affects the Preferred Stock;
(b)	increase or decrease the authorized number of shares of any class or series of capital stock;
(c)	authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the Certificate of Incorporation of the Company, as then in effect, that are senior to or on a parity with any series of Preferred Stock;
(d)	redeem or repurchase any shares of Common Stock or Preferred Stock (other than pursuant to employee or consultant agreements giving the Company the right to repurchase shares upon the termination of services pursuant to the terms of the applicable agreement);
(e)	declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock;
(f)	increase or decrease the number of directors of the Company;
(g)	liquidate, dissolve, or wind-up the business and affairs of the Company

The Series A Preferred Stockholders do not have the right to vote for any directors of the Company as a standalone class, which is a right held by the Common Stockholders. The holders of the Series A Preferred Stock are entitled to vote together with the holders of the Common Stock for the election of one (1) independent director, and may vote together with the holders of the Common Stock on any additional directors to be elected to our Board of Directors after the initial five (5) directors are elected.

Dividend Rights

Holders of Series A Preferred Stock will be entitled to receive dividends as may be declared from time to time by the Board of Directors out of legally available funds and on a pari passu basis with holders of the Common Stock. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights

Shares of Series A Preferred Stock will be convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the Company’s Common Stock at the then-applicable conversion rate. Initially, the conversion rate will be one share of Common Stock per share of Series A Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits or the issuance of a dividend or other distribution payable in additional shares of Common Stock.

Additionally, each share of Series A Preferred Stock will automatically convert into Common Stock:

i)

immediately upon the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act

ii)	upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis.

In either of these events, the shares will convert in the same manner as a voluntary conversion.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or certain other events (each a “Deemed Liquidation Event”) such as the sale or merger of the Company, all holders of Series A Preferred Stock will be entitled to a liquidation preference that is senior to holders of the Common Stock. Holders of Series A Preferred Stock will receive a liquidation preference equal to the greater of (a) an amount for each share equal to the Original Issue Price for such share, adjusted for any stock dividends, combinations, splits, recapitalizations and the like (the “liquidation preference”) plus any declared but unpaid dividends with respect to such shares or (b) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. Initially, the liquidation preferences for the shares of Series A Preferred Stock will be $7.79 per share (the “Original Issue Price”).

If, upon such liquidation, dissolution, or winding up or Deemed Liquidation Event, the assets (or the consideration received in a transaction) that are distributable to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

After the payment of the full liquidation preference of the Series A Preferred Stock, the remaining assets of the Company legally available for distribution (or the consideration received in a transaction), if any, will be distributed ratably to the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

Warrants

The Company has various warrants outstanding that are convertible into shares of its Class A Common Stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for information on the outstanding warrants of the Company.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our A&R Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Authorized but Unissued Capital Stock

We have authorized but unissued shares of Preferred Stock and Common Stock, and our Board of Directors may authorize the issuance of one or more series of preferred stock without stockholder approval. These shares could be used by our Board of Directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Limits on Stockholder Action to Call a Special Meeting

Our Bylaws provide that special meetings of the stockholders may be called only by our Board of Directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Our certificate of incorporation authorizes our Board of Directors to fill vacancies or newly created directorships.

If there is a vacancy on our Board of Directors, the majority of the directors then in office may elect a successor to fill any vacancies or newly created directorships. This may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect their own slate of directors or otherwise attempt to obtain control of our Company.

PROPERTIES

The Company contracts for use of office space at 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305, United States of America, which serves as its corporate headquarters and primary operational hub. The Company also leases office space (through a subsidiary) in Malta, which primarily serves as a research and development space. The Company contracts for coworking arrangements in other office spaces (either directly or through its subsidiaries) in New York, North Carolina, Cheltenham, the UK and Rwanda, Africa to support its dispersed workforce. Minimum lease commitments related to these agreements are described in Note 14 to the consolidated financial statements included in this prospectus.

LEGAL PROCEEDINGS

From time to time, the Company may be involved in a variety of legal matters that arise in the normal course of business. The Company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise. See “Risk Factors” for a summary of risks our Company may face in relation to litigation against our Company.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

				Approximate
			Date Appointed	hours per
			to	week for
			Current	part- time
Name	Position	Age	Position	employees
Executive Officers
Gareth Genner	Chief Executive Officer	63	January 01, 2016	N/A (Full-Time)
Andrew Gowasack	President	31	January 01, 2016	N/A (Full-Time)
Alex Valdes	Chief Financial Officer, & Board Secretary	33	August 29, 2016	N/A (Full-Time)
Andrew Scott Francis	Chief Technology Officer	49	August 28, 2016	N/A (Full-Time)

Directors
Gareth Genner		63	January 01, 2016
Andrew Gowasack		31	January 01, 2016
Mark Birschbach*		45	August 20, 2018
David Story		64	October 01, 2020
Joshua Allen (1)	EVP	45	January 08, 2021
William McClintock*		79	January 01, 2021
Kristin Stafford*		52	December 01, 2021
Berta Pappenheim*		42	December 01, 2021

Significant Employees
John Wesley Bridge	EVP	56	May 01, 2019	N/A (Full-Time)
Kinny Chan	Chief Commercial Officer	43	March 12, 2020	N/A (Full-Time)
Norman Hoon Thian Poh	Chief Science Officer	46	September 01, 2019	N/A (Full-Time)

*Independent Director

(1)Pursuant to an oral agreement entered into with FSH Capital as a pre-condition to their investment (and subsequently confirmed by resolution of the Board of Directors of the Company), FSH Capital has the right to nominate one (1) director of the Company. Joshua Allen has been nominated by FSH Capital.

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board. All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified.

Set forth below is a brief description of the background and business experience of our current executive officers and directors.

Gareth Genner, Chief Executive Officer, Director

With over 20 years’ experience in founding, operational and advisory capacities, Gareth provides Trust Stamp with technical, managerial, and visionary skills, as well as legal expertise. Gareth has successfully conceptualized, implemented, scaled, and exited multiple businesses including a cloud storage enterprise which was sold, and an online educational platform which was acquired by a non-profit educational entity. Immediately prior to T Stamp Inc. Gareth served as full-time CEO of Edevate LLC, and President of Pontifex University as well as part-time Chancellor of Holy Spirit College. Gareth now serves as unpaid President of Pontifex University and Holy Spirit College which are merged and managed by a professional team. A British lawyer by training, Gareth holds a U.S. LLM in International Taxation & Financial Service Regulation.

Andrew Gowasack, President, Director

An economist by education, Andrew began his career in financial services sales and marketing. Although Trust Stamp is Andrew’s first start-up, he has immersed himself in the lean-start-up environment by completing multiple incubator programs, each of which programs provided a unique perspective and honed a distinct set of startup skills. Andrew is actively committed to ongoing learning, studying at world-class institutions. He completed Harvard Business School’s HBX CORe program and, through MIT Sloan School of Management, he has completed courses in design thinking and business innovation and application of blockchain technologies. Prior to joining Trust Stamp Andrew worked at Ashford Advisers, a financial services company, where he worked as a Marketing Coordinator. As President, Andrew oversees business development and operations and acts as Chief Product Evangelist.

Alex Valdes, Chief Financial Officer, Board Secretary

Before graduating college, Alex founded and operated four separate companies to pay his way through college. Before graduating, Alex spent 15 months studying abroad in Mexico where he launched an innovative microfinance lending system in partnership with the Yucatan State Department of Economic Development. From 2007 to 2012, Alex successfully exited each of the businesses and completed his degree in accounting at The University of Georgia. Alex qualified as both a CMA and CPA and worked in public accounting from 2014 to 2016 as a strategy consultant. In January of 2016, Alex became an Advisor for Trust Stamp. After 9 months as an Advisor, Alex joined the Company full-time and now serves as the Chief Financial Officer, EVP, & Board Secretary.

Andrew Scott Francis, Chief Technology Officer

Prior to joining Trust Stamp as CTO, Scott served for 9 years in the Program Management Office with Google. This role was very entrepreneurial in nature as he was tasked with helping oversee the creation and development of a global PMO team spread across multiple data centers across the US and Europe, essentially acting as a startup intrapreneur. Prior to Google, Scott served for 10 years in a number of startup companies in Atlanta, Austin and Silicon Valley in software programming, management, and configuration management roles. As CTO, Scott oversees the Company’s software development team and programs, has responsibility for the Company’s hardware and software assets and plays a key role in working with the Company’s clients on all technical aspects of the relationship.

Mark Birschbach, Independent Director

Mark is the Senior Vice President of Strategic Business, Innovation & Technology at the National Association of REALTORS. Mark and his team drive innovation in real estate and benefits to NAR members through strategic relationships with a broad range of business and technology players around the globe. Those strategic relationships drive significant non-dues revenue, return on investment, and cost savings to NAR members. Mark drives the success NAR’s tech investment portfolio through Second Century Ventures, the most active investor in real estate technology; the award-winning REACH technology accelerator, with operations in the US, Australia, Canada and the UK; Mark leads NAR’s strategy and innovation efforts through the creation of NAR’s Emerging Technology group, the Innovation, Opportunity, and Investment (iOi) Summit, NAR’s Strategic Think Tank, Big Tech Initiatives, and other strategic projects. Mark also leads NAR’s Realtor Benefits® Program, NAR’s top level domain businesses with realtor and realestate, NAR’s Products business, MVP program; manages NAR’s relationship with Move Inc., operator of Realtor.com.

David Story, Chairman of the Board

David is a Fellow of the Royal Institute of Chartered Surveyors with a focus on commercial real estate investment and portfolio management. David is Managing Director of Trust Stamp’ UK subsidiary and Chairman of the Board. For more than three decades, David has worked alongside Gareth in multiple ventures in parallel to building and managing his own commercial property investment portfolio and serving as a consultant to several property investment enterprises. David has served in management, operational and advisory capacities in multiple European ventures and brings strong analytical and consensus building skills to the Trust Stamp team.

Joshua Allen, EVP, Director

Josh joins Trust Stamp as EVP of Mergers and Acquisitions in addition to serving as a director, having spent over 20 years in private equity, venture capital, and non-profit management. He serves on the Board of Directors of several charitable and educational organizations. Josh has applied entrepreneurial models of operation to several US domestic and international non-profit organizations, transforming them into effective leaders in their respective spaces. Josh’s M&A transactional expertise is centered around financial services and technology.

William McClintock, Independent Director

Bill McClintock is a well-respected figure within the United Kingdom property market, having been involved in real estate for over fifty years. During that time, he had also been Managing Director of Royal Life Estates South with a chain of two hundred and fifty offices. He successfully exited Cornerstone Estate Agencies (three hundred and forty-seven offices), when it was purchased from Abbey National plc., and subsequently joined Hamptons as International Development Director with specific responsibility for business generated in the markets of Hong Kong, Singapore, and Malaysia. In 2003 he became the Chief Operating Officer of The Ombudsman for Estate Agents for the UK and in 2007 became Chairman, a post he held until the end of 2015.

Kristin Stafford, Independent Director

Kristin Stafford is a successful serial entrepreneur specializing in SaaS and enterprise platforms supporting global compliance and background screening. Kristin is the co-founder and CEO of Vital4, a global enterprise, cloud-based platform, which provides instant data screening to support compliance, background screening, due diligence and more, on a global scale. Kristin has served as CEO of Vital4 from its inception in February 2016, and still serves as its CEO as of the date of this this prospectus.

Kristin is the co-founder and former managing partner of one of the first independent wholesale international background screening firms in the US – International Screening Solutions, Inc. Kristin managed and developed the Company from 2009 and 2015, helping to lead the Company from the ground-up into a multi-million-dollar business that recently sold the platform she designed to Dun and Bradstreet in 2021.

Kristin has more than 20 years of experience in operations management, process architecture and software development. She has organized and managed teams of over 100 employees and consultants and brings to the table a vast array of experience in facilitating the requirements of corporate clients in the development and implementation of operations systems management and software development. Before entering the international background screening space, she managed the financial operations of a large Atlanta-based financial services corporation, served as a senior consultant for Delta Technology and Northern Trust Bank and held a management role within a start-up division of GE Capital.

In her off time, Kristin is usually found surrounded by family and friends, or travelling with her three children, husband Scott, and her three fur babies Chubbs, Mable and Dipper.

Berta Pappenheim, Independent Director

Berta Pappenheim is the CEO and Co-Founder of The CyberFish Company, an organizational psychology and industry leading cyber security company that assesses and improves cybersecurity incident response capabilities of its clients. Prior to co-founding The CyberFish in January 2018, Berta worked as an occupational psychologist, delivering competency-based assessment programs in the financial and professional services, natural resources and manufacturing industries. From July 2012 to January 2017, Berta was the Managing Director of a cyber threat intelligence consulting firm, Tempest Security Intelligence, where she established and cultivated the firm’s first international office in the UK.

Berta holds a Masters in Social Sciences from the University of Linköping in Sweden and currently studies towards an MSc in Neuroscience at King’s College London.

Family Relationships

There are no family relationships among any of our executive officers and directors.

Corporate Governance

Board of Directors and Board Committees

We have listed our shares of Class A Common Stock on the Nasdaq Capital Market. Under the rules of Nasdaq, “independent” directors must make up a majority of a listed company’s Board of Directors. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board of Directors currently consists of eight (8) members. Our Board of Directors has determined that Mark Birschbach, William McClintock, Kristin Stafford and Ms. Berta Pappenheim qualify as independent directors in accordance with the Nasdaq Capital Market, or Nasdaq listing requirements. Messrs. Genner, Gowasack, Allen, and Story are not considered independent. Nasdaq’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three (3) years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under Nasdaq rules and regulations and in expectation of listing on Nasdaq, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Leadership Structure and Board’s Role in Risk Oversight

David Story is the Chairman of the Board. The Chairman has authority, among other things, to preside over Board meetings and set the agenda for Board meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board of Directors. We currently believe that separation of the roles of Chairman and Chief Executive Officer ensures appropriate oversight by the Board of our business and affairs. However, no single leadership model is right for all companies and at all times. The Board of Directors recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board may periodically review its leadership structure. In addition, following the qualification of the offering, the Board will hold executive sessions in which only independent directors are present.

Our Board is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC and risks relating to various specific developments, such as acquisitions, debt and equity placements, and new service offerings.

Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk.

Committees of the Board of Directors

The Board of Directors has already established an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “The Nominating and Corporate Governance Committee”). The composition and function of each committee are described below.

Audit Committee

The Audit Committee has three members, including Messrs. Birschbach, McClintock, and Stafford. Mr. Birschbach serves as the chairman of the Audit Committee and satisfies the definition of “audit committee financial expert”.

Our Audit Committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;
●	review the proposed scope and results of the audit;
●	review and pre-approve audit and non-audit fees and services;
●	review accounting and financial controls with the independent auditors and our financial and accounting staff;
●	review and approve transactions between us and our directors, officers and affiliates;
●	recognize and prevent prohibited non-audit services; and
●	establish procedures for complaints received by us regarding accounting matters; oversee internal audit functions, if any.

Compensation Committee

The Compensation Committee has three members, including Messrs. McClintock, Birschbach, and Pappenheim. Mr. McClintock serves as the chairman of the Compensation Committee.

Our Compensation Committee is authorized to:

●	review and determine the compensation arrangements for management;
●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
●	administer our stock incentive and purchase plans; and
●	review the independence of any compensation advisers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members, including Messrs. Stafford, McClintock, and Birschbach. Mr. McClintock serves as the chairman of the Nominating and Corporate Governance Committee.

The functions of our Nominating and Corporate Governance Committee, among other things, include:

●	identifying individuals qualified to become Board members and recommending directors to be elected;
●	nominees and Board members for committee membership;
●	developing and recommending to our Board corporate governance guidelines;
●	review and determine the compensation arrangements for directors; and

●	overseeing the evaluation of our Board of Directors and its committees and management.

Our goal is to assemble a Board that brings together a variety of skills derived from high quality business and professional experience.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our Company, nor will they be. None of our executive officers has served as a member of the board of directors, or as a member of the Compensation Committee or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2021 or thus far in 2022. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions”.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting.

Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors to the fullest extent permitted by Delaware law, and provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Amended Charter and Amended Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, each employment agreement entered into between the Company and its officers and/or directors contain certain indemnification provisions, which requires us to indemnify them in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, persons who beneficially own more than 10% of a registered class of the Company’s equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, and to furnish the Company with copies of the forms. Based solely on its review of the forms it received, or written representations from reporting persons, except as set forth herein, the Company believes that all of its directors, executive officers and greater than 10% beneficial owners complied with all such filing requirements during 2021 and 2022 to date.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth all compensation earned in all capacities during the fiscal years ended December 31, 2022 and 2021 by (i) our principal executive officer and (ii) our two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers as of December 31, 2021 and whose total compensation for the 2021 fiscal year, as determined by Regulation S-K, Item 402, exceeded $100,000 (collectively referred to as the “Named Executive Officers”):

Summary Compensation Table

								Non-
								Qualified
							Non-Equity	Deferred
			Cash	Stock		Option	Incentive Plan	Compensation	All Other
	Year	Salary	Bonus	Award		Awards	Compensation	Earnings	Compensation	Total
Gareth Genner,	2021	$250,470	$125,235	$62,618	(4)	$—	$—	$—	$—	$438,323
Chief Executive Officer (1)	2022	$325,000	$—	$—		$—	$—	$—	$—	$325,000

Andrew Gowasack, President (2)	2021	$250,470	$—	$125,235	(4)	$—	$—	$—	$—	$375,705
	2022	$262,994	$—	$—		$—	$—	$—	$—	$262,994

Kinny Chan,	2021	$228,000	$—	$927,255	(4)	$—	$—	$—	$—	$1,155,255
Chief Commercial Officer (3)	2022	$239,400	$—	$—		$—	$—	$—	$—	$239,400
(1)	Mr. Genner earned the compensation shown in the table above pursuant to the terms of his employment agreement, filed as Exhibit 10.2 to the registration statement of which this prospectus forms a part. Pursuant to Mr. Genner’s employment agreement, he is entitled to an annual bonus (as described under “Elements of Compensation – Bonus” further below). The cash bonus earned in 2021 was awarded to Mr. Genner in 2022. As of the date of this prospectus, the Company’s Board of Directors has not yet determined the bonus amount that Mr. Genner is entitled to for 2022. See “Elements of Compensation” below for information on how the amount of bonuses are determined by the Company.
(2)	Mr. Gowasack earned the compensation shown in the table above pursuant to the terms of his employment agreement. Pursuant to Mr. Gowasack’s employment agreement, he is entitled to an annual bonus (as described under “Elements of Compensation – Bonus” further below). The stock bonus earned in 2021 was awarded to Mr. Gowasack in 2022. As of the date of this prospectus, the Company’s Board of Directors has not yet determined the bonus amount that Mr. Gowasack is entitled to for 2022. See "Elements of Compensation” below for information on how the amount of bonuses are determined by the Company.
(3)	Mr. Chan earned the compensation shown in the table above pursuant to the terms of his employment agreement. Pursuant to Mr. Chan’s employment agreement, he is entitled to an annual bonus (as described under “Elements of Compensation – Bonus” further below). The stock bonus earned in 2021 was awarded to Mr. Chan in 2022. As of the date of this prospectus, the Company’s Board of Directors has not yet determined the bonus amount that Mr. Chan is entitled to for 2022. See "Elements of Compensation” below for information on how the amount of bonuses are determined by the Company. Mr. Chan is a non- executive officer of the Company.
(4)	Represents the value of RSUs for Class A Common Stock that were granted in 2021 as compensation for services rendered. These RSUs became fully vested on January 2, 2023.

Director Compensation

For the fiscal year ended December 31, 2022 we paid our directors as a group (8) $130,000 for their services as directors. There are eight directors as of the date of this prospectus.

Elements of Compensation

Base Salary

For the year ended December 31, 2022, Messrs. Genner, Gowasack, and Francis received a fixed base salary in an amount determined in accordance with their employment agreements with the Company. Factors influencing the salary of each of these individuals include:

●	The nature, responsibilities and duties of the officer’s position;
●	The officer’s expertise, demonstrated leadership ability and prior performance;
●	The officer’s salary history and total compensation, including annual cash bonuses and long-term incentive compensation; and
●	The competitiveness of the market for the officer’s services.

Bonus

Each executive officer that has an employment agreement with the Company (and certain significant employees that are not executive officers) is entitled to receive an annual bonus of not less than 50% nor more than 100% of such officer’s Base Salary (the “Bonus”) in accordance with and based on achievement of criteria established from year to year by the Board of Directors of the Company, provided that such officer is employed as of the date the Bonus is paid. The Bonus may be in the form of cash or stock awards (i.e. a number of shares of the Company’s capital stock with a cash value equal to 50% to 100% of the officer’s Base Salary). Bonuses for services in a particular fiscal year are generally determined and issued during the following fiscal year.

Stock Awards

For the years ended December 31, 2022 and 2021, we awarded 149,868 and 159,700 Restricted Stock Units, respectively, vesting on January 2, 2023, to our named executive officers.

Equity Incentive Plans

As of the date of this prospectus, the Company does not have a formal equity incentive plan pursuant to which it can issue awards.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of shares of Class A Common Stock underlying outstanding equity incentive plan awards for each named executive officer and director as of December 31, 2022.

	Option Awards						Stock Awards
									Equity
			Equity					Equity	incentive
			incentive					incentive	plan awards:
			plan awards:				Market	plan awards:	Market or payout
	Number	Number	Number of			Number	value of	Number of	value of
	of securities	of securities	securities			of shares or	shares of	unearned shares,	unearned shares,
	underlying	underlying	underlying			units of	units of	units or other	units or other
	unexercised	unexercised	unexercised	Option	Option	stock that	stock that	rights that	rights that
	options (#)	options (#)	unearned	exercise	expiration	have not	have not	have not	have not
Name	exercisable	unexercisable	options (#)	price ($)	date	vested (#)	vested ($)	vested (#)	vested ($)
Gareth Genner	0	0	0	N/A	N/A	72,911	N/A	0	0
Andrew Gowasack	0	0	0	N/A	N/A	145,827	N/A	0	0
Mark Birschbach	0	0	0	N/A	N/A	0	N/A	0	0
David Story	0	0	0	N/A	N/A	17,094	N/A	0	0
Joshua Allen	0	0	0	N/A	N/A	48,158	N/A	0	0
William McClintock	0	0	0	N/A	N/A	92,520	N/A	0	0
Andrew Scott Francis	0	0	0	N/A	N/A	90,830	N/A	0	0
Alexander Valdes	0	0	0	N/A	N/A	94,095	N/A	0	0
Kristin Stafford	0	0	0	N/A	N/A	0	N/A	0	0
Berta Pappenheim	0	0	0	N/A	N/A	0	N/A	0	0
Kinny Chan	0	0	0	N/A	N/A	498,524	N/A	0	0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets out, as of January 10, 2023 the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 5% of any class of the Company’s voting securities or having the right to acquire those securities.

	Amount
	and	Amount and
	nature of	nature of		Percent
	beneficial	beneficial		of
Name and Address of Beneficial Owner	ownership	acquirable		class (1)
Named Officers and Directors
Gareth Genner, Chief Executive Officer, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	797,023	56,213	(2)	3.28%
Andrew Gowasack, President, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	1,191,138	112,431	(2)	4.91%
Alexander Valdes, Chief Financial Officer, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	403,578	73,005	(2)	1.66%
Joshua Allen, Director, Level 1, Tagliaferro Business Centre, High Street, Sliema, SLM 1551, Malta	0	99,219	(2)(3)(6)	0.00%
David Story, Director, Chairman of the Board, Hub 8, Unit 2 The Brewery Quarter, High St, Cheltenham GL50 3FF, United Kingdom	465,545	8,547	(2)	1.92%
Tracy Ming, Financial Controller, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	59,425	10,000	(2)	0.24%
William McClintock, Independent Non-Executive Director, Hub 8, Unit 2 The Brewery Quarter, High St, Cheltenham GL50 3FF, United Kingdom	68,580	92,520	(2)(7)	0.28%
Mark Birschbach, Independent Non-Executive Director, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	0	0		0.00%
Kristin Stafford, Independent Non-Executive Director, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	125	1,037	(3)	0.00%
Berta Pappenheim, Independent Non-Executive Director, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	0	0		0.00%
All executive officers and directors as a group (10 persons)	2,985,414	452,972	(3)	12.29%
Other 5% Holders
REach Ventures 2017 LP, 430 North Michigan Ave, Ninth Floor, Chicago, IL 60611	3,009,616	3,640,015	(3)(4)	12.40%
FSH Capital, LLC, 311 S Division St, Carson City, NV, 89703-4202 (5)	1,426,449	0		5.88%
Frank Hanna, Five Concourse Pkwy STE 200, Atlanta, GA 30328	1,398,204	0		5.76%

(1)Based on 24,271,512 shares of Class A Common Stock outstanding as of January 10, 2023.

(2)Represents shares of Class A Common Stock issuable pursuant to RSUs that vest on January 2, 2023.

(3)Issuable at the holder’s request at any time.

(4)

Represents shares of Class A Common Stock issuable upon the exercise of warrants any time at the option of the holder (3,555,205) and shares of Class A Common Stock issuable at any time upon request pursuant to RSUs.

(5)Voting and dispositive control of the shares held by FSH Capital, LLC is held by Sally R. Hanna, the Company’s Manager.

(6)Represents shares of Class A Common issuable at any time upon request pursuant to RSUs (75,140).

(7)Represents shares of Class A Common issuable at any time upon request pursuant to RSUs (46,260).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Settlement Agreement with Emergent Technology Holdings LP, Emergent SAFE, and Tripartite Agreement

Effective July 1, 2019, the Company and Emergent Technology Holdings LP (“Emergent”) (at the time, a greater than 5% shareholder of the Company) entered into a Settlement Agreement, pursuant to which the Company issued to Emergent a SAFE in which Emergent obtained the right to shares of the Company’s stock (purchase amount of $2.1 million and valuation cap of $20 million) that would be exercised upon a qualified equity financing as defined in the agreement (the “Emergent SAFE”). A put option also existed in this Emergent SAFE in which at the earlier of 18 months from the agreement date and the date on which the Company has raised more than $7 million of qualified equity financing, Emergent may require repayment of the unrepaid element of the purchase amount and the Company would be required to make such repayment.

On February 4, 2020, the Company entered into a tripartite agreement with Emergent and 10Clouds whereby:

●	The Company received a Purchase Order from Emergent in which Emergent requested $300 thousand worth of services to be provided by the Company under mutually agreed statements of work from the effective date through December 31, 2020. The intention of these services is to reduce the Emergent SAFE amount owed by the Company.
●	The Company agreed to enter into statements of work with 10Clouds for appropriate sub-contract work under the Purchase Order.
●	The Company issued an additional SAFE to 10Clouds for $200 thousand subject to an absolute right for the Company at its option to redeem that $200 thousand for cash or settle it through the conversion to Series A Preferred Stock. This SAFE has subsequently been converted into Series A Preferred Stock, and is no longer outstanding.
●	Emergent reduced the balance due on the Emergent SAFE by $500 thousand with immediate effect and asserts the outstanding balance to be $1.6 million.

On June 11, 2020, the Company entered into additional agreement with Emergent whereby:

●	Emergent agreed to issue an irrevocable Purchase Order for $500 thousand worth of services to be provided by the Company under mutually agreed statements of work from the effective date through December 31, 2020. We subsequently entered a statement of work with 10Clouds for $500 thousand to provide the requested services.
●	Emergent forgave $104 thousand of the value of the SAFE to represent expected profit margin for the $500 thousand worth of services described above.
●	The Company issued $400 thousand of shares of Class A Common Stock to Emergent’s designated assignees at a price of $1.56 per share (256,740 shares). This was reflected in the statement of stockholders’ equity as of June 30, 2020.
●	The Company paid Emergent $220 thousand.
●	The Company issued a promissory note to Emergent in the principal amount of $387 thousand which has subsequently fully been repaid. A copy of this note is included as Exhibit 10.1 to the registration statement of which this prospectus forms a part.

The intention of the above services and transactions was to wholly settle the Emergent SAFE and as of December 31, 2020, the Emergent SAFE was extinguished in full. The Company converted the $200 thousand SAFE note into 25,674 shares of Series A Preferred Stock which was subsequently converted to shares of Class A Common Stock on September 8, 2020 along with all other outstanding shares of Series A Preferred Stock on that date.

A copy of the Settlement Agreement (along with the Emergent SAFE) is included as Exhibit 10.10 to the registration statement of which this prospectus forms a part.

Second Century Ventures - Promissory Note and Warrant Agreement

On April 22, 2020, the Company entered a promissory note for $350,000 with Second Century Ventures (“SCV”) in which the Company received net proceeds of $345,000. Mark Birschbach, a director of the Company is the Managing Director of SCV. The unpaid principal, together with any then unpaid and accrued interest and any other amounts payable was due and payable on April 22, 2021 or in an event of default or a change in control as defined in the agreement and was repaid on time. The note accrued interest at a rate of 8% per annum, compounded monthly. The outstanding principal of $350 thousand and interest of $29 thousand was paid off on April 22, 2021.

Concurrently with the issuance of the note on April 22, 2020, the Company entered into a warrant agreement to purchase shares of Class A Common Stock of the Company with SCV. Pursuant to the warrant agreement, the Company issued SCV a warrant to purchase 75,000 shares at a strike price of $0.002 per share through April 22, 2021. At the expiration of the warrant agreement the warrants will be automatically exercised if the fair market value of the exercise shares exceeds the exercise price. If at any time during the term the fair market value of the exercise shares exceeds five times the exercise price, the Company shall provide SCV written notice and SCV may elect to exercise the warrant. If at any time during the term of the warrant agreement any portion of the shares of Class A Common Stock are converted to other securities, the warrants shall become immediately exercisable for that number of shares of the other securities that would have been received if the warrant agreement had been exercised in full prior to the conversion and the exercise price shall be adjusted. These warrants were exercised on April 22, 2021 at $0.002 per share. This warrant agreement is included as Exhibit 10.9 to the registration statement of which this prospectus forms a part.

Other than the transactions listed above and payment of compensation under employment contracts, no officer, director or holder of a 10% or greater interest in the equity of the Company (or family member thereof) has entered into any proposed or current transaction with the Company that exceeds $120,000 or 1% of the average of the Company’s total assets for the last two completed fiscal years.

Employment Agreements with Gareth Genner, Andrew Gowasack, Andrew Scott Francis, and Alex Valdes

Effective December 8, 2020 Company entered into new executive employment agreements with Gareth Genner, Andrew Gowasack, Andrew Scott Francis, and Alex Valdes, with the effective date of these agreements coinciding with the Company’s listing on the Euronext Growth Marker on December 8, 2020. These agreements are included as exhibits 10.2, 10.18, and 10.17, respectively, to the registration statement of which this prospectus forms a part.

FSH Capital

FSH Capital was the first external investor in the Company. At the time of their initial investment in the Company on or about January 1, 2016, it was orally agreed between the Company’s CEO and the CEO of FSH Capital that FSH Capital would be granted the right to nominate a director to the Company’s Board. There was no agreed expiry date for that right and reelection of the nominee is subject to the same shareholder approval process as all other directors of the Company. This oral agreement with FSH Capital was subsequently memorialized by a resolution of the Board of the Company on August 22, 2018. Joshua Allen is the Director nominated by FSH Capital pursuant to this right.

Secured Loan Agreements with Alex Valdes, Andres Scott Francis, and David Story.

The Company entered into three Secured Loan Agreements with certain of its officers and directors on August 16, 2017 – one with Alex Valdes, the Company’s Chief Financial Officer, one with Andrew Scott Francis, the Company’s Chief Technology Officer, and one with David Story, the Chairman of the Company’s Board (at the time, solely an employee of the Company, and not yet a director). The Company issued certain shares of the Company’s Class A Common Stock to these individuals in exchange for $225,000 in notes receivable. Interest accrues on these Secured Loan Agreements at a rate equal to the Wall Street Journal Prime Rate and accrues interest on a compounded basis annually, provided, however, that so long as the loan holders remain employed by the Company, the interest rate shall be abated to the Applicable Federal rate at August 2017 of 0.96% per annum. The Secured Loan Agreements originally had a maturity date of August 16, 2020. However, the Company subsequently entered into loan extension agreements with each of Alex Valdes, Andrew Scott Francis, and David Story to extend the maturity date of the loans to August 16, 2022. As of September 30, 2021, there was a total of $233,901 in principal and accrued interest due to the Company on these loans, with $77,967 owed by Alex Valdes, Andrew Scott Francis, and David Story, respectively. On November 18, 2021, David Story repaid to the Company the entire outstanding balance on his Secured Loan Agreement, resulting in Mr. Story’s Secured Loan Agreement being satisfied, and having no further force or effect. Additionally on November 18, 2021, the Company and each of Alex Valdes and Andrew Scott Francis agreed to cancel their respective outstanding Secured Loan Agreements with the Company, with any amounts owed by Alex Valdes and Andrew Scott Francis to the Company pursuant to their Secured Loan Agreements being forgiven by the Company. The Company will record the forgiveness of the outstanding balance of these loans as 2021 bonus compensation to each of Alex Valdes and Andrew Scott Francis equal to the amounts outstanding respectively as of November 18, 2021 on each Mr. Valdes’ and Mr. Francis’ Secured Loan Agreements. As a result of the foregoing, as of the date of this prospectus, the balances previously owed to the Company under the Secured Loan Agreements are no longer outstanding obligations of the Messrs. Story, Valdes, or Francis.

Mutual Channel Agreement

On November 15, 2020, the Company entered into a Mutual Channel Agreement with Vital4Data, Inc., a company at which Kristin Stafford serves as Chief Executive Officer, who will be appointed as a Director of the Company on December 1, 2021. Pursuant to the agreement, the Company engaged Vita4Data, Inc. as a non-exclusive sales representative for the Company’s products and services. Vital4Data, Inc. is entitled to compensation in the form of commissions, receiving a 20% of commission-eligible on net revenue from sales generated by Vital4Data, Inc. in the first year of the contract term, which is reduced to 10% in the second year, and 5% in the third year. The Company has not paid Vital4Data, Inc. any commissions pursuant to this agreement to date. A copy of this agreement is included as Exhibit 10.8 to the registration statement of which this prospectus forms a part.

LEGAL MATTERS

The validity of the securities offered by this registration statement will be passed upon for us by CrowdCheck Law, LLP.

EXPERTS

The consolidated financial statements for the years ended December 31, 2021 and 2020, included in this Registration Statement have been so included in reliance on the report of Cherry Bekaert LLP an independent registered public accounting firm, given on the authority of said firm in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is an itemization of the total expenses, excluding underwriting discounts and advisory fees, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$241.32
Legal Fees and Expenses	$20,000.00
Accounting Fees and Expenses	$27,000.00
Printing and Engraving Expenses	$5,000.00
Placement Agent Fees (Maxim)	$90,675.00
Total Expenses	$142,916.32

These expenses will be borne by us.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The information included under “Directors And Executive Officers Of The Company – Indemnification of Directors and Officers” is incorporated herein by reference.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The information included under “Market For Our Common Stock And Related Stockholder Matters – Recent Sales of Unregistered Securities” is incorporated herein by reference.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit No.	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 2.1 to the Company’s Form DOS filed with the SEC on December 30, 2019).
3.2	Bylaws (incorporated by reference to Exhibit 2.2 to the Company’s Form DOS filed with the SEC on December 30, 2019).
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 2.3 to the Company’s Form 1-A/A filed with the SEC on April 6, 2020).
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 2.3 of the Company’s Form 1-U filed with the SEC on August 20, 2021)
4.1	Warrant issued to the investor dated September 14, 2022 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 15, 2022).
4.2	Form of Warrant dated November 9, 2016 ($5,000 per share) (incorporated by reference to Exhibit 3.9 to the Company’s Form DOS filed with the SEC on December 30, 2019).
4.3	Form of Warrant dated November 9, 2016 ($1,000,000) (incorporated by reference to Exhibit 3.10 to the Company’s Form DOS filed with the SEC on December 30, 2019).
4.4	Form of Warrant dated September 30, 2016 (incorporated by reference to Exhibit 3.11 to the Company’s Form DOS filed with the SEC on December 30, 2019).
4.5	Form of Warrant dated December 16, 2016 (incorporated by reference to Exhibit 3.12 to the Company’s Form DOS filed with the SEC on December 30, 2019).
4.6	Warrant issued by the Company to Reach® Ventures 2017 LP (incorporated by reference to Exhibit 3.14 to the Company’s Form 1-A filed with the SEC on March 12. 2020).
4.7	Warrant issued by the Company to Second Century Ventures, LLC (incorporated by reference to Exhibit 3.15 to the Company’s Form 1-A filed with the SEC on March 12. 2020).
4.8	Form of Regulation Crowdfunding Offering Warrant (or Reg CF Warrant) (incorporated by reference to Exhibit 3.8 the Company’s Form 1-A POS filed with the SEC on April 28, 2022)
4.9	Form of Regulation D Offering Warrant (or Reg D Warrant) (incorporated by reference to Exhibit 3.9 the Company’s Form 1-A POS filed with the SEC on April 28, 2022)
4.10	Form of Regulation S Offering Warrant (or Reg S Warrant) (incorporated by reference to Exhibit 3.10 the Company’s Form 1-A POS filed with the SEC on April 28, 2022).
5.1**	Opinion of CrowdCheck Law, LLP
10.1	Emergent Agreement dated June 11, 2020 (incorporated by reference to Exhibit 6.11 to the Company’s Form 1-SA for the six months ended June 30, 2020 filed with the SEC on September 28, 2020).
10.2

Executive Employment Agreements of Gareth Genner and Andrew Gowasack, effective as of December 8, 2020 (incorporated by reference to Exhibit 6.13 to the Company’s Form 1-K for the year ended December 31, 2020 filed with the SEC on April 30, 2021).

10.3

Malta Enterprise Letter dated July 8, 2020 sent to the Company (Repayable Advance of €800,000) (incorporated by reference to Exhibit 6.14 to the Company’s Form 1-A/A filed with the SEC on January 12, 2022).

10.4

Purchase Order executed September 23, 2021 issued by U.S. Immigration and Customs Enforcement to the Company (as Contractor) (incorporated by reference to Exhibit 6.15 to the Company’s Form 1-A/A filed with the SEC on January 12, 2022).

10.5

Letter of Appointment effective December 1, 2021 sent by the Company to Berta Pappenheim (as non-executive director appointee) (incorporated by reference to Exhibit 6.16 to the Company’s Form 1-A/A filed with the SEC on January 12, 2022).

10.6

Letter of Appointment effective December 1, 2021 sent by the Company to Kristin Stafford (as non-executive director appointee) (incorporated by reference to Exhibit 6.17 to the Company’s Form 1-A/A filed with the SEC on January 12, 2022).

10.7

Warrant Agency Agreement between the Company and Colonial Stock Transfer Company, Inc. dated August 20, 2021. (incorporated by reference to Exhibit 6.18 to the Company’s Form 1-A/A filed with the SEC on January 12, 2022).

10.8

Mutual Channel Agreement dated November 15, 2020 between the Company and Vital4Data, Inc. (incorporated by reference to Exhibit 6.19 to the Company’s Form 1-A/A filed with the SEC on January 12, 2022).

10.9

Warrant to Purchase Common Stock between the Company and Second Century Ventures, LLC dated April 22, 2020 (incorporated by reference to Exhibit 6.9 to the Company’s Form 1-A/A filed with the SEC on April 30, 2020).

10.10

Settlement Agreement dated July 1, 2019 between Emergent Technology Holdings, LP and the Company (Incorporated by reference to Exhibit 6.1 to the Company’s Form 1-A filed with the SEC on March 12, 2020).

10.11

Amendment dated April 15, 2022 to Purchase Order executed September 23, 2021 issued by U.S. Immigration and Customs Enforcement to the Company (as Contractor) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2022).

10.12

Amendment dated July 15, 2022 to Purchase Order executed September 23, 2021 issued by U.S. Immigration and Customs Enforcement to the Company (as Contractor) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed within)

10.13	Securities Purchase Agreement, dated September 11, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 15, 2022).
10.14	Registration Rights Agreement, dated September 11, 2022 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 15, 2022).
10.15	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 15, 2022).
10.16	Placement Agent Agreement dated September 11, 2022 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on September 15, 2022).
10.17

Executive Employment Agreement of Alex Valdes, effective as of December 8, 2020 (incorporated by reference to Exhibit 6.12 to the Company’s Form 1-K for the year ended December 31, 2020 filed with the SEC on April 30, 2021).

10.18

Executive Employment Agreement of Andrew Scott Francis, effective as of December 8, 2020 (incorporated by reference to Exhibit 6.13 to the Company’s offering statement on Form 1-A filed with the SEC on November 19, 2021).

23.1*	Consent of Cherry Bekaert LLP
23.2**	Opinion of CrowdCheck Law, LLP (included as Exhibit 5.1)
101.INS*	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH*	Inline XBRL Taxonomy Extension Schema
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase
104	Cover Page Interactive Data File—the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
107**	Filing Fee Table
*	Filed herewith.
**	Previously Filed

(b) Financial Statement Schedules

INDEX TO INTERIM UNAUDITED FINANCIAL STATEMENTS

Page
Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	F-2
Condensed Consolidated Statements of Operations for the three and six months ended September 30, 2022 and June 30, 2021 (Unaudited)	F-3
Condensed Consolidated Statements of Comprehensive Loss for the three and six months ended September 30, 2022 and September 30, 2021 (Unaudited)	F-4
Condensed Consolidated Statements of Stockholders’ Equity (Deficit) for the three and six months ended September 30, 2022 and September 30, 2021 (Unaudited)	F-5
Condensed Consolidated Statements of Cash Flows for the six months ended September 30, 2022 and September 30, 2021 (Unaudited)	F-7
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-8

F-1

T STAMP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,930,591	$3,475,695
Accounts receivable	1,325,023	1,278,286
Related party receivables	31,831	13,648
Prepaid expenses and other current assets	479,386	996,602
Total Current Assets	4,766,831	5,764,231
Capitalized internal-use software, net	1,370,584	1,160,044
Goodwill	1,248,664	1,248,664
Digital assets	4,856	—
Intangible assets, net	210,371	201,807
Property and equipment, net	330,187	111,768
Other assets	150,601	178,140
Total Assets	$8,082,094	$8,664,654
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$280,831	$304,140
Related party payables	159,083	252,773
Accrued expenses	941,850	1,059,532
Deferred revenue	1,614,843	503,433
Customer deposit liabilities	—	280,108
Short-term financial liability	118,860	—
Total Current Liabilities	3,115,467	2,399,986

Warrant liabilities	286,327	374,694
Non-convertible notes payable, non-current, plus accrued interest of $21,873 and $12,252, respectively	804,613	856,258
Long-term financial liability	118,475	—
Total Liabilities	4,324,882	3,630,938

Commitments and Contingencies, Note 13

Stockholders' Equity:
Series A Preferred Stock $0.01 par value, 2,000,000 shares authorized, no shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock $0.01 par value, 37,500,000 shares authorized, and 24,264,150 and 20,475,143 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	242,641	204,751
Treasury stock, at cost: 282,565 shares held as of September 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	38,503,926	31,822,079
Noncontrolling interest	161,439	161,439
Stockholders' notes receivable	(46,477)	(130,267)
Accumulated other comprehensive income	158,109	183,900
Accumulated deficit	(35,262,426)	(27,208,186)
Total Stockholders' Equity	3,757,212	5,033,716
Total Liabilities and Stockholders' Equity	$8,082,094	$8,664,654

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

F-2

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Net revenue	$1,348,478	$330,104	$4,877,809	$1,581,796
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	529,023	249,357	1,571,166	853,370
Research and development	777,800	578,763	1,766,164	1,126,914
Selling, general, and administrative	3,281,661	2,292,182	9,014,894	6,102,937
Depreciation and amortization	203,106	149,103	547,737	422,727
Total Operating Expenses	4,791,590	3,269,405	12,899,961	8,505,948
Operating Loss	(3,443,112)	(2,939,301)	(8,022,152)	(6,924,152)
Non-Operating Income (Expense):
Interest income (expense)	(2,889)	(3,801)	(9,202)	(43,850)
Change in fair value of warrant liability	11,307	(54,372)	88,367	(54,372)
Grant income	—	10,308	—	61,601
Impairment of digital assets	(1,260)	—	(25,144)	—
Other income	3,546	—	16,160	10,865
Other expense	(7,484)	(49,178)	(102,269)	(85,217)
Total Other Income (Expense), Net	3,220	(97,043)	(32,088)	(110,973)
Net Loss before Taxes	(3,439,892)	(3,036,344)	(8,054,240)	(7,035,125)
Income tax expense	—	—	—	—
Net loss including noncontrolling interest	(3,439,892)	(3,036,344)	(8,054,240)	(7,035,125)
Net loss attributable to noncontrolling interest	—	(440)	—	(1,304)
Net loss attributable to T Stamp Inc.	$(3,439,892)	$(3,035,904)	$(8,054,240)	$(7,033,821)
Basic and diluted net loss per share attributable to T Stamp Inc.	$(0.15)	$(0.16)	$(0.35)	$(0.37)
Weighted-average shares used to compute basic and diluted net loss per share	23,467,324	19,358,016	23,163,414	18,847,797

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

F-3

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Net loss including noncontrolling interest	$(3,439,892)	$(3,036,344)	$(8,054,240)	$(7,035,125)
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	(53,715)	32,032	(25,791)	76,760
Total Other Comprehensive Income (Loss)	(53,715)	32,032	(25,791)	76,760
Comprehensive loss	(3,493,607)	(3,004,312)	(8,080,031)	(6,958,365)
Comprehensive loss attributable to noncontrolling interest	—	(440)	—	(1,304)
Comprehensive loss attributable to T Stamp Inc.	$(3,493,607)	$(3,003,872)	$(8,080,031)	$(6,957,061)

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

F-4

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

								Accumulated
			Additional				Stockholders'	Other
	Common Stock		Paid-In	Treasury Stock		Noncontrolling	Notes	Comprehensive	Accumulated
	Shares	Amount	Capital	Shares	Amount	Interest	Receivable	Income	Deficit	Total
Balance, June 30, 2021	19,100,710	$191,007	$25,095,832	282,565	$—	$162,318	$(411,127)	$89,828	$(22,148,940)	$2,978,918
Issuance of common stock	40,190	402	22,730	—	—	—	—	—	—	23,132
Issuance of common stock warrants	—	—	19,509	—	—	—	—	—	—	19,509
Repayment of shareholders loan through in-kind services	—	—	—	—	—	—	27,930	—	—	27,930
Stock-based compensation	—	—	892,898	—	—	—	—	—	—	892,898
Currency translation adjustment	—	—	—	—	—	—	—	32,032	—	32,032
Net loss attributable to non-controlling interest	—	—	—	—	—	(440)	—	—	—	(440)
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	—	—	(3,035,904)	(3,035,904)
Balance, September 30, 2021	19,140,900	$191,409	$26,030,969	282,565	$—	$161,878	$(383,197)	$121,860	$(25,184,844)	$938,075

								Accumulated
			Additional				Stockholders’	Other
	Common Stock		Paid-In	Treasury Stock		Noncontrolling	Notes	Comprehensive	Accumulated
	Shares	Amount	Capital	Shares	Amount	Interest	Receivable	Income	Deficit	Total
Balance, June 30, 2022	23,285,733	$232,857	$36,240,605	282,565	$—	$161,439	$(74,407)	$211,824	$(31,822,534)	$4,949,784
Exercise of options to common stock	4,667	47	6,453	—	—	—	—	—	—	6,500
Issuance of common stock	973,750	9,737	794,615	—	—	—	—	—	—	804,352
Issuance of common stock warrants	—	—	611,452	—	—	—	—	—	—	611,452
Repayment of shareholders loan through in-kind services	—	—	—	—	—	—	27,930	—	—	27,930
Stock-based compensation	—	—	850,801	—	—	—	—	—	—	850,801
Currency translation adjustment	—	—	—	—	—	—	—	(53,715)	—	(53,715)
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	—	—	(3,439,892)	(3,439,892)
Balance, September 30, 2022	24,264,150	$242,641	$38,503,926	282,565	$—	$161,439	$(46,477)	$158,109	$(35,262,426)	$3,757,212

F-5

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

								Accumulated
			Additional				Stockholders’	Other
	Common Stock		Paid-In	Treasury Stock		Noncontrolling	Notes	Comprehensive	Accumulated
	Shares	Amount	Capital	Shares	Amount	Interest	Receivable	Income	Deficit	Total
Balance, January 1, 2021	17,695,985	$176,965	$20,306,495	282,565	$—	$163,182	$(467,061)	$45,100	$(18,151,023)	$2,073,658
Exercise of warrants to common stock	75,000	750	—	—	—	—	—	—	—	750
Issuance of common stock	1,369,915	13,694	3,982,029	—	—	—	—	—	—	3,995,723
Issuance of common stock warrants	—	—	19,509	—	—	—	—	—	—	19,509
Repayment of shareholders loan through in-kind services	—	—	—	—	—	—	83,864	—	—	83,864
Stock-based compensation	—	—	1,722,936	—	—	—	—	—	—	1,722,936
Currency translation adjustment	—	—	—	—	—	—	—	76,760	—	76,760
Net loss attributable to non-controlling interest	—	—	—	—	—	(1,304)	—	—	—	(1,304)
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	—	—	(7,033,821)	(7,033,821)
Balance, September 30, 2021	19,140,900	$191,409	$26,030,969	282,565	$—	$161,878	$(383,197)	$121,860	$(25,184,844)	$938,075

								Accumulated
			Additional				Stockholders'	Other
	Common Stock		Paid-In	Treasury Stock		Noncontrolling	Notes	Comprehensive	Accumulated
	Shares	Amount	Capital	Shares	Amount	Interest	Receivable	Income	Deficit	Total
Balance, January 1, 2022	20,475,143	$204,751	$31,822,079	282,565	$—	$161,439	$(130,267)	$183,900	$(27,208,186)	$5,033,716
Exercise of warrants to common stock	2,452,451	24,525	3,359,237	—	—	—	—	—	—	3,383,762
Exercise of options to common stock	65,022	650	77,442	—	—	—	—	—	—	78,092
Issuance of common stock	1,054,180	10,542	997,248	—	—	—	—	—	—	1,007,790
Issuance of common stock warrants	—	—	667,290	—	—	—	—	—	—	667,290
Issuance of common stock in relation to vested restricted stock units, net of shares forfeited to satisfy taxes	217,354	2,173	(17,603)	—	—	—	—	—	—	(15,430)
Repayment of shareholders loan through in-kind services	—	—	—	—	—	—	83,790	—	—	83,790
Stock-based compensation	—	—	1,598,233	—	—	—	—	—	—	1,598,233
Currency translation adjustment	—	—	—	—	—	—	—	(25,791)	—	(25,791)
Net loss attributable to T Stamp, Inc.	—	—	—	—	—	—	—	—	(8,054,240)	(8,054,240)
Balance, September 30, 2022	24,264,150	$242,641	$38,503,926	282,565	$—	$161,439	$(46,477)	$158,109	$(35,262,426)	$3,757,212

F-6

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the nine months ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss attributable to T Stamp Inc.	$(8,054,240)		$(7,033,821)
Net loss attributable to noncontrolling interest	—		(1,304)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	547,737		422,727
Stock-based compensation	1,598,233		1,722,936
Change in fair value of warrant liability	(88,367)		54,372
Repayment of shareholder loan through in-kind services	83,790		83,864
Impairment of digital assets	25,144		—
Changes in assets and liabilities:
Accounts receivable	(46,737)		(43,169)
Related party receivables	(18,183)		(11,854)
Prepaid expenses and other current assets	517,216		(89,122)
Other assets	27,539		(105,289)
Accounts payable and accrued expenses	(170,911)		(108,263)
Related party payables	(93,690)		121,315
Deferred revenue	1,111,410		(282,850)
Customer deposit liabilities	(280,108)		—
Net cash flows from operating activities	(4,841,167)		(5,270,458)

Cash flows from investing activities:
Purchases of property and equipment	(25,745)		(33,901)
Capitalized internally developed software costs	(589,282)		(368,643)
Acquisition of Pixelpin intangible asset	13,362		(90,621)
Purchase of digital assets	(30,000)		—
Patent application costs	(103,419)		(138,780)
Net cash flows from investing activities	(735,084)		(631,945)
Cash flows from financing activities:
Proceeds from exercise of warrants to common stock	3,385,935		—
Proceeds from exercise of options to common stock	78,092		—
Proceeds from issuance of common stock	1,007,790		3,996,472
Proceeds from issuance of common stock warrants	667,290		19,509
Principal payment on financial liability	(59,815)		—
Proceeds from debt, net of issuance costs	—		(345,000)
Proceeds from loan from Maltese government	—		858,589
Net cash flows from financing activities	5,079,292		4,529,570
Effect of foreign currency translation on cash	(48,145)		76,760
Net change in cash and cash equivalents	(545,104)		(1,296,073)
Cash and cash equivalents, beginning of period	3,475,695		1,469,952
Cash and cash equivalents, end of period	$2,930,591		$173,879

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$8		$29,053

Supplemental disclosure of non-cash activity:
Property and equipment acquired under financial liability	$(297,150)	$

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

F-7

T STAMP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.    Description of Business and Summary of Significant Accounting Policies

Description of Business - T Stamp Inc. was incorporated on April 11, 2016 in the State of Delaware. T Stamp Inc. and its subsidiaries (“Trust Stamp”, “we”, “us”, “our” or the “Company”) develops and markets identity authentication software solutions for enterprise and government partners and peer-to-peer markets.

Trust Stamp develops proprietary artificial intelligence-powered solutions, researching and leveraging biometric science, cryptography, and data mining, to deliver insightful identity and trust predictions that identify and defend against fraudulent identity attacks, protect sensitive user information, and extend the reach of digital services through global accessibility. We utilize the cutting-edge power and agility of technologies such as GPU processing, edge-computing, and neural networks to process and protect data faster and more effectively than has ever previously been possible, to deliver results at a disruptively low cost for usage across multiple industries, including:

●	Banking/FinTech
●	KYC/AML Compliance
●	Humanitarian and Development Services
●	Government and Law Enforcement, including Alternative to Detention programs
●	Cryptocurrency and Digital Assets
●	Biometrically Secured Email and Digital Communications
●	P2P Transactions, Social Media, and Sharing Economy
●	Real Estate, Travel and Healthcare

Stock Split - On August 18, 2021, by written consent of the stockholders, the Company effected a 5-for-1 forward stock split. All share and per share amount in these condensed consolidated financial statements have been retroactively restated to reflect the stock split.

Regulation D Common Stock Offering - On March 12, 2021, the Company launched a Regulation D offering of its Class A Common Stock to accredited investors for $5.00 million or 1,633,986 shares. The raise was marketed to the Company’s existing investor email list as well as new investors with an initial minimum investment of $25 thousand and a share price of $3.06 per share. The initial tranche of the round closed on April 5, 2021, with $3.92 million of reserved investment with the contracted sale of 1,279,825 shares of Class A Common Stock. After the initial phase, on April 6, 2021, the Company then offered up to $700 thousand or 182,291 additional shares, again only to accredited investors, with a $5 thousand minimum investment and a share price of $3.84 per share. The second tranche of the round closed on June 4, 2021, with $82 thousand of reserved investment with the contracted sale of 21,400 shares of Class A Common Stock. The Company incurred offering costs of $61,582 from this offering that were recorded as a reduction of the gross proceeds.

Regulation CF, D, and S Common Stock and Warrant Offering - On August 25, 2021, the Company launched concurrent offerings under Regulation Crowdfunding (“Regulation CF”), Regulation D and Regulation S. The Company initially sought to raise up to $5.00 million in the aggregate between the three offerings through the sale of units but had the discretion to accept up to $5.00 million in each offering. Each unit consists of 1 share of the Company’s Class A Common Stock, par value $0.01 per share, and 1 warrant to purchase 1 share of Class A Common Stock of the Company in a future registered or exempt offering of the Company (i.e. a Regulation CF, Regulation D, or Regulation S Warrant, as applicable). The minimum target amount under the Regulation CF offering was $100 thousand, which the Company achieved.

On November 19, 2021, we closed the Regulation CF offering, having received binding commitments for 1,250,000 units at $4.00 per unit for a total of $5,000,000 in gross proceeds. We continued to hold closings on investments from investors who subscribed prior to November 19, 2021. As of December 31, 2021, the Company received $4,353,480 in gross proceeds from the issuance of 1,088,370 Regulation CF Units to investors. The Company received an additional $198,420 in gross proceeds from the issuance of 49,605 Regulation CF Units to investors during the nine months ended September 30, 2022. On August 25, 2022, we refunded $5,000 in

F-8

Regulation CF Units to two investors. We raised a final total of $4,546,900 in gross proceeds from the issuance of 1,136,725 Regulation CF units to investors in this offering as of September 30, 2022.

On January 7, 2022, we closed the public portion of the Regulation D offering and conducted an additional close on February 2, 2022. As of December 31, 2021, the Company received $858,956 in gross proceeds from the issuance of 214,739 Regulation D Units to investors. The Company received an additional $105,000 in gross proceeds from the issuance of 26,250 Regulation D Units to investors during the nine months ended September 30, 2022. We raised a final total of $963,956 in gross proceeds from the issuance of 240,989 Regulation D units to investors in this offering as of September 30, 2022.

On January 7, 2022, we closed the Regulation S offering. We raised a final total of $224,416 in gross proceeds from the issuance of 56,104 Regulation S units to investors in this offering. As of December 31, 2021, the Company received $219,416 in gross proceeds from the issuance of 54,854 Regulation S Units to investors. The Company received an additional $5,000 in gross proceeds from the issuance of 1,250 Regulation D Units to investors during the nine months ended September 30, 2022.

Going Concern - The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits, with a loss in the nine months ended September 30, 2022 of $8.05 million, operating cash outflows of $4.84 million for the same period, and an accumulated deficit of $35.26 million as of September 30, 2022.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Refer to Revenue Recognition in Note 1 for an expanded discussion of the 90-day cessation, subsequent 60-day cessation, and eventual termination of the ICE renewal. Management has evaluated these conditions and plans to generate revenue and raise capital as needed to satisfy its capital needs. While the negotiation of significant additional revenue is well advanced, it has not reached a stage that allows it to be factored into a going concern evaluation. In addition, although the Company has previously been successful in raising capital as needed and has already made plans to do so as well as restructuring expenses to meet the Company’s cash needs, no assurance can be given that the Company will be successful in its capital raising efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

Basis of Consolidation and Presentation - The accompanying consolidated financial statements reflect the activity of the Company and its subsidiaries, Trusted Mail Inc. (“Trusted Mail”), Sunflower Artificial Intelligence Technologies (“SAIT”), Finnovation LLC (“Finnovation”), Trust Stamp Malta Limited (“Trust Stamp Malta”), AIID Payments Limited, Biometric Innovations Limited (“Biometrics”), Trust Stamp Rwanda Limited, Metapresence Limited, and Trust Stamp Denmark ApS. All significant intercompany transactions and accounts have been eliminated.

The Company has entered joint ventures with Biometric Innovations Limited (formerly “Trust Stamp Fintech Limited”) and Trust Stamp Cayman. Due to common ownership of the Company and these two entities, the Company has funded all operating expenses since inception and as a result, the operations of these entities are included in the condensed consolidated financial statements.

Biometric Innovations Limited is a company incorporated in the United Kingdom by the Company’s management. The purpose of this entity was to establish beachhead operations in the country to service a contract entered by the Company with the National Association of Realtors and Property Mark. This entity remains separate from the Company’s operations and serves as a sales and marketing function for the product “NAEA” which was developed for the contract between the listed parties. On June 11, 2020, the Company entered a stock exchange with Biometric Innovations Limited, becoming a 100% owner. As of September 30, 2022, Biometric Innovations Limited is included as a consolidated entity within the September 30, 2022 financial statements.

Trust Stamp Cayman was established with the intention of taking advantage of enterprise grants which were offered by the Cayman National Government’s Enterprise Zone. No operations were established. The Company has completed the process of administratively dissolving Trust Stamp Cayman and the dissolution will be effective December 30, 2022. See Note 14 to the financial statements for more details.

Further, we continue to consolidate TStamp Incentive Holdings “TSIH” which we consider to be a variable interest entity.

F-9

Variable Interest Entity - On April 9, 2019, management created a new entity, TSIH. Furthermore, on April 25, 2019, the Company issued 1,602,565 shares of Class A Shares of Common Stock to TSIH that the Board can use for employee stock awards in the future and was recorded initially as treasury stock. On January 8, 2021, 1,033,335 shares were transferred to various employees as a stock award that was earned and outstanding on December 8, 2020, upon the Company being listed on a public market. The remaining 282,565 shares are earmarked for future employee RSU bonuses and recorded to treasury stock as of September 30, 2022.

The Company does not own any of the stock in TSIH; however, it is held by members of the Company’s management. The Company considers this entity to be a variable interest entity (“VIE”) because it is thinly capitalized and holds no cash. Because the Company does not own shares in TSIH, management believes that this gives the Company a variable interest. Further, management of the Company also acts as management of TSIH and is the decision-maker as management grants shares held by TSIH to employees of the Company. As this VIE owns only shares in the Company and no other liabilities or assets, the Company is the primary beneficiary of TSIH and will consolidate the VIE.

Use of Estimates — The preparation of the consolidated financial statements in conformity with United States generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates that include, but are not limited to, percentage of completion related to revenue contracts that are not fully complete at the end of a fiscal quarter, capitalization and estimated useful life of internal-use software, the allowance for doubtful accounts, the fair value of financial assets and liabilities, the useful lives of property and equipment and intangible assets, the recoverability of goodwill, stock-based compensation including the determination of the fair value of our common stock, impairment of long-lived assets, the valuation of deferred tax assets and uncertain tax positions, and warrant liabilities. We base our estimates on assumptions, both historical and forward-looking trends, and various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Impacts of COVID-19 — The World Health Organization declared in March 2020 that the outbreak of the novel coronavirus disease (“COVID-19”) constituted a pandemic. The COVID-19 pandemic has caused general business disruption worldwide, beginning in January 2020. The Company assessed the impacts of the coronavirus pandemic on its various accounting estimates and significant judgments, including those that require consideration of forecasted financial information in the context of the unknown future impacts of COVID-19, using information that is reasonably available at this time. The accounting estimates and other matters assessed included but were not limited to, capitalized internal-use software, the recoverability of goodwill, long-lived assets and investments recorded at cost, useful lives associated with intangible assets and capitalized internal-use software, and the valuation and assumptions underlying stock-based compensation and warrant liabilities. Based on the Company’s current assessment of these estimates, there was not a material impact to the condensed consolidated financial statements as of and for the nine months ended September 30, 2022. As additional information becomes available, the Company’s future assessment of these estimates, including updated expectations at the time regarding the duration, scope and severity of the pandemic, could materially and adversely impact its consolidated financial statements in future reporting periods.

Segment Information — The Company has a single operating and reportable segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a condensed consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources.

Risks and Uncertainties — The Company is dependent upon additional capital resources for its planned full-scale operations and is subject to significant risks and uncertainties, including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Major Customers and Concentration of Risks — Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. We maintain our cash and cash equivalents with high-quality financial institutions mainly in the United States; the composition of which are regularly monitored by us. The Federal Deposit Insurance Corporation covers $250,000 for substantially all depository accounts. The Company from time to time may have amounts on deposit in excess of the insured limits. As of September 30, 2022, and December 31, 2021, the Company had $2.16 million and $2.25 million in U.S. bank accounts, respectively, which exceeded these insured amounts. Management believes minimal credit risk exists with respect to these financial institutions and the Company has not experienced any losses on such amounts.

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For accounts receivable, we are exposed to credit risk in the event of nonpayment by customers to the extent the amounts are recorded in the consolidated balance sheets. We extend different levels of credit and maintain reserves for potential credit losses based upon the expected collectability of accounts receivable. We manage credit risk related to our customers by performing periodic evaluations of credit worthiness and applying other credit risk monitoring procedures.

Three customers represented 95% and 92% of the balance of total accounts receivable as of September 30, 2022 and December 31, 2021, respectively. The Company seeks to mitigate its credit risk with respect to accounts receivable by contracting with large commercial customers and government agencies and regularly monitoring the aging of accounts receivable balances. As of September 30, 2022 and December 31, 2021, the Company had not experienced any significant losses on its accounts receivable.

During the three and nine months ended September 30, 2022, the Company sold to primarily three customers which made up approximately 95% of total net revenue. The remaining revenue recognized during the three and nine months ended September 30, 2022, which made up approximately 5% of total net revenue, was from various other customers.

During the three and nine months ended September 30, 2021, two and three customers, respectively, made up approximately 95% and 82%, respectively, of total net revenue. The remaining revenue recognized during the three and nine months ended September 30, 2021, which made up approximately 5% and 18%, respectively, of total net revenue, was from various other customers.

The loss of, or substantial reduction, in statements of work from the Company’s major customers, could have a material effect on the consolidated financial statements. On August 17, 2022, Trust Stamp received notification from ICE that it was terminating the ICE Contract for convenience effective immediately. During the three and nine months ended September 30, 2022, ICE Contract revenue made up 63% and 67% of total revenue, respectively. During the three and nine months ended September 30, 2021, ICE Contract revenue made up 0% of total revenue. See Revenue Recognition in Note 1 for additional information.

Foreign Currencies — The functional currencies of the Company’s foreign subsidiaries are the local currencies. For those subsidiaries, the assets and liabilities are translated into U.S. dollars at the exchange rate method at the condensed consolidated balance sheet date. The Company’s other comprehensive income (loss) is comprised of foreign currency translation adjustments related to the Company’s foreign subsidiaries. Income and expenses are translated at the average exchange rates for the period. Foreign currency transaction gains and losses are included in other income or other expense in the condensed consolidated statements of operations.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash in banks and bank deposits. The Company considers all highly liquid instruments purchased with an original maturity of three months or less when purchased as cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts, if any. Allowance for doubtful accounts is based on the Company’s best estimate of probable losses inherent in its accounts receivable portfolio and is determined based on expectations of the customer’s ability to pay by considering factors such as historical experience, financial position of the customer, age of the accounts receivable, current economic conditions, including the ongoing COVID-19 pandemic, and as well as reasonable and supportable forward-looking factors about its portfolio and future economic conditions. Accounts receivables are written-off and charged against an allowance for doubtful accounts when the Company has exhausted collection efforts without success. No allowance for bad debts has been established. Bad debts are recognized when they are deemed uncollectible, and management considers all present receivables fully collectible.

As of September 30, 2022, and December 31, 2021, accounts receivable includes unbilled receivables of $188 thousand and $109 thousand, respectively.

Property and Equipment, Net — Property and equipment, net is stated at cost less accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful lives of the respective assets. Maintenance and repairs that do not improve or extend the useful lives of the assets are expensed when incurred whereas additions and major improvements are capitalized. Upon sale or retirement of assets, the cost and related accumulated depreciation are derecognized from the consolidated balance sheet and any resulting gain or loss is recorded in the consolidated statements of operations in the period realized.

Capitalized Internal-Use Software, Net — Costs related to software acquired, developed, or modified solely to meet our internal requirements, with no substantive plans to market such software at the time of development are capitalized. The Company capitalizes eligible costs to develop internal-use software that are incurred subsequent to the preliminary project stage through the development

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stage. These costs consist of personnel costs (including related benefits and stock-based compensation) that are incurred during the application development stage. Costs incurred during the preliminary project stage and during the post-implementation operational stage are expensed as incurred. Maintenance costs are expensed as incurred. The estimated useful life of costs capitalized is evaluated for each specific project that is generally five years. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore changes in amortization expense in future periods.

Business and Asset Acquisitions — When the Company acquires a business, the purchase price is allocated to the tangible and identifiable intangible assets, net of liabilities assumed. Any residual purchase price is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted-average cost of capital and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable. During the measurement period, which may be up to one year from the acquisition date, adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed may be recorded, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of operations.

The Company accounts for a transaction as an asset acquisition pursuant to the provisions of ASU No. 2017-01, Clarifying the Definition of a Business, when substantially all of the fair value of the gross assets acquired is concentrated into a single identifiable asset or group of similar identifiable assets, or otherwise does not meet the definition of a business. Asset acquisition-related costs are capitalized as part of the asset or assets acquired.

Accounting for Impairment of Long-Lived Assets — Long-lived assets with finite lives include property and equipment, capitalized internal-use software, and intangible assets. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company determined that as of September 30, 2022, and December 31, 2021, no long-lived assets with finite lives were impaired.

Goodwill — Goodwill is accounted for in accordance with FASB ASC 350, Intangibles—Goodwill and Other. The Company allocates the cost of an acquired business to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase consideration transferred over the fair value of the net assets acquired, including other intangible assets, is recorded as goodwill. Goodwill is tested for impairment at the reporting unit level at least quarterly or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. In assessing goodwill for impairment, the Company first assesses qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. In the qualitative assessment, the Company considers factors including economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should the Company conclude that it is more likely than not that the recorded goodwill amounts have been impaired, the Company would perform the impairment test. Goodwill impairment exists when a reporting unit’s carrying value exceeds its fair value. Significant judgment is applied when goodwill is assessed for impairment. There were no impairment charges to goodwill during the nine months ended September 30, 2022, and September 30, 2021.

Digital Asset — Digital assets are currently accounted for intangible assets with indefinite useful lives in accordance with ASC 350, Intangibles—Goodwill and Other. Initially, the Company accounts for digital assets by recording them at cost. Digits assets are not amortized but subsequently remeasured for any impairment losses that may have occurred since acquisition. On a quarterly basis, the Company determines the fair value of the digital asset in accordance with ASC 820, Fair Value Measurement, based on quoted prices on the active exchange where the Company purchased the digital asset (Level 1 inputs). The Company performs an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted prices on active exchanges, indicate that it is more likely than not that the digital asset is impaired. Should the Company conclude that it is more likely than not that the recorded digital asset value is impaired, the Company will perform the impairment test. Digital asset impairment exists when the carrying value exceeds the digital asset’s fair value. Significant judgment is applied in assessing the digital asset for impairment, and subsequent

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reversal of impairment losses is not permitted. During the nine months ended September 30, 2022, we recorded $25 thousand of impairment losses on such digital assets.

Fair Value of Assets and Liabilities — The Company follows the relevant U.S. GAAP guidance regarding the determination and measurement of the fair value of assets/liabilities; in which fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction valuation hierarchy which requires an entity to maximize the use of observable inputs when measuring fair value. The guidance describes the following three levels of inputs that may be used in the methodology to measure fair value:

Level 1 – Quoted prices available in active markets for identical investments as of the reporting date;

Level 2 – Inputs other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date; and

Level 3 – Unobservable inputs, which are to be used in situations where there is little or no market activity for the asset or liability and wherein the reporting entity makes estimates and assumptions related to the pricing of the asset or liability including assumptions regarding risk.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The estimated fair values of cash, accounts receivable, related party receivables, prepaid expenses and other current assets, other assets, accounts payable, related party payables, accrued expenses, deferred revenue, customer deposit liabilities, and nonconvertible notes payable approximate their carrying values. The fair values of warrant liabilities issued in connection with equity or debt issuance are determined using the Black-Scholes valuation model, a “Level 3” fair value measurement, based on the estimated fair value of the underlying common stock, volatility based on the historical volatility data of similar companies, considering the industry, products and market capitalization of such other entities, the expected life based on the remaining contractual term of the conversion option and warrant liabilities and the risk free interest rate based on the implied yield available on U.S. Treasury Securities with a maturity equivalent to the warrant liability’s contractual life. The Company accounts for its financial assets and liabilities at fair value regularly. The Company evaluates the fair value of its non-financial assets and liabilities on a nonrecurring basis.

Revenue Recognition — The Company derives its revenue primarily from professional services. Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive or the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur. The Company determines the amount of revenue to be recognized through the application of the following steps:

●	Identification of the contract, or contracts with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the Company satisfies the performance obligations.

At contract inception, the Company will assess the services agreed upon within each contract and assess whether each service is distinct and determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. In general, each contract with a customer consists of a single performance obligation to perform services in which revenue is recognized when the service has been delivered.

During the year ended December 31, 2021, the Company entered a significant contract with U.S. Immigration and Customs Enforcement (“ICE”) that contained multiple performance obligations, including software application development, mobile hardware, and services to assist ICE (the “ICE Contract”). The Company allocates the transaction price for this contract based on the stand-alone selling price of each performance obligation. The Company uses the expected cost-plus margin approach for determining the stand-alone selling prices of the mobile hardware and services to assist ICE, as this is believed to be the most accurate method of allocating the transaction price to these performance obligations, maximizing the use of observable inputs. As the Company does not have a similar software

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application that has been sold to another customer, the Company uses the residual approach for determining the stand-alone selling price of the software application development by subtracting the sum of the stand-alone selling prices for the mobile hardware and services to assist ICE from the total transaction price.

Executed on April 5, 2022, and made effective March 27, 2022, Trust Stamp agreed to a modification of this contract with ICE, increasing the total contract award value to $7,176,364 from the original $3,920,764 and extending the delivery period until September 26, 2022 (subject to a right of early termination by ICE). However, due to a recent change in legislation (enacted through H.R. 2471: Consolidated Appropriations Act, 2022) which requires a Congressional notification in order for ICE to award a contract or subcontract to a particular entity for any pilot or demonstration program that uses more than 5 full-time equivalents or costs in excess of $1,000,000, effective April 15, 2022, the Company entered into an amendment to the ICE Contract, implementing an up to 90-day cessation of performance of the Company’s and ICE’s obligations under the contract (the “Amendment”). This change in legislation was retroactively applied to the March 27, 2022, modification to the ICE Contract. The up to 90-day cessation of the ICE Contract provided by the Amendment was intended to allow ICE ample time to obtain a Congressional notification for the modification of the ICE Contract, so that the Company could continue to provide services to ICE under the ICE Contract. During the cessation period, Trust Stamp continued to incur maintenance costs specific to the April 5, 2022 modification contract, without recognizing or receiving the revenue, in order that we are positioned to restart immediately once the cessation is lifted.

On July 15, 2022, the Company entered into a second amendment agreement with ICE to amend the terms of the ICE Contract. The second amendment had the effect of implementing an additional up to 60-day cessation of performance of the Company’s and ICE’s obligations under the ICE Contract previously agreed to be performed between March 27, 2022 and September 26, 2022. The second amendment was required to provide ICE additional time to complete the Congressional notification process, so that the Company could continue to provide services to ICE under the ICE Contract. During the cessation period, Trust Stamp continued to incur maintenance costs specific to the April 5, 2022 modification contract, without recognizing or receiving the revenue, in order that we could be positioned to restart immediately if and when the cessation was lifted.

On August 17, 2022, Trust Stamp received notification from ICE that it was terminating the ICE Contract for convenience effective immediately. ICE has paid Trust Stamp for the ICE Contract services performed prior to the amendment effective April 15, 2022. Additionally, Trust Stamp has received written notice that ICE will pay $720 thousand in cancellation expenses incurred during the period between April 15, 2022 and August 17, 2022 for mobile service expenses, storage expenses, and payroll expenses. Trust Stamp recorded the expense reimbursement as revenue during the three months ended September 30, 2022.

On September 15, 2022, the Company entered into a Master Services Agreement (“the MSA”) with Innovative Government Solutions, LLC ("IGS") under which the Company and IGS will jointly offer services and IGS is granted a 12-year (renewable) license (“the license”) to resell the Company’s technology subject to payment by IGS of agreed revenue advances and end user license fees. On execution of the MSA, IGS agrees to pay $1,500,000 to the Company as a non-refundable revenue advance, an additional $1,500,000 non-refundable revenue advance on the first anniversary of the MSA, and $1,000,000 on each of the next two anniversaries of the MSA as additional non-refundable revenue advances. IGS has the right to terminate the MSA for convenience before the additional non-refundable revenue advances become due in which case the unpaid additional non-refundable revenue advances will not be payable and the license will terminate. During the nine months ended September 30, 2022, Trust Stamp received the initial $1.5 million payment, recorded the non-refundable revenue advance to deferred revenue, and recognized no IGS revenue.

Contract Balances — The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, the Company bills many of its customers in advance of the provision of services under its contracts, resulting in liabilities consisting of either deferred revenue (a “contract liability”) or customer deposit liabilities. Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. Such amounts are recognized by the Company over the life of the contract upon meeting the revenue recognition criteria, but generally within one year. Customer deposit liabilities consist of billings or payments received in advance of the start of the contractual term or for anticipated revenue-generating activities for the portion of a contract term that is subject to cancellation for convenience. Certain of the Company’s arrangements generally include terms that allow the customer to terminate the contract for convenience and receive a refund of the amount of the customer deposit for the percentage of the work not performed prior to the notice of termination. In these arrangements, the Company concluded there are no enforceable rights and obligations after such notice period and therefore, the consideration received or due from the customer that is subject to termination for convenience is recorded as customer deposit liabilities.

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The payment terms and conditions vary by contract; however, the Company’s terms generally require payment within 30 to 60 days from the invoice date. In instances where the timing of revenue recognition differs from the timing of payment, the Company elected to apply the practical expedient in accordance with ASC 606 to not adjust contract consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when promised goods and services are transferred to the customer and when the customer pays for those goods and services will be one year or less. As such, the Company determined its contracts do not generally contain a significant financing component.

Costs to Obtain and Fulfill Contracts — Incremental costs of obtaining a contract include only those costs that are directly related to the acquisition of contracts, including sales commissions, and that would not have been incurred if the contract had not been obtained. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it is expected that the economic benefit and amortization period will be longer than one year. Costs to obtain contracts were not material in the periods presented. The Company recognizes an asset for the costs to fulfill a contract with a customer if the costs are specifically identifiable, generate or enhance resources used to satisfy future performance obligations, and are expected to be recovered. Costs to fulfill contracts were not material in the periods presented. The Company elected to apply the practical expedient in accordance with ASC 340 which allows the Company to expense commissions as incurred when the contract term is twelve months or less in total.

Warrants — The Company accounts for stock warrants as either equity instruments, derivative liabilities, or liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”), depending on the specific terms of the warrant agreement.

Cost of Services — Cost of services generally consists of the cost of hosting fees, materials, and cost of labor associated with professional services rendered. Depreciation and amortization expense is not included in cost of services.

Research and Development — Research and development costs are expensed as incurred and consist primarily of personnel costs such as salaries and benefits and relate primarily to time spent during the preliminary project stage and post implementation maintenance and bug fixes associated with capitalized internal-use software activities, and front-end application development in which technological feasibility has not been established. Depreciation and amortization expense is not included in research and development.

Advertising — Advertising costs are expensed as incurred. Advertising and marketing expenses totaled $50 thousand and $31 thousand for the three months ended September 30, 2022 and 2021, respectively, and $173 thousand and $91 thousand for the nine months ended September 30, 2022 and 2021, respectively.

Stock- Based Compensation — The Company accounts for its stock-based compensation arrangements at fair value. Fair value of each stock-based award is estimated on the date of grant using either the Black-Scholes-Merton Model for stock options granted or using the fair value of a common stock for stock grants and restricted stock units. The Black-Scholes-Merton option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common shares, the expected term of the share option, the expected volatility of the price of our common shares, risk-free interest rates, and the expected dividend yield of common shares. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The calculated fair value is recognized as expense over the requisite service period using the straight-line method. Forfeitures are accounted for in the period in which they occur. Trust Stamp offers the indirect repurchase of shares through a net-settlement feature upon the vesting of RSU awards to satisfy minimum statutory tax-withholding requirements for the recipient.

Income Taxes — The Company records income tax provisions for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax bases of assets and liabilities, as well as for loss and tax credit carryforwards. The deferred assets and liabilities are measured using the statutorily enacted tax rates anticipated to be in effect when those tax assets and liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

A valuation allowance is established if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income in assessing the need for a valuation allowance.

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The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not the position will be sustainable upon examination by the taxing authority, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is measured as the largest amount of benefit which is more likely than not (greater than 50% likely) to be realized upon ultimate settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in income tax expense. The Company adjusts these reserves in accordance with the income tax guidance when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences may affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results.

We continue to record a full valuation allowance on all deferred tax assets given our continued history of operating losses and have an effective tax rate of 0% during the three and nine months ended September 30, 2022, and 2021. Management has evaluated all other tax positions that could have a significant effect on the consolidated financial statements and determined the Company had no uncertain income tax positions as of September 30, 2022 and December 31, 2021, respectively.

Leases — Leases are reviewed and classified as either capital or operating leases at their inception. In certain lease agreements, we may receive renewal or expansion options, rent holidays, and other incentives. For operating leases, we recognize lease costs on a straight-line basis once we take control of the space, without regard to deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement.

Commitments and Contingencies — Liabilities for loss contingencies arising from claims, disputes, legal proceedings, fines and penalties, and other sources are recorded when it is probable that a liability has been or will be incurred and the amount of the liability can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of such legal costs from insurance policies are recorded as an offset to legal expenses in the period they are received.

Treasury Stock — Repurchased treasury stock is recorded at cost. When treasury stock is resold at a price different than its historical acquisition cost, the difference is recorded as a component of additional paid-in capital in the consolidated balance sheets.

Net Loss per Share Attributable to Common Stockholders — Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by giving effect to all potentially dilutive Class A Shares of Common Stock equivalents for the period. For purposes of this calculation, stock-based awards, warrants, and the conversion option of convertible notes are considered to be potential common shares outstanding. Since the Company incurred net losses for each of the periods presented, diluted net loss per share is the same as basic net loss per share. The Company’s potential common shares outstanding were not included in the calculation of diluted net loss per share as the effect would be anti-dilutive.

Recent Accounting Pronouncements Not Yet Adopted — In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases. The standard requires all leases with lease terms over twelve months to be capitalized as a right-of-use asset and lease liability on the balance sheet at the date of lease commencement. Leases will be classified as either financial or operating. This distinction will be relevant for the pattern of expense recognition in the income statement. The guidance is effective for reporting periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022. The Company is adopting the new guidance during the current annual period and will reflect the effects of such adoption, including the additional required disclosures, in our Annual Report on Form 10-K for the year ended December 31, 2022.

Recently Adopted Accounting Pronouncement — In March 2021, the FASB issued ASU No. 2021-03, Intangibles—Goodwill and Other (Topic 350): Accounting Alternative for Evaluating Triggering Events, an amendment of the FASB Accounting Standards Codification. The amendments in this ASU allow companies to elect not to monitor for goodwill impairment triggering events during the reporting period and instead, to evaluate the facts and circumstances as of the end of the reporting period to determine whether it is more likely than not that goodwill is impaired. This aligns the triggering event evaluation date with the reporting date, whether that date is an interim or annual reporting date. The amendments in this update are effective for fiscal years beginning after December 15, 2019, with early adoption permitted for both interim and annual financial statements that have not yet been issued or made available for issuance as of March 30, 2021. The Company adopted this standard as of January 1, 2022, and the guidance did not have a material impact on its condensed consolidated financial statements or related disclosures.

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Unaudited Interim Results — These unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with U.S. GAAP, pursuant to the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. In management’s opinion, these unaudited condensed consolidated financial statements and accompanying notes have been prepared on the same basis as the annual financial statements and reflect all the adjustments, which include only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of September 30, 2022, the results of operations for the three and nine months ended September 30, 2022 and 2021, and cash flows for the nine months ended September 30, 2022 and 2021. Certain information and note disclosures have been condensed or omitted pursuant to such rules and regulations. The accompanying condensed consolidated balance sheet as of December 31, 2021, was derived from the audited financial statements as of that date but does not include all of the disclosures required by U.S. GAAP. The results of operations for the three and nine months ended September 30, 2022, are not necessarily indicative of the results to be expected for the full year or any other future interim or annual period.

These condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and accompanying notes for the year ended December 31, 2021 included in the Company’s Annual Report. The Company’s significant accounting policies are described in Note 1 to those audited financial statements.

2.    Pixelpin Acquisition and Patent Approvals

On February 23, 2021, Trust Stamp Malta completed an agreement to acquire Pixelpin, an image-based “Pin-on-Glass” account access solution that alleviates pain-points of traditional login methods while ensuring the security of authentication. The Company paid $92 thousand in cash as consideration for the asset purchase of software intellectual property including VAT taxes. The asset acquisition was recorded at 100% of the fair value of the net assets acquired. The allocation of the consideration to the fair value of 100% of the net assets acquired at the date of acquisition is as follows:

Fair Value
Trade name and trademarks	$90,621
Foreign currency translation	1,133
Total acquisition	$91,754

On June 1, 2022, Trust Stamp Malta received a $13 thousand refund for the VAT taxes paid in the Pixelpin acquisition transaction and the Company applied the refund to reduce the asset’s carrying value to $78 thousand.

In addition to the acquisition, the Company experienced continued growth in its robust intellectual property portfolio adding a total of $103 thousand in patent investments with eight new patent issuances and twelve new patent filings during the nine months ended September 30, 2022.

3.    Borrowings

Non-Convertible Promissory Notes Payable

	As of September 30,	As of December 31,
	2022	2021
Malta loan receipt 3 – June 3, 2022	$56,885	$—
Malta loan receipt 2 – August 10, 2021	277,087	322,190
Malta loan receipt 1 – February 9, 2021	448,768	521,816
Total principal outstanding	782,740	844,006
Plus accrued interest	21,873	12,252
Total promissory notes payable	$804,613	$856,258

In May 2020, the Company formed a subsidiary in the Republic of Malta, Trust Stamp Malta Limited, with the intent to establish a research and development center with the assistance of potential grants and loans from the Maltese government. As part of the creation of this entity, we entered into an agreement with the government of Malta for a potentially repayable advance of up to €800 thousand to assist in covering the costs of 75% of the first 24 months of payroll costs for any employee who begins 36 months from the execution of the agreement on July 8, 2020. On February 9, 2021, the Company began receiving funds and as of December 31, 2021 the Company

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had received $844 thousand recorded to non-convertible notes payable. As of September 30, 2022, the balance received was $783 thousand which includes changes in foreign currency rates and one additional loan receipt of $57 thousand received during the nine months ended September 30, 2022.

The Company will pay an annual interest rate of 2% over the European Central Banks (ECB) base rate as set on the beginning of the year in review. If the ECB rate is below negative one percent, the interest rate shall be fixed at one percent. The Company will repay a minimum of 10% percent of Trust Stamp Malta Limited's pre-tax profits per annum capped at 15% of the amount due to the Corporation until the disbursed funds are repaid. At this time, Trust Stamp Malta Limited does not have any revenue-generating contracts and therefore, we do not believe any amounts shall be classified as current.

Financial Liability

Trust Stamp executed an agreement with a telecommunications company for the right to purchase mobile hardware with a monthly service agreement. The mobile hardware is to be purchased at a predetermined price over a thirty-month period beginning after thirty days from the receipt and activation of the mobile hardware. Trust Stamp determined that the debt met the qualification of financial liability as it requires the payment of cash for the mobile hardware over the contractual period. The short-term financial liability is $119 thousand, and the long-term financial liability is $118 thousand as of September 30, 2022.

4.    Warrants

Liability Classified Warrants

The following table presents the change in the liability balance associated with the liability classified warrants, which are classified in Level 3 of the fair value hierarchy from January 1, 2021, to September 30, 2022:

Warrants ($)
Balance as of January 1, 2021	$287,750
Additional warrants issued	—
Change in fair value	86,944
Balance as of December 31, 2021	$374,694
Additional warrants issued	—
Change in fair value	(88,367)
Balance as of September 30, 2022	$286,327

As of September 30, 2022, the Company has issued a customer a warrant to purchase up to $1.00 million of capital stock in a future round of financing at a 20% discount of the lowest price paid by another investor. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires on November 30, 2026. The Company evaluated the provisions of ASC 480, Distinguishing Liabilities from Equity, noting the warrant should be classified as a liability due to its settlement being for a variable number of shares and potentially for a class of shares not yet authorized. The warrant was determined to have a fair value of $250 thousand which was recorded as a deferred contract acquisition asset and to a warrant liability during the year ended December 31, 2016 and was amortized as a revenue discount prior to the current periods presented. The fair value of the warrant was estimated on the date of grant by estimating the warrant’s intrinsic value on issuance using the estimated fair value of the Company as a whole and has a balance of $250 thousand as of September 30, 2022.

The Company has issued an investor warrant to purchase $50 thousand worth of shares of our Class A Shares of Common Stock. The warrants were issued on December 16, 2016. There is no vesting period, and the warrants expire in 10 years from the issuance date. The warrant agreement states that the investor is entitled to the “number of shares of Common Stock with a Fair Market Value as of the Determination Date of $50,000”. The determination date is defined as the “date that is the earlier of (A) the conversion of the investor’s Note into the equity interests of the Company or (B) the maturity date of the Note.” The investor converted the referenced Note on September 30, 2020, therefore, the determination date. The number of shares to be purchased is settled as 32,092 shares as of June 30, 2020. The exercise price of the warrants is variable until the exercise date.

F-18

The Company used a Black-Scholes-Merton pricing model to determine the fair value of the warrants and uses this model to assess the fair value of the warrant liability. As of September 30, 2022, the warrant liability is recorded at $36 thousand which is an $89 thousand decrease from the balance of $125 thousand as of December 31, 2021.

Equity Classified Warrants

		As of September 30,	As of December 31,
Warrant Issuance Date	Strike Price	2022	2021
September 30, 2016	$0.1664	—	400,641
November 9, 2016	$0.6240	400,640	400,640
January 23, 2020	$1.6000	932,210	932,210
January 23, 2020	$1.6000	2,622,995	4,660,555
August – December 2021	$4.0000	1,343,713	1,357,963
January – February 2022	$4.0000	75,855	—
September 14, 2022	$1.7700	1,950,000	—
Total warrants outstanding		7,325,413	7,752,009

On September 30, 2016, the Company issued REach® a warrant to purchase 400,641 shares of Class A Shares of Common Stock with an exercise price of $0.1664 per share. There is no vesting period, and the warrant expires on September 30, 2026. The fair value of the warrant was estimated on the date of grant using the Black-Scholes-Merton model.

On December 21, 2021, REach® executed a Notice of Exercise for its warrants to purchase 400,641 shares of Class A Common Stock at an exercise price of $0.1664 per share. The closing occurred on January 10, 2022 and resulted in total cash proceeds of $67 thousand to the Company for the warrant exercise.

The Company has issued a customer a warrant to purchase 400,640 shares of Class A Shares of Common Stock with an exercise price of $0.6240 per share. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires on November 30, 2026. The Company used a Black-Scholes-Merton pricing model to determine the fair value of the warrant. The fair value of the warrant issued in connection with the customer contract was determined to be $0.46 per share and had a fair value of $183 thousand which was recorded as a deferred contract acquisition asset and to additional paid-in capital during the year ended December 31, 2016 and which was amortized as a revenue discount in the periods prior to those presented. The fair value of the warrant issued is recorded as a revenue discount as it is considered a sales incentive.

These warrants remain outstanding as of September 30, 2022.

In January 2020, the Company issued REach® a warrant to purchase 932,210 shares of the Company’s Class A Shares of Common Stock at an exercise of $1.6000 per share in exchange for the cancellation of a $100 thousand SAFE issued on August 18, 2017 by the Company’s affiliate Trusted Mail Inc. with an agreed value of $125 thousand. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

These warrants remain outstanding as of September 30, 2022.

In January 2020, the Company issued SCV a warrant to purchase 4,660,555 shares of the Company’s Class A Shares of Common Stock at a strike price of $1.6000 per share in exchange for $300 thousand in cash and “Premium” sponsorship status with a credited value of $100 thousand per year for 3 years totaling $300 thousand. This “premium” sponsorship status provides the Company with certain benefits in marketing and networking, such as the Company being listed on the investor’s website, as well as providing the Company certain other promotional opportunities organized by the investor. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

On December 21, 2021, SCV executed a Notice of Exercise for certain of its warrants to purchase 2,037,560 shares of Class A Common Stock at an exercise price of $1.6000 per share for a total purchase price of $3.26 million. The closing occurred on January 10, 2022 and resulted in total cash proceeds of $3.26 million to the Company for the warrant exercise.

F-19

The warrants to purchase the remaining 2,622,995 shares of the Company’s Class A Shares of Common Stock remain outstanding as of September 30, 2022.

The Company issued 1,357,963 warrants from August 2021 to December 2021 and 77,105 warrants from January 2022 to February 2022 related to the Regulation CF, D, and S common stock and warrant offering discussed in Note 1 to the consolidated financial statements. These warrants became exercisable on January 26, 2022 when the Company received SEC qualification of its offering statement on Form 1-A. These warrants expire as of the earlier of: (a) January 26, 2023, (b) the acquisition of the Company by another entity, or (c) immediately prior to the closing of a firm commitment underwritten public offering. On August 25, 2022, we refunded $5,000 in Regulation CF Units to two investors resulting in the cancellation of 1,250 warrants.

During the nine months ended September 30, 2022, investors exercised 14,250 warrants at an exercise price of $4.0000 per share, resulting in total cash proceeds of $57 thousand to the Company for the warrant exercises. The warrants to purchase the remaining 1,419,568 shares of the Company’s Class A Shares of Common Stock remain outstanding as of September 30, 2022.

On September 11, 2022, the Company entered into a Securities Purchase Agreement (the “SPA”) with Armistice Capital Master Fund Ltd. Pursuant to the terms of the SPA, the Company agreed, at the closing of the SPA, to sell and issue to the Armistice Capital Master Fund Ltd. in a private placement 975,000 shares of Class A Common Stock of the Company and warrants to purchase 1,950,000 shares of Class A Common Stock of the Company for a total purchase price of $1,511,250.

The warrants also allow for a “cashless exercise” if, at any time after the six (6) month anniversary of the issue date of the warrants there is no effective registration statement registering the resale of the Class A Common Stock issuable pursuant to the warrants. In such a case, then warrants may also be exercised, in whole or in part, by means of a cashless exercise in which the Selling Stockholder will be entitled to receive a number of shares of Class A Common Stock as described in the warrants. Trust Stamp filed the registration statement on September 30, 2022.

The 1,950,000 warrants have an exercise price of $1.77 and may be exercised at any time by the Selling Stockholder starting on the issuance date, September 14, 2022, until the five year and six-month anniversary thereafter.

These warrants remain outstanding as of September 30, 2022.

5.    Balance Sheet Components

Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	September 30,	December 31,
	2022	2021
Prepaid operating expenses	$227,235	$319,996
Rent deposit	87,734	100,425
VAT receivable associated with SAIT	62,259	68,798
Prepaid sponsorship	25,000	100,000
Tax credit receivable	75,109	75,106
Miscellaneous receivable	2,049	332,277
Prepaid expenses and other current assets	$479,386	$996,602

F-20

Capitalized internal-use software, net

Capitalized internal-use software, net consisted of the following:

		September 30,	December 31,
	Useful Lives	2022	2021
Internally developed software	5 Years	$3,127,677	$2,538,395
Less accumulated depreciation		(1,757,093)	(1,378,351)
Capitalized internal-use software, net		$1,370,584	$1,160,044

Amortization expense is recognized on a straight-line basis and capitalized internal-use software amortization expense for the three months ended September 30, 2022, and 2021 totaled $132 thousand and $119 thousand, respectively. Amortization expense related to capitalized internal-use software for nine months ended September 30, 2022, and 2021 totaled $379 thousand and $337 thousand, respectively.

Property and equipment, net

Property and equipment, net consisted of the following:

		September 30,	December 31,
	Useful Lives	2022	2021
Computer equipment	3-4 Years	$134,835	$125,139
Furniture and fixtures	10 Years	24,828	28,870
Mobile hardware	2.5 Years	297,150	—
Property and equipment, gross		456,813	154,009
Less accumulated depreciation		(126,626)	(42,241)
Property and equipment, net		$330,187	$111,768

Depreciation expense is recognized on a straight-line basis and property and equipment depreciation expense for the three months ended September 30, 2022, and 2021 totaled $42 thousand and $10 thousand, respectively. Depreciation expense related to property and equipment for nine months ended September 30, 2022 and 2021 totaled $94 thousand and $39 thousand, respectively.

Other assets

Other assets consisted of the following:

	September 30,	December 31,
	2022	2021
Tax credit receivable	$150,601	$178,140
Other assets	$150,601	$178,140

Accrued expenses

Accrued expenses consisted of the following:

	September 30,	December 31,
	2022	2021
Compensation payable	$60,534	$597,849
Commission liability	31,026	—
Accrued employee taxes	425,096	349,256
Accrued mobile expenses	328,402	—
Other accrued liabilities	96,792	112,427
Accrued expenses	$941,850	$1,059,532

F-21

6.    Goodwill, Digital Asset, and Intangible Assets

There were no changes in the carrying amount of goodwill for the periods ended September 30, 2022 and December 31, 2021.

On February 16, 2022, Metapresence Limited acquired digital assets including a plot of virtual land for $23 thousand and cryptocurrency for $7 thousand. In accordance with ASC 350, Trust Stamp accounts for both purchases as identifiable intangible assets with indefinite useful lives. The virtual land acquisition is recorded at the fair value of the purchase cost and the Company recorded the cryptocurrency at the purchase cost fair value. During the nine months ended September 30, 2022, we recorded $25 thousand of impairment losses on such digital assets.

Intangible assets consisted of the following:

		September 30,	December 31,
	Useful Lives	2022	2021
Patent application costs	3 Years	$311,049	$207,630
Trade name and trademarks	3 Years	62,350	86,999
Intangible assets, gross		373,399	294,629
Less: Accumulated amortization		(163,028)	(92,822)
Intangible assets, net		$210,371	$201,807

Intangible asset amortization expense is recognized on a straight-line basis and intangible asset amortization expense for the three months ended September 30, 2022, and 2021 totaled $29 thousand and $20 thousand, respectively. Intangible asset amortization expense for nine months ended September 30, 2022, and 2021 totaled $75 thousand and $46 thousand, respectively.

Estimated future amortization expense of intangible assets is as follows:

Future Intangible Asset Amortization Expense	Amount
Remainder of 2022	$29,098
2023	114,686
2024	57,028
2025	9,559
$210,371

7.    Revenue Recognition

Remaining Performance Obligations

The Company’s arrangements with its customers often have terms that span over multiple years. However, the Company generally allows its customers to terminate contracts for convenience prior to the end of the stated term with less than twelve months’ notice. Revenue allocated to remaining performance obligations represents noncancelable contracted revenue that has not yet been recognized, which includes deferred revenue and, in certain instances, amounts that will be invoiced. The Company has elected the practical expedient allowing the Company to not disclose remaining performance obligations for contracts with original terms of twelve months or less. Cancelable contracted revenue, which includes customer deposit liabilities, is not considered a remaining performance obligation. As of September 30, 2022, and December 31, 2021 the Company does not have any related performance obligations for contracts with terms exceeding twelve months.

F-22

Disaggregation of Revenue

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Professional services (over time)	$566,413	$280,104	$3,970,744	$1,431,796
Termination expense reimbursement (one time)	719,565	—	719,565	—
License fees (over time)	62,500	50,000	187,500	150,000
Total net revenue	$1,348,478	$330,104	$4,877,809	$1,581,796

8.    Income Taxes

The Company computes its tax provision for interim periods by applying the estimated annual effective tax rate to year-to-date pre-tax income from recurring operations and adjusting for discrete tax items arising in that quarter.

The Company had an effective tax rate of 0% for the three and nine months ended September 30, 2022, and 2021, respectively. There were no discrete items that impacted the effective tax rate for the three and nine months ended September 30, 2022, and 2021, respectively. The Company has incurred U.S. operating losses and has minimal profits in foreign jurisdictions.

Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, management considers all available positive and negative evidence affecting specific deferred tax assets, including the Company’s past and anticipated future performance, the reversal of deferred tax liabilities, the length of carry-back and carry-forward periods, and the implementation of tax planning strategies.

The Company had no unrecognized tax benefits as of September 30, 2022, and December 31, 2021.

It is the Company’s policy to recognize interest and penalties related to income tax matters in income tax expense. The Company has not accrued any penalties related to uncertain tax positions due to offsetting tax attributes as of September 30, 2022, and December 31, 2021.

The Company files U.S. federal, state, and foreign income tax returns in jurisdictions with varying statutes of limitation. The only material jurisdiction where the Company is subject to potential examination by tax authorities is the U.S. (federal and state) for tax years 2016 through 2021.

9.    Net Loss per Share Attributable to Common Stockholders

The following table presents the calculation of basic and diluted net loss per share:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Numerator:
Net loss attributable to common stockholders	$(3,439,892)	$(3,035,904)	$(8,054,240)	$(7,033,821)

Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders	23,467,324	19,358,016	23,163,414	18,847,797

Net loss per share attributable to common stockholders	$(0.15)	$(0.16)	$(0.35)	$(0.37)

F-23

The following potentially dilutive securities were excluded from the computation of diluted net loss per share calculations for the periods presented because the impact of including them would have been anti-dilutive:

	September 30,	September 30,
	2022	2021
Options, RSUs, and grants	3,663,719	2,701,098
Warrants	8,380,286	7,274,108
Total dilutive securities	12,044,005	9,975,206

10.    Stock Awards and Stock-Based Compensation

From time to time, the Company may issue stock awards in the form of Class A Shares of Common Stock grants, Restricted Stock Units (RSUs), or Class A Shares of Common Stock options with vesting/service terms. Stock awards are valued on the grant date using the Company’s common stock share price quoted on an active market. Stock options are valued using the Black-Scholes-Merton pricing model to determine the fair value of the options. We generally issue our awards in terms of a fixed monthly value, resulting in a variable number of shares being issued, or in terms of a fixed monthly share number.

During the three and nine months ended September 30, 2022 and 2021, the Company entered into agreements with advisory board members and other external advisors to issue cash payments and stock awards in exchange for services rendered to the Company on a monthly basis. The total granted stock-based awards to advisory board members and other external advisors during the three months ended September 30, 2022, and 2021 included grants totaling, $45 thousand and $20 thousand, respectively, options totaling $0, and RSUs totaling $55 thousand and $66 thousand, respectively.

The total granted stock-based awards to advisory board members and other external advisors during the nine months ended September 30, 2022 and 2021 included grants totaling, $49 thousand and $20 thousand, respectively, options totaling $0, and RSUs totaling $109 thousand and $107 thousand, respectively.

In addition to issuing stock awards to advisory board members and other external advisors, during the three and nine months ended September 30, 2022, and 2021, the Company granted stock-based awards to multiple employees. The total granted stock-based awards to employees during the three months ended September 30, 2022, and 2021 included grants totaling, $50 thousand and $109 thousand, respectively, options totaling $9 thousand and $102 thousand, respectively, and RSUs totaling $691 thousand and $596 thousand, respectively.

The total granted stock-based awards to employees during the nine months ended September 30, 2022, and 2021 included grants totaling, $272 thousand and $310 thousand, respectively, options totaling $52 thousand and $330 thousand, respectively, and RSUs totaling $1.12 million and $957 thousand, respectively.

The following table summarizes stock option activity for the three and nine months ended September 30, 2022:

			Weighted
		Weighted	Average
		Average	Remaining
	Options	Exercise Price	Contractual	Aggregate
	Outstanding	Per Share	Life (years)	Intrinsic Value
Balance as of June 30, 2022	1,932,773	$1.28	1.90	$787,384
Options granted	9,389	0.64
Options exercised	(4,666)	0.96
Options canceled and forfeited	—	—
Balance as of September 30, 2022	1,937,496	1.28	0.93	12,136
Options vested and exercisable as of September 30, 2022	1,937,496	$1.28	0.93	$12,136

F-24

			Weighted
		Weighted	Average
		Average	Remaining
	Options	Exercise Price	Contractual	Aggregate
	Outstanding	Per Share	Life (years)	Intrinsic Value
Balance as of January 1, 2022	1,975,010	$1.28	2.42	$5,365,737
Options granted	27,507	0.65
Options exercised	(65,021)	1.34
Options canceled and forfeited	—	—
Balance as of September 30, 2022	1,937,496	1.28	0.93	12,136
Options vested and exercisable as of September 30, 2022	1,937,496	$1.28	0.93	$12,136

The aggregate intrinsic value of options outstanding, exercisable, and vested and exercisable is calculated as the difference between the exercise price of the underlying options and the fair value of the Company’s common stock. The aggregate intrinsic value of options exercised during the nine months ended September 30, 2022 and 2021 is $3 thousand and $0, respectively.

The weighted average grant-date fair value of options granted during the nine months ended September 30, 2022, and 2021 was $1.90 and $1.57 per share, respectively. The total grant-date fair value of options that vested during the nine months ended September 30, 2022 and 2021 was $52 thousand and $332 thousand, respectively.

As of September 30, 2022, the Company had 1,937,496 stock options outstanding of which all are fully vested options. As of September 30, 2022, the Company had 296,380 common stock grants outstanding of which 260,752 were vested but not issued and 35,628 were not yet vested. All granted and outstanding common stock grants will fully vest by August 31, 2023. The Company had unrecognized stock-based compensation related to common stock grants of $36 thousand as of September 30, 2022. As of September 30, 2022, the Company had 1,429,843 RSUs outstanding of which 206,510 were vested but not issued and 1,223,333 were not yet vested. All granted and outstanding RSUs will fully vest by January 2, 2024. The Company had unrecognized stock-based compensation related to RSUs of $920 thousand as of September 30, 2022.

The following assumptions were used to calculate the fair value of options granted during the three and nine months ended September 30, 2022:

	Three months ended	Nine months ended
	September 30, 2022	September 30, 2022
Fair value of Class A Shares of Common Stock	$1.28—1.51	$1.28—4.58
Exercise price	$0.63—0.64	$0.63—0.75
Risk free interest rate	3.03—3.88%	1.25—3.88%
Expected dividend yield	0.00%	0.00%
Expected volatility	53.16—88.71%	52.80—88.71%
Expected term	3 Years	3 Years

Stock-based compensation expense

Our consolidated statements of operations include stock-based compensation expense as follows:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Cost of services	$10,122	$40,126	$13,516	$120,378
Research and development	96,113	123,334	206,413	370,002
Selling, general, and administrative	744,566	729,438	1,378,304	1,232,556
Total stock-based compensation expense	$850,801	$892,898	$1,598,233	$1,722,936

F-25

11.    Related Party Transactions

Related party payables of $159 thousand and $253 thousand as of September 30, 2022 and December 31, 2021, respectively, primarily relate to amounts owed to 10Clouds, the Company’s third-party contractor for software development and investor in the Company, and smaller amounts payable to members of management as expense reimbursements. Total costs incurred in relation to 10Clouds for the three months ended September 30, 2022 and 2021, totaled approximately $254 thousand and $313 thousand, respectively. Total costs incurred in relation to 10Clouds for the nine months ended September 30, 2022 and 2021, totaled approximately $688 thousand and $815 thousand, respectively, of which certain amounts were recorded as capitalized internal-use software, research and development, or cost of services.

A member of management provides legal services to the Company from a law firm privately owned and separate from the Company. Certain services are provided to the Company through this law firm. Total expenses incurred by the Company in relation to these services totaled $32 thousand and $0 during the three months ended September 30, 2022 and 2021, respectively. Total expenses incurred by the Company in relation to these services totaled $95 thousand and $9 thousand during the nine months ended September 30, 2022, and 2021, respectively. Amounts payable as of September 30, 2022, and December 31, 2021 were $0.

The Company has agreed, with effect from November 13, 2020, to grant a three-year loan in the amount of $335 thousand with an abated interest rate of 0.25% per annum to an advisory contractor to purchase 1,408,240 options. The options provide for the right to acquire shares of Class A Common Stock at a strike price of $1.20 per share. The options have no vesting period and will expire in 24 months after the date of issuance. The loan will be repaid with in-kind services from the contractor at a rate of $9 thousand per month for 36 months with the first payment receipt in April 2020. As of September 30, 2022 and December 31, 2021, the shareholder loan balances were $46 thousand and $130 thousand, respectively.

On August 16, 2017, the Company entered into three shareholder loan agreements with three related parties for $75 thousand each at an interest rate abated to the Applicable Federal Rate at August 2017 of ninety-six basis points. The loans were issued in exchange for 176,282 shares each and are payable to Company on the earlier of three years from the date of the Agreement, or within ninety (90) days upon liquidation of the loan’s underlying security. On July 28, 2020 and August 16, 2021, the Company extended the shareholder loans maturity date of these loans by one year on each date for a total extension of two years from the original maturity date. On November 18, 2021, one shareholder repaid the loan in full, and the Company’s Board resolved to forgive the other two loans in full as a bonus to the remaining two shareholders. As of September 30, 2022 and December 31, 2021 the shareholder loan balances were $0.

12.    Malta Grant

During July 2020 the Company entered into an agreement with the Republic of Malta that would provide for a grant of up to €200 thousand as reimbursement for operating expenses over the first twelve months following Trust Stamp Malta’s incorporation in the Republic of Malta. The Company must provide an initial capital amount of €50 thousand, which is matched with a €50 thousand grant. The remaining €150 thousand are provided as reimbursement of operating expenses twelve months following incorporation.

U.S. GAAP does not provide authoritative guidance regarding the receipt of economic benefits from government entities in return for compliance with certain conditions. Therefore, based on ASC 105-10-05-2, non-authoritative accounting guidance from other sources was considered by analogy in determining the appropriate accounting treatment, the Company elected to apply International Accounting Standards 20 – Accounting for Government Grants and Disclosure of Government Assistance and recognizes the expected reimbursements from the Republic of Malta as deferred income. As reimbursable operating expenses are incurred, a receivable is recognized (reflected within “prepaid expenses and other current assets” in the consolidated balance sheets) and income is recognized in a similar systematic basis over the same periods in the consolidated statements of operations. During the three months ended September 30, 2022 and 2021, the Company incurred $0 in expenses that are reimbursable under the grant. During the nine months ended September 30, 2022 and 2021, the Company incurred $0 in expenses that are reimbursable under the grant and therefore, recorded these amounts as grant income in the consolidated statements of operations. As of September 30, 2022, all amounts provided for under this grant were received.

On January 25, 2022, the Company entered into an additional agreement with the government of Malta for a grant of up to €100 thousand, in terms of the ‘Investment Aid to produce the COVID-19 Relevant Product’ program, to support the proposed investment. The estimated value of the grant is €136,568, at an aid intensity of 75% to cover eligible wage costs incurred after February 1, 2022 in relation to new employees engaged specifically for the implementation of the project. On September 22, 2022, the Company entered into an amendment

F-26

agreement that enables the Company to submit eligible employee expenses for reimbursement by October 31, 2022. During the three and nine months ended September 30, 2022, the Company incurred $0 thousand, respectively, in expenses that are reimbursable under the grant. As of September 30, 2022, no amounts provided under this grant were received.

13.    Commitments and Contingencies

Operating Leases – The Company leased office space in Georgia and certain other states in the U.S. under various operating lease arrangements, some of which are month-to-month lease arrangements, including several vehicles and corporate apartment leases requiring monthly payments. As of September 30, 2022, there were no minimum lease commitments related to month-to-month lease arrangements.

The following are the future minimum lease obligations on the Company’s lease agreements as of September 30, 2022:

Future Minimum Lease Obligations
Remainder of 2022	$111,290
2023	274,210
2024	103,165
2025	48,029
2026	2,425
Total	$539,119

Rental expense totaled $143 thousand and $140 thousand for the three months ended September 30, 2022 and 2021, respectively. Rental expense totaled $407 thousand and $441 thousand for the nine months ended September 30, 2022 and 2021, respectively.

Financial Liability Obligation - As of September 30, 2022, the Company’s financial liability totaled $237 thousand for an executed agreement with a telecommunications company for acquiring mobile hardware. The financial liability term is thirty months from the time each mobile hardware asset was acquired.

Future Financial Liability Obligations
Remainder of 2022	$29,715
2023	118,860
2024	88,765
Total	$237,340

Litigation – The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or any of its officers or directors in connection with its business

14.    Subsequent Events

Subsequent events have been evaluated through November 10, 2022, the date these condensed consolidated financial statements were available to be issued.

On October 5, 2022, the Company received the Certificate of Strike Off from the Cayman Registrar of Companies, which represents the completion of administratively dissolving Trust Stamp Cayman. As there were no operations established under the entity, there is a limited impact to Trust Stamp. The dissolution of Trust Stamp Cayman will be effective December 30, 2022.

F-27

T STAMP INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

T Stamp Inc. and Subsidiaries

Atlanta, Georgia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of T Stamp Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America (“U.S.”).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter Regarding Liquidity

As discussed in Note 1 to the consolidated financial statements, the Company has not yet generated profits and has recorded a loss of $9.1 million for the year ended December 31, 2021, operating cash outflows of $6.7 million for the year ended December 31, 2021, and an accumulated deficit of $27.2 million as of December 31, 2021. Management’s evaluation of the conditions and management’s plans to mitigate these conditions are also described in Note 1. Our opinion is not modified with respect to this matter.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2017.

Atlanta, Georgia

April 6, 2022

T STAMP INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$3,475,695	$1,469,952
Accounts receivable	1,278,286	140,853
Related party receivables	13,648	14,505
Prepaid expenses and other current assets	996,602	458,995
Total Current Assets	5,764,231	2,084,305
Capitalized internal-use software, net	1,160,044	1,131,484
Goodwill	1,248,664	1,248,664
Intangible assets, net	201,807	22,382
Property and equipment, net	111,768	127,975
Other assets	178,140	197,956
Total Assets	$8,664,654	$4,812,766
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$304,140	$380,525
Related party payables	252,773	448,305
Accrued expenses	1,059,532	809,203
Nonconvertible notes plus accrued interest of $- and $19,730, less discount of $- and $25,511, respectively	—	344,219
Deferred revenue	503,433	469,105
Customer deposit liabilities	280,108	—
Total Current Liabilities	2,399,986	2,451,357

Warrant liabilities	374,694	287,750
Non-convertible notes plus accrued interest of $12,252 and $-, respectively	856,258	—
Total Liabilities	3,630,938	2,739,107

Commitments and Contingencies, Note 14

Stockholders’ Equity:
Series A Preferred Stock $.01 par value, 2,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2021 and 2020, respectively	—	—
Common stock $.01 par value, 37,500,000 shares authorized, 20,475,143 and 17,695,985 shares issued and outstanding at December 31, 2021 and 2020, respectively	204,751	176,965
Treasury stock, at cost: 282,565 shares held as of December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	31,822,079	20,306,496
Noncontrolling interest	161,439	163,182
Stockholders’ notes receivable	(130,267)	(467,061)
Accumulated other comprehensive income	183,900	45,100
Accumulated deficit	(27,208,186)	(18,151,023)
Total Stockholders’ Equity	5,033,716	2,073,659
Total Liabilities and Stockholders’ Equity	$8,664,654	$4,812,766

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2021	2020
Net sales (including related party sales of $0 and $904,777, respectively)	$3,677,896	$2,648,322
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization shown separately below)	1,151,057	1,520,297
Research and development	2,529,501	2,742,349
Selling, general, and administrative	8,314,575	6,375,637
Depreciation and amortization	573,755	406,240
Total Operating Expenses	12,568,888	11,044,523
Operating Loss	(8,890,992)	(8,396,201)
Non-Operating Income (Expense):
Interest income (expense)	(39,970)	(182,794)
Change in fair value of warrant liability	(86,944)	—
Warrant expense	—	(1,413,273)
Impairment of investment in related party	—	(962,000)
Grant income	61,601	189,507
Other income	56,932	81,137
Other expense	(159,533)	—
Total Other Expense, Net	(167,914)	(2,287,423)
Net Loss before Taxes	(9,058,906)	(10,683,624)
Income tax expense	—	—
Net loss including noncontrolling interest	(9,058,906)	(10,683,624)
Net loss attributable to noncontrolling interest	(1,743)	(63)
Net loss attributable to T Stamp Inc.	$(9,057,163)	$(10,683,561)
Basic and diluted net loss per share attributable to T Stamp Inc.	$(0.48)	$(0.90)
Weighted-average shares used to compute basic and diluted net loss per share	18,837,358	11,817,755

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the years ended December 31,
	2021	2020
Net loss including noncontrolling interest	$(9,058,906)	$(10,683,624)
Other Comprehensive Income:
Foreign currency translation adjustments	138,800	45,133
Total Other Comprehensive Income	138,800	45,133
Comprehensive loss	(8,920,106)	(10,638,491)
Comprehensive loss attributable to noncontrolling interest	(1,743)	(63)
Comprehensive loss attributable to T Stamp Inc.	$(8,918,363)	$(10,638,428)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

										Accumulated
	Series A				Additional				Stockholders’	Other
	Preferred Stock		Common Stock		Paid-In	Treasury Stock		Noncontrolling	Notes	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Interest	Receivable	Income/(Loss)	Deficit	Total
Balance, January 1, 2020	186,137	1,450,000	9,624,975	96,250	6,074,054	1,602,565	—	163,245	(225,000)	(33)	(7,467,462)	91,054
Issuance of preferred Series A warrants	—	—	—	—	2,138,273	—	—	—	—	—	—	2,138,273
Issuance of common warrants	—	—	—	—	88,000	—	—	—	—	—	—	88,000
Issuance of common stock	—	—	542,205	5,422	829,571	(113,455)	—	—	—	—	—	834,993
Conversion of notes and SAFE to Series A preferred stock	189,576	1,062,986	—	—	100,000	—	—	—	—	—	—	1,162,986
Issuance of Series A preferred stock, net of issuance costs	888,739	5,786,189	—	—	—	—	—	—	—	—	—	5,786,189
Conversion of Series A preferred stock to common stock	(1,264,452)	(8,299,175)	6,322,260	63,223	8,235,952	—	—	—	—	—	—	—
Issuance of stock options to current shareholders	—	—	—	—	878,510	—	—	—	(335,161)	—	—	543,349
Stock-based compensation	—	—	1,206,545	12,070	1,962,136	(1,206,545)	—	—	—	—	—	1,974,206
Repayment of shareholder loan through in-kind services	—	—	—	—	—	—	—	—	93,100	—	—	93,100
Currency translation adjustment	—	—	—	—	—	—	—	—	—	45,133	—	45,133
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	(63)	—	—	—	(63)
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	—	—	—	—	(10,683,561)	(10,683,561)
Balance, December 31, 2020	—	—	17,695,985	176,965	20,306,496	282,565	—	163,182	(467,061)	45,100	(18,151,023)	2,073,659
Exercise of warrants to common stock	—	—	75,000	150								150
Issuance of common stock	—	—	2,704,158	27,636	7,605,409	—	—	—	—	—	—	7,633,045
Issuance of warrants	—	—	—	—	1,129,535	—	—	—	—	—	—	1,129,535
Repayment of shareholders loan	—	—	—	—	—	—	—	—	75,000	—	—	75,000
Repayment of shareholders loan through in-kind services	—	—	—	—	—	—	—	—	261,794	—	—	261,794
Stock-based compensation	—	—	—	—	2,780,639	—	—	—	—	—	—	2,780,639
Currency translation adjustment	—	—	—	—	—	—	—	—	—	138,800	—	138,800
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	(1,743)	—	—	—	(1,743)
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	—	—	—	—	(9,057,163)	(9,057,163)
Balance, December 31, 2021	—	—	20,475,143	204,751	31,822,079	282,565	—	161,439	(130,267)	183,900	(27,208,186)	5,033,716

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For years ended December 31,
	2021		2020
Cash flows from operating activities:
Net loss attributable to T Stamp Inc.		$(9,057,163)	$(10,683,561)
Net loss attributable to noncontrolling interest		(1,743)	(63)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization		573,755	406,240
Noncash payment to Euronext advisor		—	155,800
Noncash payment to Ridgegrowth		—	47,672
Stock-based compensation		2,780,639	2,517,555
Change in fair value of warrant liability		86,944	—
Noncash warrant expense		—	1,413,273
Noncash interest expense		—	185,599
Noncash revenue related to Emergent termination		—	(904,777)
Repayment of shareholder loans through in-kind services		261,794	93,100
Write off of investment in Emergent		—	962,000
Changes in assets and liabilities:
Accounts receivable		(1,137,433)	(53,094)
Related party receivables		857	1,817
Prepaid expenses and other current assets		(537,607)	(36,305)
Other assets		19,816	(150,946)
Accounts payable and accrued expenses		176,764	985,353
Related party payables		(195,532)	249,562
Deferred revenue		34,328	328,105
Customer deposit liabilities		280,108	—
Net cash flows from operating activities		(6,714,473)	(4,482,670)

Cash flows from investing activities:
Purchases of property and equipment		(34,217)	(130,128)
Capitalized internally developed software costs		(482,219)	(359,919)
Acquisition of Pixelpin intangible asset		(90,621)	—
Patent application costs		(161,296)	(22,118)
Net cash flows from investing activities		(768,353)	(512,165)
Cash flows from financing activities:
Proceeds from issuance of common stock		7,633,045	263,877
Proceeds from issuance of common stock warrant		1,129,535	—
Proceeds from exercise of warrants to common stock		150	—
Proceeds from loan from Maltese government		856,258	—
Repayment of debt		(344,219)	—
Proceeds from repayment of shareholder loan		75,000
Proceeds from issuance of Series A Preferred Stock		—	6,789,303
Issuance costs of Series A Preferred Stock		—	(1,003,111)
Proceeds from issuance of Series A Preferred Stock warrants		—	300,000
Proceeds from debt, net of issuance cost		—	345,000
Repayment of SAFE note		—	(607,176)
Net cash flows from financing activities		9,349,769	6,087,893
Effect of foreign currency translation on cash		138,800	45,133
Net change in cash and cash equivalents		2,005,743	1,138,191
Cash and cash equivalents, beginning of year		1,469,952	331,761
Cash and cash equivalents, end of year		$3,475,695	$1,469,952

Supplemental disclosure of cash flow information:
Cash paid during the year for interest		$30,215	$128

Supplemental disclosure of noncash activities:
Conversion of convertible notes payable and SAFE to Series A Preferred Stock		$—	$1,062,983
Extinguishment of SAFE for common stock warrants		$—	$125,000
Issuance of common stock warrants for a prepaid sponsorship		$—	$300,000
Extinguishment of Emergent SAFE note for common stock, short term note, revenue, and common stock issuance in the amounts of $513, $399,487, $387,176, $904,777, respectively		$—	$1,691,953
Assignment of Emergent SAFE note to 10Clouds		$—	$200,000
Preferred stock conversion to common stock	$		$8,299,175
Stockholder notes receivable		$—	$335,161

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Description of Business and Summary of Significant Accounting Policies

Description of Business - T Stamp Inc. was incorporated on April 11, 2016 in the State of Delaware. T Stamp Inc. and Subsidiaries (“Trust Stamp”, the “Company”, or “We”) develops and markets identity authentication software solutions for government and enterprise partners and peer-to-peer markets. The Company’s patented proof of liveness technology allows the Company to provide a unique suite of facial biometric based products that address critical needs in the financial, real estate, healthcare, insurance and P2P markets. The Company’s target markets and existing partnerships are characterized by the growing use of cyber connections to establish relationships requiring secure identification. The Company’s products address compliance issues such as Know Your Customer and Anti-Money Laundering as well as safety issues in various industries. Wherever there is a cyber relationship and/or a need for the trusted, secure identification/recognition of the parties to a transaction, Trust Stamp is developing unique products for which there is a growing demand.

Trust Stamp develops proprietary artificial intelligence powered solutions; researching and leveraging biometric science, cryptography, and data mining to deliver insightful identity and trust predictions while identifying and defending against fraudulent identity attacks. We utilize the cutting-edge power and agility of technologies such as GPU processing and neural networks to process data faster and more effectively than has ever previously been possible as well as deliver results at a disruptively low cost for usage across multiple industries, including:

●	Banking/FinTech
●	Humanitarian and Development Services
●	Biometrically Secured Email
●	KYC/AML Compliance
●	Government and Law Enforcement
●	P2P Transactions, Social Media, and Sharing Economy
●	Real Estate, Travel and Healthcare

Stock Split - On August 18, 2021, by written consent of the stockholders, the Company effected a 5-for-1 forward stock split. All share and per share amount in these consolidated financial statements have been retroactively restated to reflect the stock split. The stock split was effective for trading on the market opening of both Euronext Growth and OTCQX on August 23, 2021.

Series A Preferred Stock Offering - On July 17, 2020, we closed our Stock offering, which launched in September 2019, through a combination of private placements, including convertible notes and investments through the Seed Invest platform. We issued through conversion of convertible instruments or sold a total of 1,264,452 shares of Series A Preferred Stock at an offering price of $7.79 per share. As of December 31, 2020, we received gross proceeds of $8.40 million and $7.40 million in cash, net of offering costs of $1.00 million, from this offering through a combination of cash and original investment in convertible notes issued in 2019 that have converted as of December 31, 2020.

In addition to the gross cash proceeds above, as part of the capital raise, the Company also reserved $400 thousand of Class A Common Stock for a portion of the outstanding Emergent SAFE as discussed in Note 5. The Company also reserved stock options and restricted stock awards for employee grants in 2020. Finally, the Company sold warrants for Series A Preferred Stock shares for $600 thousand which is further discussed in Note 4 to the consolidated financial statements and the related notes appearing elsewhere in this registration statement.

On September 8, 2020, the Company and a majority of the shareholders voted to convert all Series A Preferred Stock to Class A Common Stock.

Regulation D Common Stock Offering - On March 12, 2021, the Company launched a Regulation D offering for Class A Common Stock to accredited investors for $5.00 million or 1,633,986 shares. The raise was marketed to the Company’s existing investor email list as well as new investors with an initial minimum investment of $25 thousand and a share price of $3.06 per share. The initial tranche of the round closed on April 5, 2021 with $3.92 million of reserved investment with the contracted sale of 1,279,825 shares of Class A Common Stock. After the initial phase, on April 6, 2021, the Company then offered up to $700 thousand or 182,291 of additional shares, again only to accredited investors, with a $5 thousand minimum investment and a share price of $3.84 per share. The second tranche of the round closed on June 4, 2021 with $82 thousand of reserved investment with the contracted sale of 21,400 shares of Class A Common Stock. The Company incurred offering costs of $61,582 from this offering that were recorded as a reduction of the gross proceeds.

Regulation CF, D, and S Common Stock and Warrant Offering - On August 25, 2021, the Company launched concurrent offerings under Regulation Crowdfunding (“Regulation CF”), Regulation D and Regulation S. The Company initially sought to raise up to $5.00 million in the aggregate between the three offerings through the sale of units, but had the discretion to accept up to $5.00 million in each offering. Each unit consists of 1 share of the Company’s Class A Common Stock, par value $0.01 per share, and 1 warrant to purchase 1 share of Class A Common Stock of the Company in a future registered or exempt offering of the Company (i.e. a Regulation CF, Regulation D, or Regulation S Warrant, as applicable). The minimum target amount under the Regulation CF offering was $100 thousand, which the Company achieved.

For the combined Regulation CF, Regulation D, and Regulation S offerings as of December 31, 2021, we have received gross proceeds of $5,431,852 in cash from the issuance of 1,357,963 units from this offering. The Company incurred offering costs of $621,225 from this offering that were recorded as a reduction of the gross proceeds as of December 31, 2021. In connection to this offering, the Company received $308,420 in gross proceeds from the issuance of 77,105 units to investors after December 31, 2021.

Liquidity - The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits with a loss in the year ended December 31, 2021 of $9.06 million, operating cash outflows of $6.71 million for the same period, and an accumulated deficit of $27.21 million as of December 31, 2021.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and due to the capital raise as discussed in Note 17 to the consolidated financial statements and the related notes appearing elsewhere in this registration statement, we believe that we have sufficient liquidity to support the planned operations of our business for 12 months from the date these financials are issued.

Basis of Consolidation and Presentation - The accompanying consolidated financial statements reflect the activity of the Company and its subsidiaries, Trusted Mail Inc. (“Trusted Mail”), Sunflower Artificial Intelligence Technologies (“SAIT”), Finnovation LLC (“Finnovation”), Trust Stamp Malta Limited (“Trust Stamp Malta”), AIID Payments Limited, Biometric Innovations Limited (“Biometrics”), Trust Stamp Rwanda Limited, and Metapresence Limited. All significant intercompany transactions and accounts have been eliminated.

The Company has entered joint ventures with Biometric Innovations Limited (formerly “Trust Stamp Fintech Limited”) and Trust Stamp Cayman. Biometric Innovations Limited is a company incorporated in the United Kingdom by the Company’s management. The purpose of this entity was to establish beachhead operations in the country in order to service a contract entered by the Company with the National Association of Realtors and Property Mark. This entity remains separate from the Company’s operations and serves as a sales and marketing function for the product “NAEA” which was developed for the contract between the listed parties. Trust Stamp Cayman was established with the intention of taking advantage of enterprise grants which were offered by the Cayman National Government’s Enterprise Zone. No operations were established. Due to common ownership of the Company and these two entities, the Company has funded all operating expenses since inception and as a result, the operations of these entities are included in the consolidated financial statements. On June 11, 2020, the Company entered into a stock exchange with Biometric Innovations Limited, becoming a 100% owner. At December 31, 2021, Biometric Innovation Limited is included as a consolidated entity within the December 31, 2021 financial statements.

Further, we continue to consolidate Tstamp Incentive Holdings “TSIH” which we consider to be a variable interest entity.

Variable Interest Entity - On April 9, 2019, management created a new entity, TSIH. Furthermore, on April 25, 2019, the Company issued 1,602,565 shares of Class A Shares of Common Stock to TSIH that the Board can use for employee stock awards in the future and was recorded initially as treasury stock. On January 8, 2021, 1,033,335 shares were transferred to various employees as a stock award that was earned and outstanding on December 8, 2020 upon the Company being listed on a public market. The remaining 282,565 shares are earmarked for the 2020 employee RSU bonus and recorded to treasury stock as of December 31, 2021.

The Company does not own any of the stock in TSIH; however, it is held by members of the Company’s management. The Company considers this entity to be a variable interest entity (“VIE”) because it is thinly capitalized and holds no cash. Because the Company does not own shares in TSIH, management believes that this gives the Company a variable interest. Further, management of the Company also acts as management of TSIH and is the decision maker as management grants shares held by TSIH to employees of the Company. As this VIE owns only shares in the Company and no other liabilities or assets, the Company is the primary beneficiary of TSIH and will consolidate the VIE.

Use of Estimates – The preparation of the consolidated financial statements in conformity U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates that include, but are not limited to, percentage of completion related to revenue contracts that are not fully complete at the end of a fiscal year, capitalization and estimated useful life of internal-use software, the allowance for doubtful accounts, the fair value of financial assets and liabilities, the useful lives of property and equipment and intangible assets, the recoverability of goodwill, stock-based compensation including the determination of the fair value of our common stock, impairment of long-lived assets, the valuation of deferred tax assets and uncertain tax positions, warrant liabilities, and Simple Agreements for Future Equity (“SAFE”) liabilities. We base our estimates on assumptions, both historical and forward-looking trends, and various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

The World Health Organization declared in March 2020 that the outbreak of the coronavirus disease (“COVID-19”) constituted a pandemic. The COVID-19 pandemic has caused general business disruption worldwide beginning in January 2020. The Company assessed the impacts of the novel coronavirus pandemic on its various accounting estimates and significant judgments, including those that require consideration of forecasted financial information in the context of the unknown future impacts of COVID-19, using information that is reasonably available at this time. The accounting estimates and other matters assessed included, but were not limited to, capitalized internal-use software, the recoverability of goodwill, long-lived assets and investments recorded at cost, useful lives associated with intangible assets and capitalized internal-use software, and the valuation and assumptions underlying stock-based compensation, and warrant liabilities. Based on the Company’s current assessment of these estimates, there was not a material impact to the consolidated financial statements as of and for the year ended December 31, 2021. As additional information becomes available, the Company’s future assessment of these estimates, including updated expectations at the time regarding the duration, scope and severity of the pandemic, could materially and adversely impact its consolidated financial statements in future reporting periods.

Segment Information - The Company has a single operating and reportable segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources.

Risks and Uncertainties - The Company is dependent upon additional capital resources for its planned full-scale operations and is subject to significant risks and uncertainties, including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Major Customers and Concentration of Risks - Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. We maintain our cash and cash equivalents with high-quality financial institutions mainly in the United States, the composition of which are regularly monitored by us. The Federal Deposit Insurance Corporation covers $250,000 for substantially all depository accounts. The Company from time to time may have amounts on deposit in excess of the insured limits. As of December 31, 2021 and 2020, the Company had in U.S. bank accounts $2.25 million and $300 thousand, respectively, which exceeded these insured amounts. Management believes minimal credit risk exists with respect to these financial institutions and the Company has not experienced any losses on such amounts.

For accounts receivable, we are exposed to credit risk in the event of nonpayment by customers to the extent the amounts are recorded in the consolidated balance sheets. We extend different levels of credit to online merchants and maintain reserves for potential credit losses based upon the expected collectability of accounts receivable. We manage credit risk related to our customers by performing periodic evaluations of credit worthiness and consumer indebtedness and applying other credit risk monitoring procedures.

One customer represented 51% and 95% of the balance of total accounts receivable as of December 31, 2021 and 2020. Two other customers represented 41% of total accounts receivable as of December 31, 2021 and no other customer represented more than 10% of total accounts receivable as of December 31, 2020. The Company seeks to mitigate its credit risk with respect to accounts receivable by contracting with large commercial customers and government agencies and regularly monitoring the aging of accounts receivable balances. As of December 31, 2021 and 2020, the Company had not experienced any significant losses on its accounts receivable.

During the year ended December 31, 2021, the Company sold to primarily three customers which made up approximately 91% of total net sales. The remaining revenue recognized during the year ended December 31, 2021, which made up approximately 9% of total net sales, was from various other customers.

Additionally, for the year ended December 31, 2020, the Company sold to two customers which made up approximately 63% of total net sales. The remaining net sales recognized during the year ended December 31, 2020, which made up approximately 37% of total net sales, related to the Tripartite Agreement with Emergent Technology Holdings LP (“Emergent”) as described in Note 5 to the consolidated financial statements and the related notes appearing elsewhere in this registration statement.

The loss of or a substantial reduction in statements of work from the Company’s major customers could have a material effect on the consolidated financial statements.

Foreign Currencies - The functional currencies of the Company’s foreign subsidiaries are the local currencies. For those subsidiaries, the assets and liabilities are translated into U.S. dollars at the exchange rate method at the consolidated balance sheet date. The Company’s other comprehensive income (loss) is comprised of foreign currency translation adjustments related to the Company’s foreign subsidiaries. Income and expenses are translated at the average exchange rates for the period. Foreign currency transaction gains and losses are included in other income or other expense in the consolidated statements of operations.

Cash and Cash Equivalents - Cash and cash equivalents consist of cash in banks and bank deposits. The Company considers all highly liquid instruments purchased with an original maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts - Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts, if any. Allowance for doubtful accounts is based on the Company’s best estimate of probable losses inherent in its accounts receivable portfolio and is determined based on expectations of the customer’s ability to pay by considering factors such as historical experience, financial position of the customer, age of the accounts receivable, current economic conditions, including the ongoing COVID-19 pandemic, and as well as reasonable and supportable forward-looking factors about its portfolio and future economic conditions. Accounts receivable are written-off and charged against an allowance for doubtful accounts when the Company has exhausted collection efforts without success. No allowance for bad debts has been established. Bad debts are recognized when they are deemed uncollectible, and management considers all present receivables fully collectible.

As of December 31, 2021 and 2020, accounts receivable includes unbilled receivables of $109 thousand and $0, respectively.

Property and Equipment, Net - Property and equipment, net are stated at cost less accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful lives of the respective assets. Maintenance and repairs that do not improve or extend the useful lives of the assets are expensed when incurred whereas additions and major improvements are capitalized. Upon sale or retirement of assets, the cost and related accumulated depreciation and are derecognized from the consolidated balance sheet and any resulting gain or loss is recorded in the consolidated statements of operations in the period realized.

Capitalized Internal-Use Software, Net - Costs related to software acquired, developed, or modified solely to meet our internal requirements, with no substantive plans to market such software at the time of development are capitalized. The Company capitalizes eligible costs to develop internal-use software that are incurred subsequent to the preliminary project stage through the development stage. These costs consist of personnel costs (including related benefits and stock-based compensation) that are incurred during the application development stage. Costs incurred during the preliminary project stage and during the post implementation operational stage are expensed as incurred. Maintenance costs are expensed as incurred. The estimated useful life of costs capitalized is evaluated for each specific project. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore changes in amortization expense in future periods.

Business and Asset Acquisitions - When the Company acquires a business, the purchase price is allocated to the tangible and identifiable intangible assets, net of liabilities assumed. Any residual purchase price is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted-average cost of capital and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable. During the measurement period, which may be up to one year from the acquisition date, adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed may be recorded, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of operations.

The Company accounts for a transaction as an asset acquisition pursuant to the provisions of ASU No. 2017-01, Clarifying the Definition of a Business, when substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, or otherwise does not meet the definition of a business. Asset acquisition-related costs are capitalized as part of the asset or assets acquired.

Accounting for Impairment of Long-Lived Assets - Long-lived assets with finite lives include property and equipment, capitalized internal-use software, and intangible assets. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company determined that as of December 31, 2021 and 2020, no property and equipment, capitalized internal-use software, and intangible assets, were impaired.

Goodwill – Goodwill is accounted for in accordance with FASB ASC 350, Intangibles—Goodwill and Other. The Company allocates the cost of an acquired business to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase consideration transferred over the fair value of the net assets acquired, including other intangible assets, is recorded as goodwill. Goodwill is tested for impairment at the reporting unit level at least annually or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. In assessing goodwill for impairment, the Company first assesses qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. In the qualitative assessment, the Company considers factors including economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should the Company conclude that it is more likely than not that the recorded goodwill amounts have been impaired, the Company would perform the impairment test. Goodwill impairment exists when a reporting unit’s carrying value exceeds its fair value. Significant judgment is applied when goodwill is assessed for impairment. There were no impairment charges to goodwill during the years ended December 31, 2021 and 2020.

Fair Value of Assets and Liabilities – The Company follows the relevant U.S. GAAP guidance regarding the determination and measurement of the fair value of assets/liabilities in which fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction valuation hierarchy which requires an entity to maximize the use of observable inputs when measuring fair value. The guidance describes the following three levels of inputs that may be used in the methodology to measure fair value:

Level 1 – Quoted prices available in active markets for identical investments as of the reporting date;

Level 2 – Inputs other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date; and

Level 3 – Unobservable inputs, which are to be used in situations where there is little or no market activity for the asset or liability and wherein the reporting entity makes estimates and assumptions related to the pricing of the asset or liability including assumptions regarding risk.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The estimated fair values of cash, accounts receivable, related party receivables, prepaid expenses and other current assets, other assets, accounts payable, related party payables, accrued expenses, deferred revenue, customer deposit liabilities, nonconvertible notes payable, and SAFE liabilities approximate their carrying values. The Company accounts for its financial assets and liabilities at fair value regularly. The Company evaluates the fair value of its non-financial assets and liabilities on a nonrecurring basis.

Revenue Recognition – The Company derives its revenue primarily from professional services. Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive or the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through the application of the following steps:

●	Identification of the contract, or contracts with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the Company satisfies the performance obligations.

At contract inception, the Company will assess the services agreed upon within each contract and assess whether each service is distinct and determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. In general, each contract with a customer consists of a single performance obligation to perform services in which revenue is recognized when the service has been delivered.

During the year ended December 31, 2021, the Company entered into a significant contract with ICE that contained multiple performance obligations, including software application development, phones, and services to assist ICE. The Company allocates the transaction price for this contract based on the stand-alone selling price of each performance obligation. The Company uses the expected cost-plus margin approach for determining the stand-alone selling prices of the phones and services to assist ICE, as this is believed to be the most accurate method of allocating the transaction price to these performance obligations, maximizing the use of observable inputs. As the Company does not have a similar software application that has been sold to another customer, the Company uses the residual approach for determining the stand-alone selling price of the software application development by subtracting the sum of the stand-alone selling prices for the phones and services to assist ICE from the total transaction price.

Contract Balances - The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, the Company bills many of its customers in advance of the provision of services under its contracts, resulting in contract liabilities consisting of either deferred revenue (a “contract liability”) or customer deposit liabilities. Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. Such amounts are recognized by the Company over the life of the contract upon meeting the revenue recognition criteria, but generally within one year. Customer deposit liabilities consist of billings or payments received in advance of the start of the contractual term or for anticipated revenue generating activities for the portion of a contract term that is subject to cancellation for convenience. Certain of the Company’s arrangements generally include terms that allow the customer to terminate the contract for convenience and receive a refund of the amount of the customer deposit for the percentage of the work not performed prior to the notice of termination. In these arrangements, the Company concluded there are no enforceable rights and obligations after such notice period and therefore the consideration received or due from the customer that is subject to termination for convenience is recorded as customer deposit liabilities.

The payment terms and conditions vary by contract; however, the Company’s terms generally require payment within 30 to 60 days from the invoice date. In instances where the timing of revenue recognition differs from the timing of payment, the Company elected to apply the practical expedient in accordance with ASC 606 to not adjust contract consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when promised goods and services are transferred to the customer and when the customer pays for those goods and services will be one year or less. As such, the Company determined its contracts do not generally contain a significant financing component.

Costs to Obtain and Fulfill Contracts - Incremental costs of obtaining a contract include only those costs that are directly related to the acquisition of contracts, including sales commissions, and that would not have been incurred if the contract had not been obtained. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it is expected that the economic benefit and amortization period will be longer than one year. Costs to obtain contracts were not material in the periods presented. The Company recognizes an asset for the costs to fulfill a contract with a customer if the costs are specifically identifiable, generate or enhance resources used to satisfy future performance obligations, and are expected to be recovered. Costs to fulfill contracts were not material in the periods presented.

Cost of Services Provided – Cost of services provided generally consists of the cost of hosting fees, materials, and cost of labor associated with professional services rendered. Depreciation and amortization expense is not included in cost of services provided.

Research and Development – Research and development costs are expensed as incurred and consist primarily of personnel costs, including salaries and benefits and relate primarily to time spent during the preliminary project stage and post implementation maintenance and bug fixes associated with capitalized internal-use software activities, and front end application development in which technological feasibility has not been established. Depreciation and amortization expense is not included in research and development.

Advertising – Advertising costs are expensed as incurred. Advertising and marketing expense totaled $135 thousand and $70 thousand for the years ended December 31, 2021 and 2020, respectively.

Stock- Based Compensation – The Company accounts for its stock-based compensation arrangements at fair value. Fair value of each stock-based award is estimated on the date of grant using either the Black-Scholes-Merton Model for stock options granted or using the fair value of a common stock for stock grants and restricted stock units. The Black-Scholes-Merton option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common shares, the expected term of the share option, the expected volatility of the price of our common shares, risk-free interest rates, and the expected dividend yield of common shares. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The calculated fair value is recognized as expense over the requisite service period using the straight-line method. Forfeitures are accounted for in the period in which they occur.

Income Taxes - The Company records a provision for income taxes for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax bases of assets and liabilities, as well as for loss and tax credit carryforwards. The deferred assets and liabilities are measured using the statutorily enacted tax rates anticipated to be in effect when those tax assets and liabilities are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

A valuation allowance is established if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income in assessing the need for a valuation allowance.

The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not the position will be sustainable upon examination by the taxing authority, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is measured as the largest amount of benefit which is more likely than not (greater than 50% likely) to be realized upon ultimate settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in income tax expense. The Company makes adjustments to these reserves in accordance with the income tax guidance when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences may affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results.

We continue to record a full valuation allowance on all deferred tax assets given our continued history of operating losses and have an effective tax rate of 0% for both the years ended December 31, 2021 and 2020. Management has evaluated all other tax positions that could have a significant effect on the consolidated financial statements and determined the Company had no uncertain income tax positions at December 31, 2021 and 2020, respectively.

Leases - Leases are reviewed and classified as either capital or operating leases at their inception. In certain lease agreements, we may receive renewal or expansion options, rent holidays, and other incentives. For operating leases, we recognize lease costs on a straight-line basis once we take control of the space, without regard to deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement.

Simple Agreements for Future Equity (“SAFEs”) – The Company has issued several SAFEs in exchange for cash financing. These funds were classified as long-term liabilities (See Note 5 to the consolidated financial statements and the related notes appearing elsewhere in this registration statement). The Company accounted for its SAFEs as liability derivatives under ASC 815, Derivatives and Hedging. If any changes in the fair value of the SAFEs occurred, the Company would have recorded such changes through earnings, under the guidance prescribed by ASC 825-10. There are no outstanding SAFEs as of December 31, 2021 and 2020.

Commitments and Contingencies - Liabilities for loss contingencies arising from claims, disputes, legal proceedings, fines and penalties, and other sources are recorded when it is probable that a liability has been or will be incurred and the amount of the liability can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of such legal costs from insurance policies are recorded as an offset to legal expenses in the period they are received.

Treasury Stock - Repurchased treasury stock is recorded at cost. When treasury stock is resold at a price different than its historical acquisition cost, the difference is recorded as a component of additional paid-in capital in the consolidated balance sheets.

Net Loss per Share Attributable to Common Stockholders – Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by giving effect to all potentially dilutive Class A Shares of Common Stock equivalents for the period. For purposes of this calculation, stock based awards, warrants, and the conversion option of convertible notes are considered to be potential common shares outstanding. Since the Company incurred net losses for each of the periods presented, diluted net loss per share is the same as basic net loss per share. The Company’s potential common shares outstanding were not included in the calculation of diluted net loss per share as the effect would be anti-dilutive.

Recent Accounting Pronouncements Not Yet Adopted - In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases. The standard requires all leases with lease terms over 12 months to be capitalized as a right-of-use asset and lease liability on the balance sheet at the date of lease commencement. Leases will be classified as either financial or operating. This distinction will be relevant for the pattern of expense recognition in the income statement. This standard will be effective for the Company for the calendar year ending December 31, 2022. The Company is currently in the process of evaluating the impact of adoption of this ASU on the consolidated financial statements. See Note 14 to the consolidated financial statements and the related notes appearing elsewhere in this registration statement for current operating leases.

In March 2021, the FASB issued ASU No. 2021-03, Intangibles—Goodwill and Other (Topic 350): Accounting Alternative for Evaluating Triggering Events, an amendment of the FASB Accounting Standards Codification. The amendments in this ASU allow companies to elect not to monitor for goodwill impairment triggering events during the reporting period and instead, to evaluate the facts and circumstances as of the end of the reporting period to determine whether it is more likely than not that goodwill is impaired. This aligns the triggering event evaluation date with the reporting date, whether that date is an interim or annual reporting date. The amendments in this Update are effective for fiscal years beginning after December 15, 2019, with early adoption permitted for both interim and annual financial statements that have not yet been issued or made available for issuance as of March 30, 2021. The Company does not expect this guidance to have a material impact to its consolidated financial statements or related disclosures.

Recently Adopted Accounting Pronouncement – As of January 1, 2020, the Company has adopted, on a prospective basis, ASU 2018-07, Improvements to Nonemployee Share-based Payment Accounting, which results in ASC 505-50, Equity Based Payments to Non-Employees, no longer being applicable to those awards. As a result, non-employee awards will initially be measured consistent with employee awards and revaluation will no longer be required until a counterparty’s performance is complete. The Company did not have a material amount of non-employee awards at adoption and therefore the impact of the adoption of this standard was immaterial.

2.    Pixelpin Acquisition and Patent Approvals

On February 23, 2021, Trust Stamp Malta completed an agreement to acquire Pixelpin, an image-based “Pin-on-Glass” account access solution that alleviates pain-points of traditional login methods while ensuring the security of authentication. The Company paid $91 thousand in cash as consideration for the asset purchase of software intellectual property. The asset acquisition was recorded at 100% of the fair value of the net assets acquired. The allocation of the consideration to the fair value of 100% of the net assets acquired at the date of acquisition is as follows:

Fair Value
Trade name and trademarks	$90,621
Foreign currency translation	1,133
Total	$91,754

In addition to the acquisition, the Company experienced continued growth in its robust intellectual property portfolio adding a total of $161 thousand investment with three new patent issuances and eleven new patent filings during the year ended December 31, 2021.

3.    Borrowings

Convertible Promissory Notes Payable

There are no convertible promissory notes payables outstanding at December 31, 2021 and December 31, 2020. However, there was activity that is shown within the consolidated statement of cash flows and consolidated statement of stockholders’ equity (deficit) for the year ended December 31, 2020.

On December 16, 2016, the Company entered into a convertible promissory note with an investor in which the Company received $100 thousand through the issuance of the convertible promissory note and a warrant to purchase $50 thousand of common stock. The convertible notes payable accrues interest at 5% per annum. The principal, together with all accrued and unpaid interest, was initially due on December 16, 2018 and is not pre- payable unless there is a change in control. An extension was granted by the investor to extend the maturity date to June 30, 2020.

This convertible promissory note, issued on December 16, 2016, include the following conversion terms:

(a)Automatic Conversion – Qualified Financing: Upon the consummation of a Qualified Financing, the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) automatically shall convert into a number of shares of Stock in the Borrower equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the Conversion Price.

(b)Optional Conversion – Non-Qualified Financing: At any time concurrently with or within thirty (30) days after the consummation of a Non-Qualified Financing, the Majority Holders, subject to the terms and conditions set forth herein, shall have the right to convert all, but not less than all, of the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) into a number of shares of Stock in the Borrower equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the Conversion Price.

(c)Optional Conversion: On any date after the date of this Note, the Majority Holders, subject to the terms and conditions set forth herein, shall have the right to convert all, but not less than all, of the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the price per share equal to the quotient of (x) the Valuation Cap divided by (y) the aggregate number of shares of the Common Stock outstanding immediately prior to the effective date of such election (assuming full conversion or exercise of all convertible and exercisable securities then outstanding or reserved, including, without limitation, all issued options and equity grants, the balance of any authorized (but unissued) equity incentive pool and any shares of treasury stock, but excluding the Notes).

Conversion Price: The conversion price for each note is to be at the lesser of (a) the price per share of Stock received by Borrower in a Qualified or Non-Qualified Financing and (b) the price per share equal to the quotient of (i) the Valuation Cap divided by (ii) the aggregate number of shares of Borrower’s common stock (“Common Stock”) outstanding.

Qualified Financing: The Borrower’s next equity financing occurring on or before the Maturity Date, in which the Borrower raises $2.00 million or more in cash through the sale and issuance of preferred stock.

The qualified financing term was triggered for this convertible note payable as $2.00 million was raised prior December 31, 2020. Therefore, this convertible note, along with all accrued interest, totaling $118 thousand was converted to 68,203 shares of Series A Preferred Stock, taking into account the valuation cap, and is no longer reflected as outstanding as of December 31, 2020.

On December 3, 2019, the Company entered into a convertible promissory note with a customer in which it received $700 thousand. Interest accrues at a rate of 0% through December 31, 2020, then 5% thereafter. All unpaid principal and accrued interest shall be due on December 31, 2020 (i.e. the maturity date). However, in the event that the note is not converted into equity securities of the Company, the maturity date shall be extended to December 31, 2025.

This convertible note payable, issued on December 3, 2019, included the following conversion terms:

●	Automatic Conversion: If a Qualified Financing occurs on or prior to the Maturity Date, then the outstanding principal amount of this Note shall automatically convert into fully paid and nonassessable shares of the preferred stock issued in such Qualified Financing at the Conversion Price.
●	Voluntary Conversion if a Non-Qualified Financing Occurs: If a transaction or series of transactions, pursuant to which the Company issues and sells shares of its preferred stock with the principal purpose of raising capital, that does not constitute a Qualified Financing (a “Non-Qualified Financing”) occurs on or prior to December 31, 2020 and prior to the automatic conversion of this Note, then the outstanding principal amount of this Note shall be convertible at the option of Investor into fully paid and nonassessable shares of the Company’s preferred stock issued in the Non-Qualified Financing (the “Non-Qualified Preferred Shares”) at a price per share equal to the price per share paid by the other purchasers of the preferred stock sold in the Non-Qualified Financing (subject to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).
●	Conversion Price: Price per share equal to the lowest price per share paid by other purchasers of the preferred stock sold in the Qualified Financing.
●	Qualified Financing: A transaction or series of transactions pursuant to which the Company issues and sells shares of its preferred stock for aggregate gross proceeds of at least $3 million (including this Note but excluding all proceeds from the incurrence of all other prior indebtedness that is converted into such preferred stock, or otherwise cancelled in consideration for the issuance of such preferred stock) with the principal purpose of raising capital.

The qualified financing term was triggered for this convertible note payable as $3.00 million was raised prior to December 31, 2020 as discussed in Note 1 to the consolidated financial statements and the related notes appearing elsewhere in this registration statement. Therefore, the convertible note was converted to 89,859 shares of Series A Preferred Stock and is no longer reflected as outstanding as of December 31, 2020.

In total, convertible notes in the amount of $818 thousand were converted into shares of Series A Preferred Stock, and ultimately into Common Stock on December 8, 2020, and this total balance is included in the supplemental disclosure of noncash activities within the consolidated statements of cash flows.

Advisor Notes

As part of our raise of Series A Preferred Stock, we agreed to issue to one of our advisors $10 thousand per month in convertible promissory notes, convertible to Series A Preferred Stock. The following relevant terms are stated in the agreement:

Equity Compensation. In addition to the Fixed Fees, Service Provider will receive convertible notes in Client in an amount equal to $10 thousand per month during the Term, based on a per-share dollar value reasonably determined by the Board of Directors of Client (but in no event will the per-share dollar value be more than $7.79 per share for purposes of determining the number of shares to be issued to Service Provider) (the “Equity Compensation” ́). Any Equity Compensation that accrues during the term of this agreement shall be issued within sixty (60) days after the expiration or termination of the Services or this Agreement (whichever occurs first). As of December 31, 2020, we have converted $45 thousand in convertible debt to our advisors to Series A Preferred Stock at a value of $7.79 per share, and ultimately into Common Stock on December 8, 2020. This amount is also included in the transaction costs that are capitalized to the Series A Preferred Stock raise as an issuance cost as described in Note 1 to the consolidated financial statements appearing elsewhere in this registration statement.

As a result, while there was activity in 2020, the balance is no longer recorded as of December 31, 2021 and 2020. This is shown as a supplemental disclosure of noncash activities within the consolidated statement of cash flow for the period ended December 31, 2020.

Non-Convertible Promissory Notes Payable

	As of December 31,
Date Issued	2021	2020
August 10, 2021	$322,190	$—
February 9, 2021	521,816	—
April 22, 2020	—	350,000
Total principal outstanding	844,006	350,000
Less discount	—	(25,511)
Debt net of discount	844,006	324,489
Plus accrued interest	12,252	19,730
Total non-convertible promissory notes payable	$856,258	$344,219

During May 2020, the Company formed a subsidiary in the Republic of Malta, Trust Stamp Malta Limited, with the intent to establish a research and development center with the assistance of potential grants and loans from the Maltese government. As part of the creation of this entity, we entered into an agreement with the government of Malta for a potential repayable advance of up to €800 thousand to assist in covering the costs of 75% of the first 24 months of payroll costs for any employee who begins 36 months from the execution of the agreement on July 8, 2020. On February 9, 2021, the Company began receiving funds and as of December 31, 2021 the Company had received $844 thousand recorded to non-convertible promissory notes.

The Company will pay an annual interest rate of 2% over the European Central Banks (“ECB”) base rate as set on the beginning of the year in review. If the ECB rate is below negative one percent, the interest rate shall be fixed at one percent. The Company will repay a minimum of 10%  of pre-tax profits per annum capped at fifteen percent (15%) of the amount due until the disbursed funds are repaid. At this time, Trust Stamp Malta Limited does not have any revenue generating contracts and therefore, the Company does not believe any amounts shall be classified as current.

On April 22, 2020, the Company entered into a promissory note for $350 thousand with Second Century Ventures (“SCV”) in which the Company received net proceeds of $345 thousand after issuance costs. The unpaid principal, together with any then unpaid and accrued interest and any other amounts payable shall be due and payable on April 22, 2021 or in an event of default or a change in control as defined in the agreement. The note accrues interest at a rate of 8% per annum, compounded monthly. The outstanding principal and all interest were paid off on April 22, 2021.

Concurrently with the issuance of the note on April 22, 2020, the Company entered into a warrant agreement to purchase Class A Shares of Common Stock of the Company with SCV. The warrant agreement issued SCV a warrant to purchase 75,000 shares at a strike price of $0.002 per share through April 22, 2021. At the expiration of the warrant agreement the warrants will be automatically exercised if the fair market value of the exercise shares exceeds the exercise price. If at any time during the term the fair market value of the exercise shares exceeds five times the exercise price the Company shall provide SCV written notice and SCV may elect to exercise the warrant. If at any time during the term of the warrant agreement any portion of the Class A Shares of Common Stock are converted to other securities, the warrants shall become immediately exercisable for that number of shares of the other securities that would have been received if the warrant agreement had been exercised in full prior to the conversion and the exercise price shall be adjusted. We determined that the appropriate classification of this warrant was as an equity instrument that will not be subject to fair value remeasurement going forward. These warrants were exercised on April 22, 2021.

Prior to April 22, 2021, the promissory notes issued included equity classified warrants issued and U.S. GAAP requires that the proceeds from the sale of debt instruments with a separate equity instrument be allocated to the two elements based upon the relative fair values of the debt instrument without the warrant and of the warrant itself at the time of issuance. The portion of the proceeds allocated to the Class A Shares of Common Stock shall be accounted for within stockholders’ equity as additional paid-in capital. The remainder of the proceeds shall be allocated to the debt instrument portion of the transaction and recorded as a debt discount and be charged to interest expense over the life of the convertible notes. The value of the promissory note was allocated on a relative fair value basis between the note and the warrants. This allocation based upon relative fair values of the promissory note and warrant resulted in an amount of $88 thousand being allocated to the equity warrants and $262 thousand being allocated to the promissory notes, resulting in the same amount representing a discount to the promissory note. Accretion expense of $62 thousand and $0 and interest payable of $26 thousand and $0 was recorded during the years ended December 31, 2021 and 2020, respectively.

In conjunction with the Company entering into this promissory note, TSIH entered into a guaranty and stock pledge agreement with SCV (“Secured Party”) on April 22, 2020. As part of this agreement the payment and performance of the note are secured by 325,000 Class A Shares of the Common Stock of the Company pledged through TSIH. In addition, we pledged 75,000 shares for the underlying warrants. As stated in the agreement the following rights exist for the Secured Party:

Rights With Respect to Distributions: During the continuance of an Event of Default (as defined in the Note), all rights of Pledgor to receive dividends, cash, securities, instruments and other distributions shall cease and all rights to dividends, cash, securities and other distributions shall thereupon be vested in the Secured Party; the Secured Party shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends, cash, securities, instruments and other distributions.

Irrevocable Proxy/Voting Rights: So long as no Event of Default exists, subject to any other applicable provision of this Agreement, Pledgor shall be entitled to exercise all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement.

Release of Pledge: Anything to the contrary herein notwithstanding, the Secured Party shall release the Pledged Collateral from pledge hereunder upon full payment to the Secured Party of all Pledge Obligations and upon such release the Secured Party shall deliver to Pledgor all Pledged Collateral then in the Secured Party’s possession.

We do not have a history of dividends or other distributions, we maintain all voting rights, and have repaid the note prior on April 22, 2021. The shares are held solely as pledged collateral for the promissory note we obtained. We determined there was no impact recorded to the consolidated financial statements for the year ended December 31, 2021 other than reflecting them as outstanding as of December 31, 2021.

On June 11, 2020, we entered into an agreement with Emergent, as described in Note 5 to the consolidated financial statements appearing elsewhere in this registration statement, whereby their SAFE would be extinguished in exchange for several forms of consideration. As part of that agreement, one form of consideration is that the Company issued promissory notes to Emergent in the amount of $387 thousand which is due in two tranches of $200 thousand and $187 thousand in August and September 2020, respectively. No interest is due and payable under these notes if we pay by the maturity dates previously described. We paid within the maturity date.

4.    Warrants

Liability Classified Warrants

The following table presents the change in the liability balance associated with the liability-classified warrants, which are classified in Level 3 of the fair value hierarchy from January 1, 2020 to December 31, 2021:

Warrants ($)
Balance as of January 1, 2020	$287,750
Additional warrants issued	—
Change in fair value	—
Balance as of December 31, 2020	$287,750
Additional warrants issued	—
Change in fair value	86,944
Balance as of December 31, 2021	$374,694

As of December 31, 2021, the Company has issued a customer a warrant to purchase up to $1.00 million of capital stock in a future round of financing at a 20% discount of the lowest price paid by another investor. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires on November 30, 2026. The Company evaluated the provisions of ASC 480, Distinguishing Liabilities from Equity, noting the warrant should be classified as a liability due to its settlement being for a variable number of shares and potentially for a class of shares not yet authorized. The warrant was determined to have a fair value of $250 thousand which was recorded as a deferred contract acquisition asset and to a warrant liability during the year ended December 31, 2016 and was amortized as a revenue discount prior to the current periods presented. The fair value of the warrant was estimated on the date of grant by estimating the warrant’s intrinsic value on issuance using the estimated fair value of the Company as a whole and has a balance of $250 thousand as of December 31, 2021.

The Company has issued an investor warrant to purchase $50 thousand of Class A Shares of Common Stock. The warrants were issued on December 16, 2016. There is no vesting period, and the warrants expire in 10 years from the issuance date. The warrant agreement states that the investor is entitled to the “number of shares of Common Stock with a Fair Market Value as of the Determination Date of $50,000”. The determination date is defined as the “date that is the earlier of (A) the conversion of the investor’s Note into the equity interests of the Company or (B) the maturity date of the Note.” The investor converted the referenced Note on June 30, 2020, therefore, the determination date. The number of shares to be purchased is settled as 32,092 shares as of June 30, 2020. The exercise price of the warrants is variable until the exercise date.

The Company used a Black-Scholes-Merton pricing model to determine the fair value of the warrants and uses this model to assess the fair value of the warrant liability. As of December 31, 2021, the warrant liability is recorded at $125 thousand which is a $87 thousand increase from the balance as of December 31, 2020 of $38 thousand.

Equity Classified Warrants

	As of December 31,
Warrant Issuance Date	Strike Price	2021	2020
September 30, 2016	$0.170	400,641	400,641
November 9, 2016	$0.620	400,640	400,640
January 23, 2020	$1.600	932,210	932,210
January 23, 2020	$1.600	4,660,555	4,660,555
April 22, 2020	$0.002	—	75,000
August – December 2021	$4.000	1,357,963	—
Total warrants outstanding		7,752,009	6,469,046

On September 30, 2016, the Company issued REach a warrant to purchase 400,641 shares of Class A Shares of Common Stock with an exercise price of $0.17 per share. There is no vesting period, and the warrant expires on September 30, 2026. The fair value of the warrant was estimated on the date of grant using the Black-Scholes-Merton model. These warrants remain outstanding as of December 31, 2021.

The Company has issued a customer a warrant to purchase 400,640 shares of Class A Shares of Common Stock with an exercise price of $0.62 per share. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires on November 30, 2026. The Company used a Black-Scholes-Merton pricing model to determine the fair value of the warrant. The fair value of the warrant issued in connection with the customer contract was determined to be $0.46 per share and had a fair value of $183 thousand which was recorded as a deferred contract acquisition asset and to additional paid-in capital during the year ended December 31, 2016 and which was amortized as a revenue discount in the periods prior to those presented. The fair value of the warrant issued is recorded as a revenue discount as it is considered a sales incentive.

These warrants remain outstanding as of December 31, 2021.

In January 2020, the Company has issued to an investor a warrant to purchase 932,210 shares of the Company’s Class A Shares of Common Stock at an exercise of $1.60 per share in exchange for the cancellation of a $100 thousand SAFE issued on August 18, 2017 by the Company’s affiliate Trusted Mail Inc. with an agreed value of $125 thousand. See Note 5 to the consolidated financial statements appearing elsewhere in this registration statement for the reduction in SAFE liability for this amount. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

In January 2020, the Company has issued to an investor a warrant to purchase 4,660,555 shares of the Company’s Class A Shares of Common Stock at a strike price of $1.60 per share in exchange for $300 thousand in cash and “Premium” sponsorship status with a credited value of $100 thousand per year for 3 years totaling $300 thousand. This “premium” sponsorship status provides the Company with certain benefits in marketing and networking, such as the Company being listed on the investor’s website, as well providing the Company certain other promotional opportunities organized by the investor. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

The fair value of the two warrants above issued in January 2020 was estimated on the date of grant using the Black-Scholes-Merton model and was valued using the following assumptions:

Fair value of Class A Shares of Common Stock	$1.56
Exercise price	$1.60
Risk free interest rate	1.58%
Dividend yield	0%
Expected volatility	44%
Contractual term	2 years

The total fair value of these warrants was determined to be $2.14 million and is recorded in the consolidated statements of stockholders’ equity (deficit). Thus, fair value is $1.40 million in excess of the total consideration received for the warrants of $725 thousand. This amount is expensed in the consolidated statement of operations for the year ended December 31, 2020. These warrants remain outstanding as of December 31, 2021.

As discussed in Note 3 to the consolidated financial statements appearing elsewhere in this registration statement, the Company issued equity classified warrants in conjunction with the venture debt issued to SCV on April 22, 2020. As the warrants vested immediately and had a $0.002 strike price, we did not calculate the value using a Black-Scholes-Merton model. Rather we valued them at the price per share of the Series A Preferred Stock, $7.79, given the immediate exercisability and nominal strike price. This value was then used to perform the allocation between the debt and equity to arrive at a warrant value of $88 thousand. These warrants were exercised on April 22, 2021 to purchase 75,000 of the Company’s Class A Shares of Common Stock for $150.

On August 25, 2021, the Company launched concurrent offerings under Regulation CF, Regulation D, and Regulation S. The Company initially sought to raise up to $5.00 million in the aggregate between the three offerings through the sale of units, but had the discretion to accept up to $5.00 million in each offering. Each unit consists of 1 share of the Company’s Class A Common Stock, par value $0.01 per share, and 1 warrant to purchase 1 share of Class A Common Stock of the Company in a future registered or exempt offering of the Company (i.e. a Regulation CF, Regulation D, or Regulation S Warrant, as applicable). The proceeds were allocated between the Company’s Class A Common Stock and the warrants using the relative fair value method.

For the combined Regulation CF, Regulation D, and Regulation S offerings as of December 31, 2021, we have issued 1,357,963 units, which includes 1,357,963 warrants to purchase shares of Class A Common Stock of the Company with an exercise price of $4.00 per share. These warrants were not exercisable until January 26, 2022 when the Company received SEC qualification of its offering statement on Form 1-A. These warrants expire as of the earlier of: (a) January 26, 2023, (b) the acquisition of the Company by another entity, or (c) immediately prior to the closing of a firm commitment underwritten public offering.

The fair value of the warrants was estimated on the date of grant using the Black-Scholes-Merton model and was valued using the following assumptions:

Fair value of Class A Shares of Common Stock	$2.48 – 5.55
Exercise price	$4.00
Risk free interest rate	0.07 – 0.30%
Dividend yield	0%
Expected volatility	52.86 – 57.21%
Contractual term	1 year

These warrants remain outstanding as of December 31, 2021.

5.    SAFE Liabilities

The following tables present the change in the SAFE liabilities balance, which are classified in Level 3 of the fair value hierarchy, for the years ended December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
Balance, beginning of year	$—	$2,236,953
Issuance of SAFEs	—	200,000
Settlement of SAFEs	—	(2,111,953)
Exchange of SAFEs for Warrants	—	(125,000)
Conversion of SAFE to Series A Preferred Stock	—	(200,000)
Accretion of discount	—	—
Balance, end of year	$—	$—

Trusted Mail

On July 13, 2017, Trusted Mail entered into a Common Stock Purchase Agreement with an investor and issued 150 shares of Trusted Mail common stock in exchange for $1.5 thousand, which represented 15% of the authorized capital as of the agreement date. Subsequently on August 18, 2017, Trusted Mail entered into a SAFE with this same investor in exchange for $100 thousand. Under the terms of the SAFE, Trusted Mail issued the right to receive $100 thousand worth of Preferred Stock in a future equity financing at a 20% discount. The Company accreted the SAFE liability to its fair value including this 20% discount over an expected outstanding period of two years. Noncash interest expense recognized on this SAFE liability during the years ended December 31, 2021 and 2020 totaled $0. The outstanding balance of the SAFE liability at December 31, 2021 and 2020 totaled $0.

There is also a Put Right related to the investor’s 15% ownership in Trusted Mail. In the event that (i) Trusted Mail enters into an agreement with a third party that has a competitive business model that would result in competitive business activities by Trusted Mail, or (ii) Trusted Mail engages in competitive business activities, the investor has the right to require Trusted Mail to repurchase all but not less than all the shares or securities of Trusted Mail owned by the investor and its affiliates. The fair market value of this put right was $0 at both December 31, 2021 and 2020. On January 23, 2020, this SAFE liability was extinguished in exchange for warrants granted by the Company. See Note 4 to the consolidated financial statements appearing elsewhere in this registration statement for further discussion of this transaction.

Emergent and Tripartite Agreement

The Company and Emergent entered into a SAFE in which Emergent obtained the right to shares of the Company’s stock (purchase amount of $2.11 million and valuation cap of $20.00 million) that would be exercised upon a qualified equity financing. A put option also exists in this agreement in which at the earlier of 18 months from the agreement date and the date on which the Company has raised more than $7.00 million of qualified equity financing, Emergent may require repayment of the unrepaid element of the purchase amount and the Company would be required to make such repayment.

On February 4, 2020, the Company entered into a tripartite agreement with Emergent and 10Clouds whereby:

●	The Company received a Purchase Order from Emergent in which Emergent requested $300 thousand worth of services to be provided by the Company under mutually agreed statements of work from the effective date through December 31, 2020. The intention of these services is to reduce the Emergent SAFE amount owed by the Company.
●	The Company entered into statements of work with 10Clouds for appropriate sub-contract work under the Purchase Order.
●	The Company issued an additional SAFE to 10Clouds for $200 thousand subject to an absolute right for the Company at its option to redeem that $200 thousand for cash or settle it through the conversion to Series A Preferred Stock.
●	Emergent reduced the balance due on the Emergent SAFE by $500 thousand with immediate effect and asserts the outstanding balance to be $1.61 million.

On June 11, 2020, the Company entered into additional agreement with Emergent whereby:

●	Emergent issued an irrevocable Purchase Order for $500 thousand worth of services to be provided by the Company under mutually agreed statements of work from the effective date through December 31, 2020. We subsequently entered into a SOW with 10Clouds for $500 thousand to provide the requested services.
●	Emergent forgave $104 thousand of the value of the SAFE to represent expected profit margin for the $500 thousand worth of services described above.
●	The Company issued $400 thousand of Class A Shares of Common Stock to Emergent’s designated assignees at a price of $1.56 per share (256,740 shares). This has been reflected in the consolidated statements of stockholders’ equity (deficit) as of December 31, 2020.
●	The Company paid Emergent $220 thousand and this has been reflected in the consolidated statements of cash flows.
●	The Company entered into a promissory note with Emergent for $387 thousand payable which has been paid and reflected in the consolidated statements of cash flows.

The intention of the above services and transactions is to wholly settle the SAFE and as of December 31, 2020, the Emergent SAFE was extinguished in full. The Company converted the $200 thousand SAFE note into 25,674 shares of Series A Preferred Stock which was subsequently converted to Class A Shares of Common Stock on September 8, 2020 along with all shares of Series A Preferred Stock.

As it pertains to the SOWs and profit margin discussed above, Emergent approached the Company for assistance building a software solution that incorporates several of our proprietary technologies to be built with the assistance of 10Clouds, a related party. As of the consolidated balance sheet date of December 31, 2020 the full scope of the project has been agreed upon with Emergent and all services have been delivered. As a result, we have recorded revenue of $904 thousand and costs of services provided of $780 thousand related to fulfilling this performance obligations of this arrangement. The cost of services provided are associated with 10Clouds, a related party as further discussed in Note 13 to the consolidated financial statements appearing elsewhere in this registration statement.

6.    Balance Sheet Components

Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2021	2020
Prepaid operating expenses	$319,996	$118,245
Rent deposit	100,425	71,096
VAT receivable associated with SAIT	68,798	39,752
Prepaid sponsorship	100,000	100,000
Tax credit receivable	75,106	—
Miscellaneous receivable	332,277	129,902
Prepaid expenses and other current assets	$996,602	$458,995

Capitalized internal-use software, net

Capitalized internal-use software, net consisted of the following:

		As of December 31,
	Useful Lives	2021	2020
Internally developed software	5 years	$2,538,395	$2,056,176
Less accumulated depreciation		(1,378,351)	(924,692)
Capitalized internal-use software, net		$1,160,044	$1,131,484

Amortization expense is recognized on a straight-line basis and for the years ended December 31, 2021 and 2020 totaled $454 thousand and $381 thousand, respectively.

Property and equipment, net

Property and equipment, net consisted of the following:

		As of December 31,
	Useful Lives	2021	2020
Computer equipment	3-4 years	$125,139	$123,787
Furniture and fixtures	10 years	28,870	20,789
Property and equipment, gross		154,009	144,576
Less accumulated depreciation		(42,241)	(16,601)
Property and equipment, net		$111,768	$127,975

Depreciation expense is recognized on a straight-line basis and for the years ended December 31, 2021 and 2020 totaled $50 thousand and $16 thousand, respectively.

Other assets

Other assets consisted of the following:

	As of December 31,
	2021	2020
Tax credit receivable	$178,140	$97,956
Prepaid sponsorship	—	100,000
Other assets	$178,140	$197,956

Accrued expenses

Accrued expenses consisted of the following:

	As of December 31,
	2021	2020
Compensation payable	$597,849	$651,053
Accrued employee taxes	349,256	85,665
Other accrued expenses	112,427	72,485
Accrued expenses	$1,059,532	$809,203

7.    Goodwill and Intangible Assets

There were no changes in the carrying amount of goodwill for the years ended December 31, 2021 and 2020.

Intangible assets at December 31, 2021 and 2020 consisted of the following:

		As of December 31,
	Useful Lives	2021	2020
Patent application costs	3 years	$207,630	$46,333
Trade name and trademarks	3 years	86,999	—
Intangible assets, gross		294,629	46,333
Less: Accumulated amortization		(92,822)	(23,951)
Intangible assets, net		$201,807	$22,382

Amortization expense for the years ended December 31, 2021 and 2020 totaled $70 thousand and $9 thousand, respectively.

Estimated future amortization expense of intangible assets is as follows:

Years Ending December 31,	Amount
2022	$90,138
2023	88,430
2024	23,239
$201,807

8.    Revenue Recognition

Contract Balances

The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, the Company bills many of its customers in advance of the provision of services under its contracts, resulting in contract liabilities consisting of either deferred revenue (a “contract liability”) or customer deposit liabilities. Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. Such amounts are recognized by the Company over the life of the contract upon meeting the revenue recognition criteria, but generally within one year. Customer deposit liabilities consist of billings or payments received in advance of the start of the contractual term or for anticipated revenue generating activities for the portion of a contract term that is subject to cancellation for convenience. Certain of the Company’s arrangements generally include terms that allow the customer to terminate the contract for convenience and receive a refund of the amount of the customer deposit for the percentage of the work not performed prior to the notice of termination. In these arrangements, the Company concluded there are no enforceable rights and obligations after such notice period and therefore the consideration received or due from the customer that is subject to termination for convenience is recorded as customer deposit liabilities.

Remaining Performance Obligations

The Company’s arrangements with its customers often have terms that span over multiple years. However, the Company generally allows its customers to terminate contracts for convenience prior to the end of the stated term with less than twelve months’ notice. Revenue allocated to remaining performance obligations represents noncancelable contracted revenue that has not yet been recognized, which includes deferred revenue and, in certain instances, amounts that will be invoiced. The Company has elected the practical expedient allowing the Company to not disclose remaining performance obligations for contracts with original terms of twelve months or less. Cancelable contracted revenue, which includes customer deposit liabilities, is not considered a remaining performance obligation. As of December 31, 2021 and 2020 the Company does not have any related performance obligations for contracts with terms exceeding twelve months.

Disaggregation of Revenue

	For the years ended
	December 31,
	2021	2020
Revenue Type
Professional services (over time)	$3,477,896	$2,498,322
License fees (over time)	200,000	150,000
Total Revenue	$3,677,896	$2,648,322

9.    Income Taxes

Net loss before taxes consisted of the following:

	For the years ended December 31
	2021	2020
U.S.	$(4,808,983)	$(9,389,930)
Non U.S.	(4,249,923)	(1,293,694)
Net loss before taxes	$(9,058,906)	$(10,683,624)

The components of income tax expense are as follows:

For the years ended December 31,
	2021	2020
Current:
U.S. Federal	$—	$—
U.S. State	—	—
Non U.S.	—
	$—	$—
Deferred:
U.S. Federal	$—	$—
U.S. State	—	—
Non U.S.	—	—
	$—	$—
—
Total income tax expense	$—	$—

A reconciliation of the expected tax provision (benefit) at the statutory federal income tax rate to the Company’s recorded tax provision (benefit) consisted of the following:

	For the years ended December 31,
	2021	2020
Expected tax provision (benefit) at U.S. federal statutory rate	$(1,902,004)	$(2,245,696)
State income taxes, net of federal benefit	1,560	158,006
Foreign tax rate differential	(475,504)	(84,937)
Change in valuation allowance	2,096,141	2,425,226
Prior year deferred tax adjustments	(1,083)	(133,421)
Other	280,890	(119,178)
Total provision (benefit) for income taxes	$—	$—

Temporary differences that give rise to significant portions of the deferred tax assets are as follows:

	As of December 31,
	2021	2020
Deferred Tax Assets:
Net operating losses	$4,975,559	$3,487,171
Tax credits	176,975	176,975
Equity compensation	1,193,450	539,274
Other - accruals	104,807	—
Other	11,528	130,217
Total Deferred Tax Assets	6,462,319	4,333,637
Deferred Tax Liabilities:
Capitalized internal-use software, net	(245,453)	(212,912)
Total Deferred Tax Liabilities	(245,453)	(212,912)
Net Deferred Tax Assets	6,216,866	4,120,725
Valuation allowance	(6,216,866)	(4,120,725)
Deferred Tax Assets, Net	$—	$—

Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, management considers all available positive and negative evidence affecting specific deferred tax assets, including the Company’s past and anticipated future performance, the reversal of deferred tax liabilities, the length of carry-back and carry-forward periods, and the implementation of tax planning strategies.

Objective positive evidence is necessary to support a conclusion that a valuation allowance is not needed for all or a portion of deferred tax assets when significant negative evidence exists. The Company’s cumulative losses in recent years are the most compelling form of negative evidence considered by management in making this determination. For the years ended December 31, 2021 and 2020, the net increase in the total valuation allowance was $2,096,141 and $2,425,226, respectively, and management has determined that based on all available evidence, a valuation allowance of $6,216,866 and $4,120,725 is appropriate at December 31, 2021 and 2020, respectively.

At December 31, 2021, the Company had Federal net operating loss carrying forwards of $14,221,909. Net operating losses generated for years ended December 31, 2017 and prior total $574,051 and will expire in 2037. Net operating losses generated beginning in 2018 total $13,647,858 and have an indefinite life. At December 31, 2021, the Company had state net operating loss carry forwards of $3,257,174. State net operating losses generated for years ending December 31, 2017 and prior total $574,051 and will expire in 2037. Net operating losses generated beginning in 2018 total $2,683,123 and have an indefinite life. At December 31, 2021, the Company had foreign net operating loss carry forwards of $5,544,843 with an indefinite carry forward period. Foreign net operating losses of $171,625 will begin to expire in 2026.

Included in the balance of unrecognized tax benefit as of December 31, 2021 and 2020, are $44,244 and $44,244 respectively, of tax benefits that, if recognized, would affect the effective tax rate.

The Company recognizes accrued interest related to unrecognized tax expenses and penalties as income tax expense. Related to the unrecognized tax benefits noted above, the Company accrued $0 of interest during 2021, and $0 of penalty, and in total, as of December 31, 2021 has recognized $0 of interest and penalty. As of December 31, 2021, no significant increases or decreases are expected to the Company’s uncertain tax positions within the next twelve months. It is the Company’s policy to recognize interest and penalties related to income tax matters in income tax expense. The Company has not accrued, and penalties related to uncertain tax positions due to offsetting tax attributes as of December 31, 2021 or 2020.

The Company is subject to taxation in the US and various state jurisdictions. As of December 31, 2021 the Company’s tax returns for 2018, 2019, and 2020 are subject to full examination by the tax authorities. As of December 31, 2021, the Company is generally no longer subject to state or local examinations by tax authorities for years before 2018, except to the extent of NOLs generated in prior years claimed on a tax return.

10.    Stock Awards and Stock-based Compensation

From time to time, the Company may issue stock awards in the form of Class A Shares of Common Stock grants, Restricted Stock Units (RSUs), or Class A Shares of Common Stock options with vesting/service terms. Stock awards are valued on the grant date using the Company’s common stock share price quoted on an active market. Stock options are valued using the Black-Scholes-Merton pricing model to determine the fair value of the options. We generally issue our awards in terms of a fixed monthly value, resulting in a variable number of shares being issued or in terms of a fixed monthly share number.

During the years ended December 31, 2021 and 2020, the Company entered into agreements with advisory board members and other external advisors to issue cash payments and stock awards in exchange for services rendered to the Company on a monthly basis. The total granted stock-based awards to advisory board members and other external advisors during the years ended December 31, 2021 and 2020 included grants totaling, $141 thousand and $42 thousand, respectively, options totaling $114 and $0, respectively, and RSUs totaling $297 thousand and $0, respectively.

In addition to issuing stock awards to advisory board members and other external advisors, during the years ended December 31, 2021 and 2020, the Company granted stock-based awards to multiple employees. The total granted stock-based awards to employees during the years ended December 31, 2021 and 2020 included grants totaling, $369 thousand and $174 thousand, respectively, options totaling $500 thousand and $692 thousand, respectively, and RSUs totaling $1.47 million and $1.61 million, respectively.

The following table summarizes stock option activity for the years ended December 31, 2021 and 2020:

			Weighted
		Weighted	Average
		Average	Remaining
	Options	Exercise Price	Contractual	Aggregate
	Outstanding	Per Share	Life (years)	Intrinsic Value
Balance as of January 1, 2020	53,555	$0.93	2.26	$33,866
Options granted	1,719,364	1.26
Options exercised	—	—
Options canceled and forfeited	(38,890)	1.32
Balance as of December 31, 2020	1,734,029	1.26	3.21	527,450
Options granted	261,736	1.51
Options exercised	—	—
Options canceled and forfeited	(20,755)	0.77
Balance as of December 31, 2021	1,975,010	1.28	2.42	5,365,737
Options vested and exercisable as of December 31, 2021	1,975,010	$1.28	2.42	$5,365,737

The aggregate intrinsic value of options outstanding, exercisable, and vested and exercisable is calculated as the difference between the exercise price of the underlying options and the fair value of the Company’s common stock. The aggregate intrinsic value of options exercised during the years ended December 31, 2021 and 2020 was $0 and is calculated based on the difference between the exercise price and the fair value of the Company’s common stock as of the exercise date.

The weighted average grant-date fair value of options granted during the years ended December 31, 2021 and 2020 was $1.91 and $0.41 per share, respectively. The total grant-date fair value of options that vested during the years ended December 31, 2021 and 2020 was $500 thousand and $710 thousand, respectively.

On December 31, 2021, the Company had 1,975,010 stock options that were earned, outstanding, and exercisable of which all are fully vested options. As of December 31, 2021 the Company had 168,502 common stock grants that were earned but not yet issued. The Company had 634,502 Restricted Stock Units (“RSUs”) granted but not yet vested on December 31, 2021. All RSUs issued and outstanding were granted during the year ended December 31, 2021 and will fully vest by January 2, 2023. The Company had unrecognized stock compensation related to the RSUs of $316 thousand as of December 31, 2021.

The following assumptions were used to calculate the fair value of options granted during the year ended December 31, 2021:

Fair value of Class A Shares of Common Stock	$1.56-5.20
Exercise price	$0.75-4.00
Risk free interest rate	0.20-0.95%
Expected dividend yield	0%
Expected volatility	52.86-58.91%
Expected term	1-3 Years

Awards that vested on a public listing or change of control

On January 18, 2020, the Company allocated a total of 1,033,335 shares of Class A Shares of Common Stock held by TSIH to various employees. The stock awards only vest upon the Company being listed on a public market. The allocation would also vest immediately with no hold period upon a Company transaction that would result in a third-party acquiring control of the Company as the Company will seek to have the acquirer agree to purchase reserved stock for cash.

These stock awards vested on December 8, 2020, resulting in $1.60 million of stock-based compensation expense and an accrual for $499 thousand of a cash bonus to cover the issue value of the shares.

Stock-based compensation expense

Our consolidated statements of operations include stock-based compensation expense as follows:

	For the years ended December 31,
	2021	2020
Cost of services provided	$160,504	$126,675
Research and development expense	493,336	1,071,984
Selling, general, and administrative	2,126,799	1,318,896
Total stock-based compensation expense	$2,780,639	$2,517,555

11.    Stockholders’ Equity

Common Stock

At December 31, 2021, the Company was authorized to issue 39,500,000 shares, consisting of (a) 37,500,000 shares of common stock and (b) 2,000,000 shares of preferred stock. Shares of common stock are designated as Class A Shares or Class B Shares.

The Class A Shares and Class B Shares are identical in all respects except as stated below. The holders of Class A Shares are entitled to one vote for each Class A Share held at all meetings of stockholders. Except as required by applicable law, the holders of Class B Shares shall have no voting rights with respect to such shares; provided, that the holders of Class B shares shall be entitled to vote (one vote for each Class B Share held) to the same extent that the holders of Class A Shares would be entitled to vote on matters as to which non-voting equity interests are permitted to vote. There were no Class B Shares issued and outstanding as of December 31, 2021 and 2020.

Series A Convertible Preferred Stock

The Company is authorized to issue preferred stock, which was designated as Series A Preferred Stock.

Significant rights and preferences of the above redeemable convertible preferred stock prior to its conversion into Class A common stock were as follows:

Liquidation Preference

The holders of Series A Preferred Stock have liquidation preference over the holders of common stock in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or any Deemed Liquidation Event as defined by the Amended and Restated Certificate of Incorporation.

Voting

The holders of Series A Preferred Stock are entitled to a number of votes equal to the number of whole shares of common stock into which the share of Series A Preferred Stock is convertible as of the record date.

Conversion

The Series A Preferred Stock is convertible into common stock at the option of the holder by dividing the original issue price of the Series A Preferred Stock by the Conversion Price for the common stock as defined by the Amended and Restated Certificate of Incorporation. The Series A Preferred Stock is also subject to a mandatory conversion upon either (1) the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, or (2) the date and time, or the occurrence of an event, specified by a vote of the majority holders of Series A Preferred Stock. Clause (1) was triggered during the year ended December 31, 2020 causing all shares of Series A Preferred Stock to convert into Class A Shares of Common Stock.

As of September 8, 2020, the Company and a majority of the Series A Preferred Stockholders voted to convert all Series A Preferred Stock to shares of Class A Common Stock, and it was effected on that date. There was no Series A Preferred Stock issued and outstanding as of December 31, 2021 and 2020.

Dividends

The Company may declare dividends that would be pro rata on the common stock and Series A Preferred Stock on a pari passu basis according to the number of shares of common stock held by the holders or the number of shares of common stock issuable upon conversion of the Series A Preferred Stock. No dividends were declared during 2021 and 2020 before the Series A Preferred Stock were converted on September 8, 2020.

12.    Net Loss per Share Attributable to Common Stockholders

The following table presents the calculation of basic and diluted net loss per share:

	For the years ended December 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(9,057,163)	$(10,683,561)

Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders	18,837,358	11,817,775

Net loss per share attributable to common stockholders	$(0.48)	$(0.90)

The following potentially dilutive securities were excluded from the computation of diluted net loss per share calculations for the years ended December 31, 2021 and 2020 because the impact of including them would have been anti-dilutive:

	For the years ended December 31,
	2021	2020
Options, RSUs, and grants	2,777,904	1,757,019
Warrants	8,645,463	7,440,332
Total	11,423,367	9,197,351

13.    Related Party Transactions

Related party payables of $253 thousand and $448 thousand at December 31, 2021 and 2020, respectively, primarily relate to amounts owed to 10Clouds, the Company’s third-party contractor for software development and investor in the Company, and smaller amounts payable to members of management as expense reimbursements. Total costs incurred in relation to 10Clouds for the years ended December 31, 2021 and 2020, totaled approximately $1.08 million and $1.91 million, respectively, of which certain amounts were recorded as capitalized internal-use software, research and development, or cost of services provided. A member of management provides legal services to the Company from a law firm privately owned and separate from the Company. Certain services are provided to the Company through this law firm. Total expenses incurred by the Company in relation to these services totaled $32 thousand and $100 thousand during the years ended December 31, 2021 and 2020, respectively. Amounts payable as of December 31, 2021 and 2020 was $0.

As described in Note 16 to the consolidated financial statements appearing elsewhere in this registration statement, the Company rendered services to Emergent under a statement of work as part of the July 1, 2019 settlement agreement. Total revenue recognized under this agreement totaled $0 and $904 thousand during the years ended December 31, 2021 and 2020 and was part of the SAFE settlement and not realized in cash.

The Company has agreed, with effect from November 13, 2020, to grant a three-year loan in the amount of $335 thousand with an abated interest rate of 0.25% per annum to an advisory contractor to purchase 1,408,240 options. The options provide for the right to acquire shares of Class A Common Stock at a strike price of $1.20 per share. The options have no vesting period and will expire in 24 months after the date of issuance. The loan will be repaid with in-kind services from the contractor at a rate of $9 thousand per month for 36 months.

On August 16, 2017, the Company entered into three shareholder loan agreements with three related parties for $75 thousand each at an interest rate abated to the Applicable Federal Rate at August 2017 of ninety-six basis points. The loans were issued in exchange for 176,282 (22 pre-pre-split) shares each and are payable to Company on the earlier of three years from the date of the Agreement, or within ninety (90) days upon liquidation of the loan’s underlying security. On July 28, 2020 and August 16, 2021, the Company extended the shareholder loans maturity date of these loans by one year on each date for a total extension of two years from the original maturity date. On November 18, 2021, one shareholder repaid the loan in full, and the Company’s Board resolved to forgive the other two loans in full as a bonus to the remaining two shareholders. As of December 31, 2021 and 2020 the shareholder loan balances totaled $0 and $225 thousand respectively.

14.    Commitments and Contingencies

Operating Leases – The Company leased office space in Georgia and certain other states in the U.S. under various operating lease arrangements, some of which are month-to-month leases arrangements. The Company also has several vehicle leases and corporate apartment leases in Malta requiring monthly payments. As of December 31, 2021, there were no minimum lease commitments related to month-to-month lease arrangements.

The following are the future minimum lease obligations on the Company’s lease agreements as of December 31, 2021:

December 31,	Amount
2022	$370,493
2023	76,725
2024	66,427
2025	59,157
2026	4,669
Total	$577,471

Rental expense totaled $594 thousand and $240 thousand for the years ended December 31, 2021 and 2020, respectively.

Litigation – The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or any of its officers or directors in connection with its business.

15.    Malta Grant

During July 2020 the Company entered into an agreement with the Republic of Malta that would provide for a grant of up to €200 thousand as reimbursement for operating expenses over the first 12 months following Trust Stamp Malta’s incorporation in the Republic of Malta. The Company must provide an initial capital amount of €50 thousand, which is matched with a €50 thousand grant. The remaining €150 thousand are provided as reimbursement of operating expenses 12 months following incorporation.

U.S. GAAP does not provide authoritative guidance regarding the receipt of economic benefits from government entities in return for compliance with certain conditions. Therefore, based on ASC 105-10-05-2, nonauthoritative accounting guidance from other sources was considered by analogy in determining the appropriate accounting treatment. The Company elected to apply International Accounting Standards 20 – Accounting for Government Grants and Disclosure of Government Assistance, and recognizes the expected reimbursements from the Republic of Malta as deferred income. As reimbursable operating expenses are incurred, a receivable is recognized (reflected within “prepaid expenses and other current assets” in the consolidated balance sheets) and income is recognized in a similar systematic basis over the same periods in the consolidated statements of operations. During the years ended December 31, 2021 and 2020, the Company incurred $62 thousand and $190 thousand, respectively, in expenses that are reimbursable under the grant and therefore, recorded these amounts as grant income in the consolidated statements of operations. As of December 31, 2021, all amounts provided for under this grant were received.

16.    Investment in Related Party

In August 2018, Emergent and three of the Company’s shareholders entered into a stock purchase agreement, in conjunction with the Stock Subscription Agreement between the Company and Emergent, whereby Emergent acquired 2,235,575 shares of Class A Shares of Common Stock in the Company in a non-monetary exchange from those shareholders whereby the shareholders obtained 9.62 Class A Units of Emergent.

In July 2019, the Company acquired those 9.62 Class A Units of Emergent from the Company’s shareholders in exchange for 2,235,575 shares of Class A Shares of Common Stock in the Company. The Company did not have any employees on the Emergent Board of Directors or other abilities to influence the Company and our investment. Management recorded the value of these shares on the transaction date at a fair value of $962 thousand, which the Company determined by reference to transactions in the Company’s units, as well as information obtained from Emergent regarding the value of the Emergent units exchanged at the time of the original transaction in August 2018.

In April 2021, the Company was informed that Emergent wound-up operations in December 2020 and was no longer operating. We wrote off our $962 thousand investment in Emergent; this has been recorded within non-operating income (expense) in the consolidated statement of operations for the year ended December 31, 2020.

17.    Subsequent Events

Subsequent events have been evaluated through April 6, 2022, the date these consolidated financial statements were available to be issued.

Regulation CF, D, and S Common Stock and Warrant Offering – On November 19, 2021, we closed the Regulation CF offering, having received binding commitments for 1,250,000 units at $4.00 per unit for a total of $5,000,000 in gross proceeds. We continued to hold closings on investments from investors who subscribed prior to November 19, 2021 until January 10, 2022, at which time we ceased to hold closings, having closed upon a final total of $4,551,900 in gross proceeds from the issuance of 1,137,975 Regulation CF Units to investors in this offering. The Company received $198,420 in gross proceeds from the issuance of 49,605 Regulation CF Units to investors after December 31, 2021.

On January 7, 2022, we closed the public portion of the Regulation D offering, having raised a final total of $863,956 in gross proceeds from the issuance of 215,989 Regulation D Units to investors in this offering. We conducted an additional close on February 2, 2022, receiving gross proceeds of $100,000 and issuing 25,000 Regulation D Units to that investor. The Company received $105,000 in gross proceeds from the issuance of 26,250 Regulation D Units to investors after December 31, 2021.

On January 7, 2022, we closed the Regulation S offering, having raised a final total of $224,416 in gross proceeds from the issuance of 56,104 Regulation S Units to investors in this offering. The Company received $5,000 in gross proceeds from the issuance of 1,250 Regulation S Units to investors after December 31, 2021.

Warrant Exercise - On December 21, 2021, Second Century Ventures, LLC executed a Notice of Exercise to purchase 2,037,560 shares of Class A Common Stock pursuant to the terms of the January 2020 warrant purchase agreement between the Company and SCV. SCV agreed to purchase each SCV warrant for $1.60 for a total purchase price of $3.26 million. Additionally, in the same transaction, REach® Ventures LLC (“REach®”) executed a Notice of Exercise to purchase 400,641 shares of Class A Common Stock pursuant to the terms of the September 2016 warrant purchase agreement between the Company and REach®. REach® agreed to purchase each REach® warrant share for $0.1664 for a total purchase price of $66,667. The closing occurred on January 10, 2022 and resulted in total cash proceeds of $3.33 million to the Company for the combined warrant exercise.

Additional Malta Grant- On January 25, 2022, the Company entered into an additional agreement with the government of Malta for a grant of up to €100 thousand, in terms of the ‘Investment Aid to produce the COVID-19 Relevant Product’ program, to support the proposed investment. The estimated value of the grant is €136,568, at an aid intensity of 75% to cover eligible wage costs incurred after February 1, 2022 in relation to new employees engaged specifically for the implementation of the project. As of reporting date, no amounts have been received regarding the grant.

Nasdaq - Trust Stamp received approval from Nasdaq to have its Class A Common stock listed on the Nasdaq Capital Market under the symbol “IDAI” and trading commenced on January 31, 2022. The Company’s shares continue to trade on the Euronext Growth market in Dublin under ticker symbol “AIID”.

Regulation A Warrant Offering – On January 26, 2022, the Company commenced an offering pursuant to Regulation A in which it qualified for issuance 1,435,068 shares of our Class A Common Stock that may be issued upon exercise of the warrants of the Company issued in the Company’s Regulation Crowdfunding offering (the “Reg CF Warrants”), the Company’s Regulation D offering (the “Reg D Warrants”), and the Company’s Regulation S offering (the “Reg S Warrants”). The Reg CF Warrants, Reg D Warrants, and Reg S Warrants are exercisable into Class A Common Stock of our Company at an exercise price of $4.00 per share, for maximum gross proceeds of $5,740,272. As April 6, 2022, the Company has received $57 thousand in proceeds from the exercise of 14,250 warrants in this offering.

U.S. Immigration and Customs Enforcement (“ICE”) Services Contract Extension – Effective March 27, 2022, Trust Stamp agreed to a bilateral modification of the fixed price purchase order announced in September 2021 with ICE, a federal agency under the U.S. Department of Homeland Security. The modification (which covers software development and services related to rapid enrolment in the ICE alternative to detention program) increases the total contract award value to $7,176,364 from the original $3,920,764 and extends the delivery period until September 26, 2022 (subject to a right of early termination by ICE).

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.      For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.      For the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the registrant is relying on Rule 430B:

(a)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.      For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.      The undersigned registrant hereby undertakes that:

(i)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Atlanta, State of Georgia, on January 10, 2023.

T STAMP INC.

By:	/s/ Gareth Genner
Name:	Gareth Genner
Title:	Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gareth Genner
Gareth Genner, Chief Executive Officer, Director
Date: January 10, 2023

/s/ Alex Valdes
Alex Valdes, Principal Financial Officer, Principal Accounting Officer
Date: January 10, 2023

/s/ Andrew Gowasack
Andrew Gowasack, President, Director
Date: January 10, 2023

/s/ David Story
David Story, Director
Date: January 10, 2023

/s/ William McClintock
William McClintock, Director
Date: January 10, 2023

/s/ Mark Birschbach
Mark Birschbach, Director
Date: January 10, 2023

/s/ Joshua Allen
Joshua Allen, Director
Date: January 10, 2023

/s/ Kristin Stafford
Kristin Stafford, Director
Date: January 10, 2023

/s/ Berta Pappenheim
Berta Pappenheim, Director
Date: January 10, 2023